EXHIBIT 2.1

PURCHASE AGREEMENT AND PLAN OF MERGER

by and among

BOYD INTERACTIVE GAMING, INC.,

a Nevada corporation,

BOYD PHOENIX ACQUISITION, LLC,

a Delaware limited liability company,

BOYD PHOENIX CANADA INC.,

an Ontario corporation,

PALA INTERACTIVE, LLC,

a Delaware limited liability company

PALA CANADA HOLDINGS, LLC,

a Delaware limited liability company

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

a Colorado limited liability company,

solely in its capacity as the Holders Representative

Dated as of March 28, 2022

Article I DEFINITIONS         2

1.1         Definitions         2

Article II MERGER; SHARE PURCHASE CLOSING         26

2.1         The Merger; Effects of the Merger         26

2.2         Share Purchase         26

2.3         Closing; Effective Time         26

2.4         Certificate of Formation and Operating Agreement; Officers and Managers         27

2.5         Effect on Interests         27

2.6         Merger Consideration         28

2.7         Paying Agent; Exchange.         28

2.8         Estimated Closing Statement         29

2.9         Final Closing Statement; Adjustment.         29

2.10         Warrants         33

2.11         Closing Deliverables         33

2.12         Merger Consideration Allocation         36

2.13         Withholding         37

Article III REPRESENTATIONS AND WARRANTIES RELATING TO SELLER         37

3.1         Organization         37

3.2         Authority; Execution and Delivery; Enforceability.         37

3.3         Noncontravention         38

3.4         Title to the Pala Canada Shares         38

3.5         Orders and Proceedings         38

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES         38

4.1         Organization, Good Standing, Qualification         38

4.2         Capitalization.         39

4.3         Authority; Execution and Delivery; Enforceability         40

4.4         No Conflicts; Required Consents         40

4.5         Financial Statements         41

4.6         No Undisclosed Liabilities         41

4.7         Absence of Changes         42

4.8         Certain Assets         43

4.9         Real Property.         43

4.10         Intellectual Property         46

4.11         Material Contracts.         53

4.12         Insurance         55

4.13         Taxes         56

4.14         Proceedings; Orders.         59

4.15         Employee Benefits.         59

4.16         Employees.         62

4.17         Compliance with Applicable Law         65

4.18         Permits         65

4.19         Environmental Matters         66

4.20         Customers         66

4.21         Vendors and Suppliers         67

4.22         Related Party Transactions         67

4.23         Absence of Unlawful Payments         67

4.24         PPP Loan         68

4.25         Brokers         68

4.26         Competition Act         68

Article V REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER COMPANIES         68

5.1         Organization and Good Standing         68

5.2         Authority; Binding Nature of Agreements         68

5.3         No Conflicts; Required Consents         69

5.4         Solvency         69

5.5         Sufficient Funds         69

5.6         Brokers         69

5.7         Proceedings         70

Article VI COVENANTS         70

6.1         Company’s Conduct of the Business Prior to Closing         70

6.2         Access to Information         72

6.3         No Solicitation         73

6.4         Certain Notifications         73

6.5         Governmental Approval; Filings         74

6.6         Efforts         75

6.7         Consents         75

6.8         Employees.         75

6.9         Directors & Officers Indemnification.         78

6.10         Change of Control Payments         78

6.11         Taxes         79

6.12         Expenses         83

6.13         R&W Insurance Policy         83

6.14         Cash on Hand         83

6.15         Use of Name         83

6.16         Restricted Accounts         84

6.17         Reorganization and Transactions Steps         84

6.18         Public Announcements         84

6.19         Cooperation         84

6.20         Waiver of Right of First Refusal         84

6.21         Intercompany Contribution         85

Article VII CONDITIONS TO CLOSING         85

7.1         Conditions to Obligations of Each Party to Effect the Transactions         85

7.2         Conditions to Purchaser’s Obligation to Effect the Transactions         85

7.3         Conditions to the Company’s Obligation to Effect the Transaction         86

Article VIII TERMINATION         86

8.1         Termination         86

8.2         Effect of Termination         88

Article IX HOLDERS REPRESENTATIVE         89

9.1         Designation         89

9.2         Authority         89

9.3         Exculpation         90

9.4         Sharing         90

9.5         Certain Limitations         91

9.6         Successor Representative         91

9.7         Holders Representative Expense Amount         91

9.8         Limitation on Liability of Holders Representative         91

Article X MISCELLANEOUS PROVISIONS         92

10.1         Non-survival         92

10.2         Acknowledgement of No Other Representations and Warranties.         92

10.3         Disclosure Schedule         93

10.4         Interpretation         93

10.5         Further Assurances         94

10.6         No Third-Party Beneficiaries         94

10.7         Notices.         94

10.8         Entire Agreement         96

10.9         Modifications, Amendments and Waivers         96

10.10         Successors and Assigns         96

10.11         Governing Law; Venue; Dispute Resolution; Limited Waivers of Sovereign Immunity         96

10.12         Severability         98

10.13         Specific Performance         98

10.14         Counterparts; Exchanges by Electronic Delivery         98

10.15         Attorneys’ Fees, Costs and Expenses         99

10.16         Conflicts; Waiver; Provision Respecting Legal Representation.         99

10.17         Release         100

Schedules

Schedule I         Holders

Schedule II         Seller Holders

Schedule 1.1         Requisite Gaming Approvals

Schedule 2.11(a)(xiii)         Closing Consents

Schedule 6.7(a) Consents

Schedule 6.7(b) Notices

Exhibits

Exhibit A         Merger Consideration Allocation Schedule

Exhibit B         Example Working Capital Statement

Exhibit C         Transaction Consideration Allocation Schedule

Exhibit D         Paying Agent Agreement

Exhibit E         Form of Letter of Transmittal

Exhibit F         Form of Joinder

Exhibit G         Warrant Cancellation Agreement

Exhibit H         Form of Escrow Agreement

PURCHASE AGREEMENT AND PLAN OF MERGER

THIS PURCHASE AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 28, 2022 (the “Effective Date”) by and among Boyd Interactive Gaming, Inc., a Nevada corporation (“Purchaser”), Boyd Phoenix Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), Boyd Phoenix Canada Inc., an Ontario corporation (“Canadian AcquisitionCo” and together with Purchaser and Merger Sub, collectively, the “Purchaser Companies” and each, a “Purchaser Company”), Pala Interactive, LLC, a Delaware limited liability company (the “Company”), Pala Canada Holdings, LLC, a Delaware limited liability company (“Seller”), and Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the appointed representative of the Holders (defined below), the “Holders Representative”). Each of Purchaser, Merger Sub, and the Company is referred to individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, the holders listed on Schedule I (the “Unitholders”) own the Class A, Class B and Class C membership interests of the Company next to his, her or its name on Schedule I, which constitute all of the issued and outstanding Class A, Class B and Class C membership interests of the Company (collectively, the “Interests”) and the Warrantholder owns the Warrants for Class B membership interests of the Company next to its name on Schedule I, which constitute the only Warrants of the Company (the Warrantholder, together with the Unitholders, the “Holders”);

WHEREAS, the holders listed on Schedule II (the “Seller Holders”) own all of the issued and outstanding membership interests of Seller, all of which are designated as membership interests (collectively, the “Seller Interests”);

WHEREAS, the Company owns all of the issued and outstanding shares of Pala Interactive Canada Inc., a corporation duly incorporated under the laws of Ontario (“Pala Canada”), which owns all of the issued and outstanding shares of Pala GP ULC, an unlimited liability company incorporated under the laws of British Columbia (“Pala Canada GP”), which, along with Pala Canada, owns all of the issued and outstanding limited partnership interests of Pala Interactive Canada Limited Partnership, a limited partnership formed under the laws of Ontario (“Pala Canada LP”, and together with the Company, Pala Canada and Pala Canada GP, collectively, the “Acquired Companies” and each, an “Acquired Company”);

WHEREAS, immediately prior to the Closing, Seller will acquire all of the issued and outstanding shares in the capital of Pala Canada (the “Pala Canada Shares”) from the Company in exchange for an unsecured, non-interest bearing promissory note (the “Promissory Note”) with a principal amount equal to the Share Purchase Consideration (as defined below) (the “Reorganization”);

WHEREAS, Purchaser desires to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”) and Canadian AcquisitionCo desires to acquire (the “Share Purchase”) from Seller the Pala Canada Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors or boards of managers, as applicable, of Purchaser, Merger Sub, Canadian AcquisitionCo, the Company and Seller have approved and declared advisable (i) the Reorganization, the Share Purchase and the Merger upon the terms and subject to the conditions of this Agreement and (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and the Company has provided evidence of such approval to Purchaser prior to or concurrently with the execution of this Agreement;

WHEREAS, the respective boards of directors or board of managers of Purchaser, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective companies; and

WHEREAS, prior to or concurrently with the execution of this Agreement, the Company has delivered to Purchaser the written consent of Holders holding, in the aggregate, not less than (x) seventy-five percent (75%) of the Interests and (y) not less than seventy-five percent (75%) of the Seller Interests approving and consenting to (i) the Reorganization, the Share Purchase and the Merger, upon the terms and subject to the conditions of this Agreement and (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants, obligations and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions stated herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement have the meanings following below:

“280G Stockholder Approval Requirements” has the meaning set forth in Section 6.8(d).

“Accounting” has the meaning set forth in Section 6.16.

“Acquired Companies” has the meaning set forth in the Recitals.

“Acquired Companies Released Parties” has the meaning set forth in Section 10.17.

“Adjustment Escrow Amount” means $350,000, plus any interest accrued thereon in accordance with the Escrow Agreement.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For these purposes, the term “control” means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the Equity Securities of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.12.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable state, foreign or multijurisdictional antitrust Applicable Laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local, municipal, foreign or other law, statute, regulation, rule, ordinance, code, Order, edict, decree, proclamation, treaty, convention, requirement, legislation, constitution, principle of common law, that has been enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the date of this Agreement, by any Governmental Authority and that applies to such Person, its business or its properties.

“Base Purchase Price” means the sum of (a) One Hundred Seventy Million dollars ($170,000,000) plus, (b) if and when the Company receives the PA Operating Licenses, a dollar amount equal to 50% of the PA Operating Licenses Fee.

“Binder Agreement” has the meaning set forth in Section 6.13.

“Brownstein” has the meaning set forth in Section 10.16(a).

“Brownstein Attorney Client Communications” has the meaning set forth in Section 10.16(b).

“Business” means the businesses conducted or proposed to be conducted by the Acquired Companies as of the Effective Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, New York, New York or Las Vegas, Nevada are authorized or required by Applicable Law to close.

“Canada’s Anti-Spam Legislation” or “CASL” means the Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, S.C. 2010, c. 23, and all regulations promulgated thereunder, in each case, as amended, supplemented or replaced from time to time.

“Canadian AcquisitionCo” has the meaning set forth in the first sentence to this Agreement.

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Applicable Law, as may be amended and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notice 2020-65 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Authority.

“Cash” means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, deposits, marketable securities and other similar cash items of the Acquired Companies; provided, however, that Cash shall not include any funds contained in any Restricted Account.

“Certificate of Formation” has the meaning set forth in Section 2.3.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CEM” means a commercial electronic message as defined in CASL.

“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related direct or indirect wage subsidy offered by a Canadian federal, provincial, or local Governmental Authority.

“CEWS Return” means any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of CEWS.

“Change of Control Payment” means any cash payment that is due and payable to any current or former officer, director, employee or independent contractor of the Acquired Companies upon, as a result of, or in connection with, the consummation of the Transactions, in each case, together with the employer portion of any applicable payroll, employment, social security and other similar Taxes for which the Acquired Companies are liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Acquired Companies in respect thereof.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means the aggregate amount of Cash of the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing Date.

“Closing Net Working Capital” means Net Working Capital of the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first sentence of this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 4.15(a).

“Company Confidential Information” has the meaning set forth in Section 10.16(b).

“Company Data” means all confidential or sensitive data, information, and data compilations contained in the Company IT Systems or any databases of each Acquired Company, including Personal Data and Intellectual Property that derives its value from not being publicly known, that are used by, or necessary to the business of, each Acquired Company.

“Company Employees” has the meaning set forth in Section 6.8(a).

“Company IP Assets” means all Intellectual Property Rights and Technology of any Acquired Company that are used, held for use or practiced by such Acquired Company, including any Intellectual Property Rights and Technology incorporated into or otherwise used, held for use or practiced in connection with any Company Products and Services, including the Company Proprietary Slot/Table/Poker Games.

“Company IT Systems” has the meaning set forth in Section 4.10(q).

“Company Privacy Policies” means any (a) internal or external past or present data protection, data usage, privacy or security policy of each of the Acquired Companies, (b) public statements, representations, obligations, promises, or commitments relating to privacy, security, or the Processing of Personal Data, and (c) policies and obligations applicable to each Acquired Company as a result of any certification or Contract relating to privacy, security, or the Processing of Personal Data.

“Company Products and Services” mean all products and services (including Software and Databases) owned, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise made available, distributed or provided (or planned or envisioned to be owned, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise made available, distributed or provided) by, for or on behalf of any Acquired Company at any time since such Acquired Company’s inception (including all versions and releases thereof, whether already made available, distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, titles and other branding elements associated with such products and services. “Company Products and Services” includes the Company Proprietary Slot/Table/Poker Games.

“Company Proprietary Slot/Table/Poker Games” means any Slot/Table/Poker Games owned, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise made available, distributed or provided (or planned or envisioned to be owned, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise made available, distributed or provided) by, for or on behalf of any Acquired Company at any time since such Acquired Company’s inception (including all versions and releases thereof, whether already made available, distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, titles and other branding elements associated with such Slot/Table/Poker Games.

“Company Software” means all Software owned by or developed by or for an Acquired Company and all Software that is used in the development, delivery, hosting, provision, operation, or distribution of any Company Products and Services.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any broker, advisor or finder, and all fees and expenses of any audit firm or accountants) incurred or otherwise payable by or on behalf of the Acquired Companies and their respective Affiliates in connection with the Transactions and any related or prior sale, financing or special purpose acquisition company business combination, including any brokerage or investment banking fees or commissions incurred by the Acquired Companies, (b) any retention bonus, change of control bonus (including any Change of Control Payment), severance, termination or similar amounts, payments or benefits to any employees of the Acquired Companies that the Acquired Companies are obligated to pay at the Closing or in connection with the consummation of the Transactions, including the amount of the employer portion of any payroll, social security, Medicare, unemployment or similar Taxes related thereto, and (c) fifty percent (50%) of the fees and expenses of the Escrow Agent.

“Competing Party” has the meaning set forth in Section 6.3.

“Competing Transaction” has the meaning set forth in Section 6.3.

“Competition Act” means the Competition Act (Canada), R.S.C., 1985, c. C-34, as amended, including the regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 12, 2021 between the Company and Boyd Gaming Corporation, as modified, amended and supplemented.

“Consents” means all consents, approvals, authorizations, qualifications, and waivers from a Governmental Authority, including, without limitation, Gaming Authorities, or a third party.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other enforceable arrangement, understanding, undertaking or obligation.

“Copyleft License” means any license that requires (or purports to require), as a condition of use, modification or distribution of Software or other Technology subject to such license, that such Software or other Technology subject to such license, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., in source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow Company Products and Services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Applicable Law) or (d) be redistributable at no license fee. Without limiting the foregoing, Copyleft Licenses include the Affero General Public License, the Server Side Public License (SSPL), the GNU General Public License, the GNU Lesser General Public License, the Elastic License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of each Acquired Company.

“Databases” means databases and other compilations or collections of data or information.

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“Determination Date” has the meaning set forth in Section 2.9(d).

“Digital Media Tax Credit Amount” means the aggregate dollar amount of the Ontario interactive digital media tax credits due and owing to the Acquired Companies as of the Closing.

“Direction Letter” means the letter agreement by and among Purchaser, Canadian AcquisitionCo, Seller and the Company whereby (a) Seller acknowledges its right to receive from Canadian AcquisitionCo the Share Purchase Consideration in exchange for the Pala Canada Shares and directs Canadian AcquisitionCo to pay the Share Purchase Consideration to the Company as repayment of the Promissory Note in full satisfaction of Canadian AcquisitionCo’s obligations to Seller pursuant to the Share Purchase and (b) the Company acknowledges its right to receive from Seller the Share Purchase Consideration as repayment of the Promissory Note and directs Purchaser to pay the Pala Redemption Amount to the Paying Agent to effect the Pala Redemption in full satisfaction of Seller’s obligations to the Company under the Promissory Note.

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute” has the meaning set forth in Section 10.16(a).

“Disputed Item” has the meaning set forth in Section 2.9(d).

“Disqualified Individual” has the meaning set forth in Section 6.8(d).

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“Domain Names” means domain names and uniform resource locators.

“Effective Date” has the meaning set forth in the first sentence of this Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End User” means any Person that subscribes to, registers an account on or through, or otherwise accesses or makes use of any Company Products and Services.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment, (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (e) protecting resources, species or ecological amenities, (f) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance, (g) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention, (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, (i) the authority of any Governmental Authority regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts, and (j) the protection or preservation of public health or the Environment.

“Environmental Permits” has the meaning set forth in Section 4.19.

“Equity Security” means (a) any common, preferred, or other capital stock or shares, limited liability company interest, unit or membership interest, partnership interest or similar security, (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a), (c) any other security containing equity features or profit participation features, (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes), and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” has the meaning set forth in Section 4.15(a).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Escrow Agent” means Truist Bank.

“Escrow Agreement” means the escrow agreement among Purchaser, the Company and the Holders Representative set forth on Exhibit H.

“Estimated Closing Cash” has the meaning set forth in Section 2.8.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.8.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.8.

“Estimated Closing Statement” has the meaning set forth in Section 2.8.

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.8.

“Estimated Merger Consideration” means a dollar amount equal to (a) the Base Purchase Price, plus (b) Estimated Closing Cash, minus (c) Estimated Closing Indebtedness, (d)(i) plus the absolute value of the amount, if any, by which Estimated Closing Net Working Capital exceeds $1,200,000 or (ii) minus the absolute value of the amount, if any, by which Estimated Closing Net Working Capital is less than Target Net Working Capital, as applicable, minus (e) Estimated Company Transaction Expenses, and minus (f) the Pala Redemption Amount. For the avoidance of doubt, the Estimated Merger Consideration includes a portion of the Warrant Cancellation Payment.

“Excess Parachute Payments” has the meaning set forth in Section 6.8(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Tax Refund” means any Tax refund (a) received as a result of the carryback of a loss generated post-Closing or (b) reflected as an asset in the calculation of the Final Merger Consideration.

“Extended Outside Date” has the meaning set forth in Section 8.1(b).

“Final Closing Calculations” has the meaning set forth in Section 2.9(a).

“Final Closing Cash” has the meaning set forth in Section 2.9(a).

“Final Closing Indebtedness” has the meaning set forth in Section 2.9(a).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.9(a).

“Final Closing Statement” has the meaning set forth in Section 2.9(a).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.9(a).

“Final Merger Consideration” means a dollar amount equal to (a) the Base Purchase Price, plus (b) Final Closing Cash, minus (c) Final Closing Indebtedness, (d)(i) plus the absolute value of the amount, if any, by which Final Closing Net Working Capital exceeds $1,200,000 or (ii) minus the absolute value of the amount, if any, by which Final Closing Net Working Capital is less than Target Net Working Capital, as applicable, minus (e) Final Company Transaction Expenses, and minus (f) the Pala Redemption Amount. For the avoidance of doubt, the Final Merger Consideration includes a portion of the Warrant Cancellation Payment.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fraud” means common law fraud under Delaware Applicable Law with respect to a representation or warranty expressly set forth in Article III, Article IV, Article V of this Agreement or any certificate delivered pursuant to this Agreement and as it relates to a Person. Notwithstanding the foregoing, in no event shall “Fraud” be deemed to include (and neither Purchaser nor the Holders shall have any remedy or cause of action for) equitable fraud, constructive fraud, recklessness or negligent misrepresentation.

“Fundamental Representations” means the representations and warranties of (a) Seller set forth in Section 3.1 (Organization), Section 3.2 (Authority; Qualification; Enforceability), Section 3.3 (Noncontravention), and Section 3.4 (Title to the Pala Canada Shares) and (b) the Company set forth in Section 4.1 (Organization; Standing; Qualification), Section 4.2 (Capitalization), Section 4.3 (Authority; Execution and Delivery; Enforceability) and Section 4.25 (Brokers).

“Further Extended Outside Date” has the meaning set forth in Section 8.1(b).

“GAAP” means generally accepted accounting principles in the United States in effect as of the Closing Date, applied on a basis consistent with the past practices of the Acquired Companies.

“Gaming” or “Gaming Activities” means the conduct of gaming, gambling and betting activities, the ownership and operation of gaming facilities, or the ownership, manufacture, supply or use of gaming devices, equipment and supplies in the operation of a casino, online platform or other enterprise, including, without limitation, slot machines, gaming tables, sports and race wagering systems, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, online real money poker, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems and related and associated equipment and supplies.

“Gaming Approvals” means all approvals, licenses, permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions required, issued or granted by any Gaming Authority or under any Gaming Laws that are necessary, proper or advisable to consummate the Transactions.

“Gaming Authorities” means collectively, those international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority, control or jurisdiction over or responsibility for the regulation of Gaming Activities within any jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which any of the Parties or their respective Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means any Applicable Law pursuant to which any Gaming Authority possesses regulatory, permit or licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest (whether direct or indirect) in a Person that conducts Gaming Activities, together with any Gaming Licenses in any jurisdiction, all written and unwritten policies, standards, directives and rules of any Gaming Authority and all written and unwritten interpretations by any Gaming Authority of such Applicable Laws, policies, standards, directives or rules in each case, as amended from time to time.

“Gaming Licenses” means all Permits, including any condition or limitation placed thereon, that are necessary for a Person or its Affiliates to own and operate its Gaming Activities, under the applicable Gaming Laws.

“Government Person” has the meaning set forth in Section 4.23.

“Governmental Approval” means any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law, or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational, Tribal Authority, indigenous peoples sovereign nation, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), (d) multinational organization or body, (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature or (f) Gaming Authority.

“Hazardous Material” means (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, polychlorinated biphenyl, or per- and polyfluoroalkyl substances, (b) any waste, gas or other substance or material that is explosive or radioactive, (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Applicable Law (including Environmental Law), (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Applicable Law (including Environmental Law), which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence of any solid, liquid, gas, odor, noise or form of energy, and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above.

“Holder Released Claims” has the meaning set forth in Section 10.17.

“Holder Releasing Parties” has the meaning set forth in Section 10.17.

“Holders” has the meaning set forth in the Recitals.

“Holders Representative” has the meaning set forth in the first sentence of this Agreement.

“Holders Representative Expense Account” has the meaning set forth in Section 9.7.

“Holders Representative Expense Amount” means an amount equal to $100,000.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money (other than trade payables incurred in the ordinary course of business of such Person which are not more than 90 days past due and employee compensation incurred in the ordinary course of business of such Person) and (ii) indebtedness evidenced by notes, mortgages, debentures, bonds, indentures or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors of such Person and all other accrued current liabilities of such Person), (c) all obligations under leases required to be capitalized in accordance with GAAP (other than obligations under any leases associated with the Leased Real Property), (d) any unfunded or underfunded liabilities pursuant to any Company Benefit Plan and any other earned but unpaid compensation (including salary, wages and paid time off) for any period prior to the Closing Date, including the amount of the employer portion of any payroll, social security, Medicare, unemployment or similar Taxes related thereto, and (e) all obligations of the type referred to in clauses (a) through (d) of any other Person (other than any Affiliate of such Person) the payment of which such Person is liable as guarantor or surety (but only to the extent such Person is found to be liable as a guarantor or surety), and (f) all accrued but unpaid Taxes for the taxable period (or portion thereof) ending on the Closing Date, including all payroll Taxes deferred under the CARES Act and including Taxes on any foreign exchange gain incurred by Pala Canada in connection with the Intercompany Contribution; provided, however, “Indebtedness” shall not include any amounts included in the calculation of Net Working Capital.

“Independent Accountants” has the meaning set forth in Section 2.9(c).

“Information Security Program” means a written information security program that implements and monitors commercially reasonable administrative, technical and physical safeguards in compliance with Privacy Requirements and that are consistent with one or more relevant industry standards designed to ensure the security, confidentiality, availability, and integrity of any Company Data owned, controlled, maintained, held, or Processed by each Acquired Company or Data Processors and to protect such Company Data within the possession or control of the Acquired Companies against loss, damage, unauthorized access, unauthorized use, unauthorized modification, unauthorized disclosure, or other misuse, including disaster recovery, business continuity, incident response, and security plans, procedures and facilities.

“Insurance Policies” has the meaning set forth in Section 4.12.

“Intellectual Property Licenses” means (a) any grant to a Person of any license, right or authorization to use or practice, or any covenant not to assert claims or immunity or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Company IP Assets, and (b) any grant to any Acquired Company of any right or authorization to use or practice or any covenant not to assert claims or immunity or release from any claim of damages for infringement, unauthorized use or disclosure, or misappropriation of any Person’s Intellectual Property Rights or Technology.

“Intellectual Property Rights” means any and all rights, title, and interest, whether protected, created or arising under the laws of the United States or any other jurisdiction (whether statutory, common law or otherwise), arising from, relating to, or associated with Technology, including rights of the following types: (a) Patents, (b) Trademarks, (c) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights, (d) Trade Secrets, (e) rights with respect to Databases, (f) rights with respect to Domain Names, and (g) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights in and to apply for and maintain all registrations and applications, to sue for all past, present, and future infringement, violations, unauthorized uses or disclosures, or misappropriation of any rights relating thereto, and to settle and retain proceeds from any such actions, and all contractual and other entitlements to royalties and other payments for the use or practice thereof.

“Intercompany Agreement” means any agreement or transaction between any Holder or its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand.

“Intercompany Contribution” has the meaning set forth in Section 6.21.

“Intercompany Contribution Agreement” has the meaning set forth in Section 6.21.

“Interest Consideration Amount” has the meaning set forth in Section 2.7(c).

“Interests” has the meaning set forth in the Recitals.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“IRS” means the Internal Revenue Service.

“Joinder” has the meaning set forth in Section 2.7(c).

“Knowledge Group” means each of Jim Ryan, Brad Gibson, Uri Kozai and Mike O’Malley.

“Knowledge of the Company” and other phrases of like substance mean the actual knowledge of the members of the Knowledge Group after reasonable inquiry concerning the existence of such fact or other matter. Notwithstanding the foregoing, “reasonable inquiry” will not require any of the members of the Knowledge Group to make inquiries of any Governmental Authority, customer, landlord, supplier or vendor, in each case, as to the facts or matters represented or warranted.

“Leased Real Property” has the meaning set forth in Section 4.9(a).

“Leased Real Property Documents” has the meaning set forth in Section 4.9(a).

“Letter of Transmittal” has the meaning set forth in Section 2.7(c).

“Liability” means any debt, obligation, liability, Tax of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent or indirect liability).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, when taken individually or together with all other events, changes and effects, is or is reasonably likely to have a materially adverse effect on the financial condition, properties, assets, Liabilities, business, operations, results of operations or prospects of the Acquired Companies or the Business, taken as a whole, or the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement; provided, however, in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (a) a change in general political, economic, or financial market conditions, except to the extent that such change would reasonably be expected to have a materially disproportionate impact on the Acquired Companies, taken as a whole, as compared to their competitors, (b) a change that affected the industries in which the Acquired Companies operate generally, except to the extent that such change would reasonably be expected to have a materially disproportionate impact on the Acquired Companies, taken as a whole, as compared to their competitors, (c) any changes after the date of this Agreement in GAAP or Applicable Law, (d) natural disaster, sabotage, acts of terrorism or war (whether or not declared), civil unrest, riots or other outbreak of hostilities or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, (e) the existence, occurrence or continuation of the virus SARS-CoV2 or the disease COVID-19 caused by such virus (as each of the virus and the disease have been identified by the World Health Organization) or any shelter-in-place or stay at home order issued by any Governmental Authority in response thereto or the cessation of commerce or closing of businesses in response thereto, except to the extent that such existence, occurrence or continuation would reasonably be expected to have a materially disproportionate impact on the Acquired Companies, taken as a whole, as compared to their competitors, (f) the failure of the Acquired Companies to achieve sales projections or budgeted profit margins, (g) the announcement of the pendency of this Agreement or the Transactions, or (h) any actions taken or omitted to be taken at the specific written request or with the prior written consent of Purchaser and the consequences thereof (including as expressly contemplated by this Agreement and the Disclosure Schedules hereto).

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Permits” has the meaning set forth in Section 4.18.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration Allocation Schedule” means the schedule on Exhibit A setting forth (a) each Holder’s name, (b) the number of Interests held by each Unitholder, and the number of Warrants held by the Warrantholder, as of immediately prior to the Closing, (c) each Holder’s Pro Rata Share, and (d) when determined and reflected on the Updated Merger Consideration Allocation Schedule, (i) each Unitholder’s Pro Rata Share, expressed as a dollar amount, of the Estimated Merger Consideration, Pala Redemption Amount and the Net Closing Payment each Unitholder will be entitled to receive in accordance with Section 2.5, and the Warrantholder’s Pro Rata Share, expressed as a dollar amount, of the Estimated Merger Consideration, Pala Redemption Amount and the Net Closing Payment, which will be paid to the Warrantholder as the Warrant Cancellation Payment in accordance with Section 2.10; and (ii) such Unitholder’s Interest Consideration Amount in respect of its Interests, and the Warrantholder’s Warrant Cancellation Payment.

“Net Closing Payment” means a dollar amount equal to (a) the Estimated Merger Consideration, minus (b) Adjustment Escrow Amount, and minus (c) Holders Representative Expense Amount.

“Net Working Capital” means, as of any date, the aggregate consolidated current assets of the Acquired Companies, minus the aggregate consolidated current liabilities of the Acquired Companies, all as determined in accordance with GAAP, and only including those line items set forth on, the example working capital statement on Exhibit B; provided, however, that for the avoidance of doubt “Net Working Capital” shall not include any amounts that are included in or with respect to (a) Cash, (b) intercompany accounts, arrangements or understandings or Contracts to be settled or eliminated prior to the Closing, (c) any deferred Tax assets and deferred Tax liabilities, (d) Indebtedness, (e) any Liabilities for Transfer Taxes, (f) Change of Control Payments, the Holders Representative Expense Amount and Company Transaction Expenses, (g) all Ontario interactive digital media tax credits due to the Acquired Companies as of the Closing, including the Digital Media Tax Credit Amount, and (h) any amounts held in Restricted Accounts and any liabilities of the Acquired Companies associated therewith.

“Objection Notice” has the meaning set forth in Section 2.9(c).

“Objection Period” has the meaning set forth in Section 2.9(b).

“Open Source Technology” means Software or other Technology that is subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any Apache License, BSD License, MIT License, any Creative Commons License, and any Copyleft License.

“Operating Agreement” means that certain Amended and Restated Operating Agreement for the Company, dated as of July 23, 2021, by and among the members of the Company listed therein (as amended, supplemented, restated or otherwise modified from time to time).

“Order” means any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Company IP Assets” means any and all Company IP Assets that are owned in whole or in part by any Acquired Company (or any Acquired Company claims or purports to own in whole or in part), including, but not limited to, the Registered IP Assets.

“PA Operator Licenses” mean a final and unappealable (pursuant to 4 Pa.C.S. § 1204) Interactive Gaming Operator License and a final and unappealable (pursuant to 4 Pa.C.S. § 1204) Sports Wagering Operator License each issued by the Pennsylvania Gaming Control Board.

“PA Operator Licenses Fee” means the aggregate dollar amount, net of any credits actually received, paid by the Company to the Pennsylvania Gaming Control Board for the PA Operating Licenses, which amount is anticipated to be $1,050,000.

“Pala Canada” has the meaning set forth in the Recitals.

“Pala Canada GP” has the meaning set forth in the Recitals.

“Pala Canada LP” has the meaning set forth in the Recitals.

“Pala Canada Shares” has the meaning set forth in the Recitals.

“Pala Redemption” has the meaning set forth in Section 2.2(c).

“Pala Redemption Amount” means the dollar amount repaid to the Company in respect of the Promissory Note. For the avoidance of doubt, the Pala Redemption Amount includes a portion of the Warrant Cancellation Payment.

“Pala Tribe” means Pala Band of Mission Indians, a federally recognized sovereign Indian Tribe.

“party” or “parties” has the meaning set forth in the opening paragraph of this Agreement.

“Patents” means all letters patent, industrial design registrations and rights accorded under patent law and industrial design systems, utility models, design rights, or equivalent forms of protection for intellectual property, and applications therefor, including continuations, divisionals, continuations-in-part, reissues, reexaminations, combinations, revisions, substitutions, renewals, and extensions thereof, and patents issuing thereon.

“Paying Agent” means Truist Bank.

“Paying Agent Agreement” has the meaning set forth in Section 2.7(a).

“Paying Agent Schedule” means a schedule to be provided by the Company to Purchaser pursuant to Section 2.8, which shall set forth:

(i)    (A) the names and addresses of the Unitholders, (B) the number of Interests held by each Unitholder, (C) the Pro Rata Share of each Unitholder, (D) the amount of cash from the Exchange Fund (as defined in the Paying Agent Agreement and held by the Paying Agent pursuant to the Paying Agent Agreement) payable to each Holder (based on its Pro Rata Share of the Net Closing Payment and the Pala Redemption Amount), and (E) the amount of any applicable withholding taxes payable with respect to each Unitholder and the appropriate taxing authorities to which any withholding taxes set forth on the schedule are required to be paid, and all other information reasonably necessary to enable the Paying Agent to complete required cost basis tax reporting; and

(ii)    (A) the name and address of the Warrantholder, (B) the amount of the Warrant Cancellation Payment, (C) the amount of any applicable withholding taxes payable with respect to the Warrantholder and the appropriate taxing authorities to which any withholding taxes set forth on the schedule are required to be paid, and (D) wire transfer instructions for the account of the Warrantholder to which the Warrant Cancellation Payment should be made.

“Payoff Letters” has the meaning set forth in Section 2.11(a)(viii).

“PBMI” has the meaning set forth in the opening paragraph of this Agreement.

“Permits” means any permit, license, certificate, registration, qualification, authorization, exemption, variance or Gaming License or Governmental Approval issued by or granted by or obtained from any Governmental Authority (including any Gaming Authority)` or pursuant to any Applicable Law (including any Gaming Law).

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, (b) purchase money Encumbrances and Encumbrances securing rental payments, (c) easements, covenants, rights-of-way and other restrictions of record, (d) zoning, building and other similar restrictions, (e) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, and (f) unrecorded easements, covenants, rights-of-way and other similar restrictions.

“Person” means any individual or natural person, Governmental Authority or Entity of any kind.

“Personal Data” means information relating to, identifying, or reasonably capable of being associated with, or which could reasonably be linked, directly or indirectly, with an identified or identifiable individual, or household, including, but not limited to, (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, online identifier, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier, and any other information used or intended to be used to directly or indirectly identify, contact, or precisely locate an individual or device, (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements, or (c) any other information that is otherwise governed by Privacy Requirements.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.9(g)(ii).

“PPP Loan” means the loan issued to the Acquired Companies pursuant to that certain Note, dated as of May 2, 2020, in the amount of $278,300, entered into by and between the Company and First Home Bank, a Florida banking corporation, in connection with the SBA’s Paycheck Protection Program.

“Pre-Closing Tax Period” means a taxable year ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date, determined in accordance with Section 6.11(a).

“Pre-Closing Taxes” means, without duplication, any and all Taxes (provided that the amount set forth herein cannot be a negative number) (a) imposed on or with respect to the Acquired Companies, the Equity Securities of the Acquired Companies, or the assets, business, operations or activities of the Acquired Companies, as applicable, for any Pre-Closing Tax Period, (b) attributable to any transactions occurring in the Pre-Closing Tax Period that are includable under Section 951, Section 951A or Section 956 of the Code in the taxable income of any Acquired Company or the Purchaser after the Closing, determined on a “closing of the books basis” as if the books of the Acquired Companies were closed at the close of the Closing Date, or (c) attributable to any inclusion under Section 965 of the Code by any Acquired Company.

“Privacy Requirements” means any and all Applicable Laws, industry requirements, and Contractual provisions relating to the protection, privacy, security or other Processing of Personal Data that are applicable to the Acquired Companies, including, but not limited to, (a) Applicable Laws relating to data protection, information security, cybercrime, security incident notification, Social Security number protection, direct marketing and other communications, including the Personal Information Protection and Electronic Documents Act, S.C. 2000, c. 5(Canada), equivalent private sector privacy laws enacted by the Canadian provinces and CASL, (b) Contractual provisions relating to the Processing of Personal Data by or on behalf of the Acquired Companies, and (c) each rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards that are applicable to the Acquired Companies, including the Payment Card Industry Data Security Standard (“PCI-DSS”) with respect to any payment card data that the Company has collected or handled.

“Pro Rata Share” means, with respect to each Holder, the percentage set forth opposite each Holder’s name on Schedule I and on the Merger Consideration Allocation Schedule.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer modification, or any other processing (as defined by Privacy Requirements) of Company Data.

“Promissory Note” has the meaning set forth in the Recitals.

“Proprietary Information and Invention Agreement” means a written agreement between an employee and an Acquired Company (a) sufficient to irrevocably assign or waive, in the case of moral rights, all Technology and Intellectual Property Rights to such Acquired Company that were developed by such employee during the course of, and within the scope of, such employee’s employment with the Acquired Company and (b) containing confidentiality provisions protecting the Company IP Assets and any confidential information or trade secrets provided to such Acquired Company by any Person under an obligation of confidentiality, with each such agreement substantially on such Acquired Company’s standard form of proprietary information and invention agreement for employees.

“Purchaser” has the meaning set forth in the first sentence of this Agreement.

“Purchaser Companies” has the meaning set forth in the first sentence of this Agreement.

“Purchaser Group” has the meaning set forth in Section 10.16(a).

“R&W Insurance Costs” means all of the costs of the R&W Policy including the premium, retention amounts, surplus lines, Taxes, fees, required quality of earnings report and any related broker compensation and underwriting fee.

“R&W Insurer” has the meaning set forth in Section 6.13.

“R&W Policy” has the meaning set forth in Section 6.13.

“Registered IP Assets” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, and registered Trademarks, and Domain Names (a) owned or purported to be owned by, (b) under obligation of assignment to, or (c) for which applications are filed in the name of, in each case, an Acquired Company.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escape, injection, deposit, disposal, dispersal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Released Claims” means all past, present and future disputes, claims, counter-claims, controversies, demands, rights, obligations, Liabilities, judgments, damages, accountings, actions and causes of action of every kind and nature and any other Proceeding, including (a) any unknown, unsuspected or undisclosed claim, and (b) any claim or right that may be asserted or exercised by a Holder in its capacity as an equityholder, member or director of the Company, in each case, relating to any circumstance, matter, action, omission or event occurring or existing on or prior to the Closing; provided that the following shall not be considered Released Claims: claims arising from rights of the Holders (i) under this Agreement and (ii) under any indemnification, exculpation or advancement of expenses provisions for the benefit of members, directors, managers or officers contained in the Organizational Documents of the Acquired Companies.

“Representatives” means officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries, lenders and other representatives and agents of a Person.

“Represented Group” has the meaning set forth in Section 10.16(a).

“Requisite Gaming Approvals” means the Gaming Approvals set forth on Schedule 1.1.

“Restricted Account” means any account established and maintained by any Acquired Company with respect to (a) online real money Gaming products, whereby end users (i.e., players) of such online real money Gaming products, deposit and withdraw funds for use on such online real money Gaming business to consumer products, through which bets, fees and winnings will be credited or debited and (b) any gross gaming revenue of any business to business customer of the Acquired Companies, or any end user (i.e., players) funds for deposit and withdraws for use on such business to business customer’s online real money Gaming business to consumer products.

“SBA” means the U.S. Small Business Administration.

“Section 280G” has the meaning set forth in Section 6.8(d).

“Section 280G Waiver” has the meaning set forth in Section 6.8(d).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“Security Incident” has the meaning set forth in Section 4.10(w).

“Seller” has the meaning set forth in the first sentence of this Agreement.

“Seller Interests” has the meaning set forth in the Recitals.

“Seller Returns” has the meaning set forth in Section 6.11(a).

“Share Purchase” has the meaning set forth in the Recitals.

“Share Purchase Consideration” means Thirty Million Dollars ($30,000,000), subject to any adjustments that are proposed by Purchaser at least ten (10) Business Days prior to the Closing and are reasonably acceptable to Seller.

“Short-Year Returns” has the meaning set forth in Section 6.11(a).

“Slot/Table/Poker Game(s)” means (a) games of chance, permitted to be provided pursuant to the Gaming Laws in the applicable Gaming Jurisdiction, that are of a type of game that is played in casinos (including, but not limited to: non peer-to-peer poker, roulette, baccarat, blackjack, craps, big six wheel, keno, slot machines, mini-baccarat, red dog, pai gow, and sic bo), and (b) the game of peer-to-peer poker, which may include variants of cash game poker and/or tournament poker, as permitted under the Gaming Laws in the applicable Gaming Jurisdiction, including any such games sold, licensed, marketed, or otherwise made available, distributed or provided to operators of online real money Gaming products in various jurisdictions on a business-to-business basis, as a software-as-a-service.

“Social Media Account Names” means any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered, used or held for use by or for each Acquired Company with respect to a Social Media Account.

“Social Media Accounts” means all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any social media, gaming, crowdsourcing or social networking or content-sharing website, application or online service.

“Software” means computer software and Databases and other compilations or collections of data or information, together with, as applicable, object code, source code, firmware, files, development tools, application programming interfaces or user interfaces and embedded versions thereof, and documentation related thereto.

“Standard Form IP Contract” means each standard form of Intellectual Property License used by any Acquired Company at any time, including each standard form of the following types of agreements, to the extent an Acquired Company actually utilizes such a standard form in the conduct of its business: (a) end user license agreement, subscription agreement, or terms of use or terms of service, (b) software license, software-as-a-service or cloud-based services agreement, (c) software development kit (SDK) or API agreement, (d) distributor, reseller or sales representative agreement, (e) agreement with employees, (f) professional services, outsourced development, support, maintenance, vendor, consulting, or independent contractor agreement, and (g) confidentiality or nondisclosure agreement.

“Straddle Period” has the meaning set forth in Section 6.11(c).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any Subsidiary of such Person is a general partner or managing member or (b) such Person, any one or more of its Subsidiaries, or such Person and one or more of its Subsidiaries, directly or indirectly, own or control at least fifty percent (50%) of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors, governing body, or others performing similar functions with respect to such corporation or other organization.

“Surviving Entity” has the meaning set forth in Section 2.1(a).

“Target Net Working Capital” means $800,000.

“Tax” means (a) any U.S. federal, state or local, or non-U.S., income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, employer health, social services, education, unemployment, disability, payroll, license, employee, escheat, unclaimed property obligations, Canada Pension Plan contributions, Employment Insurance premiums, any deemed overpayment of Taxes pursuant to section 125.7 of the Tax Act in respect of the CEWS and any amount in respect of the Temporary Wage Subsidiary or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing, and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract, statute (including, for greater certainty, under sections 159 or 160 of the Tax Act) or otherwise.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and any regulations promulgated thereunder.

“Tax Compliance Member” means, with respect to the Company, an individual designated by the Company in writing prior to the Closing who, immediately prior to the Closing, is a member of the Company (or in the case of a member that is not an individual, an individual authorized to sign on behalf of such member) and, with respect to Pala Canada, an individual who is an officer of Pala Canada at the time a Tax return is signed.

“Tax Controversy” has the meaning set forth in Section 6.11(c).

“Tax Return” means any return, information return, declaration, designation, form, report, election, statements (including withholding tax returns and reports), filings, and reports filed or required to be filed relating to Taxes, including any schedules and attachments thereto, amendments thereof, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Technology” means, collectively, all technology, formulae, recipes, specifications (including information regarding materials, ingredients, tools, apparatus, sources, vendors), procedures, processes, methods, techniques, systems, ideas, creations, inventions, invention disclosures and discoveries (whether patentable or unpatentable and whether or not reduced to practice), improvements, know-how, research and development, designs, models, diagrams, devices, prototypes, schematics, network configurations and architectures, manuals, development tools, algorithms, subroutines, Software, applications, web sites, content, data, Databases, works of authorship (including written, audio and visual materials), copyrightable subject matter, and other similar materials, recordings, graphs, drawings, reports, analyses, and other writings, confidential or proprietary information, research, and materials (including technical data, engineering information or materials, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, financial information, and other related information, research, and materials), business names, brand names, trade names, and similar identifiers, Domain Names, and general intangibles of like nature, and all tangible embodiments of the foregoing, in any form or media whether or not specifically listed herein.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Third Party Payee List” means a list to be delivered by the Company to Purchaser pursuant to Section 2.8 and consisting of: (a) each third party payee to whom a payment is to be made by the Paying Agent (each a “Third Party Payee”); (b) the amount to be paid to each Third Party Payee; and (c) the wire instructions and all other information for the Paying Agent to make such payments to each such Third Party Payee.

“Trade Secrets” means any trade secrets or similar forms of protection for confidential or proprietary information, including any formula, pattern, compilation, database, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means all trademarks, service marks, trade names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU applications, registrations and renewals thereof.

“Transaction Consideration Allocation Schedule” means the (a) Merger Consideration Allocation Schedule, and (b) the schedule on Exhibit C setting forth (i) each Holder’s name, (ii) the number of Interests held by each Unitholder as of immediately prior to the Pala Redemption, (iii) each Holder’s Pro Rata Share, and (iv) each Holder’s Pro Rata Share of the Pala Redemption Amount.

“Transaction Documents” means this Agreement and the documents, instruments, certificates and agreements executed in connection with this Agreement, including the Escrow Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 6.11(k).

“Tribal Authority” means any and all governmental, quasi-governmental or regulatory authorities, bodies, commissions, committees, boards, bureaus, instrumentalities, agencies, tribunals or courts (including any inter-tribal courts) of any Indian tribe, pursuant to Tribal Law or having the authority of any Indian tribe under Tribal Laws.

“Tribal Laws” means the laws of any Indian tribe, including such tribe's articles of association, constitution, by-laws, statutes, rules, regulations, ordinances and procedures, and any rulings, orders, determinations or decisions of any Indian tribe or any Tribal Authority interpreting the foregoing, in each case whether or not reported, codified or otherwise publicly available.

“Updated Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.8.

“Updated Transaction Consideration Allocation Schedule” has the meaning set forth in Section 2.8.

“User Content” means any graphics, drawings, artwork, images, photographs, literary and textual works, film, video, audiovisual works, music, compositions, recordings, works of authorship, information, data, and other content and materials uploaded, posted, submitted, transmitted, displayed, performed, distributed, or otherwise made available by an End User on, in, through or otherwise using any Company Products and Services.

“Unitholders” has the meaning set forth in the Recitals.

“WARN Act” means Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., and the regulations promulgated thereunder, as well as any state or local Applicable Law of similar effect.

“Warrant Cancellation Agreement” has the meaning set forth in Section 2.10.

“Warrant Cancellation Payment” means the dollar amount set forth in the Merger Consideration Allocation Schedule in respect thereof.

“Warrantholder” means NexGen Poker, Inc.

“Warrants” means the warrants to acquire membership interests in the Company held by the Warrantholder.

ARTICLE II

MERGER; SHARE PURCHASE CLOSING

2.1    The Merger; Effects of the Merger

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the DLLCA, Merger Sub shall be merged with and into the Company, pursuant to which the separate existence of Merger Sub shall cease and the Company shall be the surviving entity (the “Surviving Entity”) and a wholly owned direct subsidiary of Purchaser. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA.

(b)    At the Effective Time, (i) all of the assets, properties, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Entity and (ii) all debts, obligations and other liabilities of the Company and Merger Sub will become the debts, obligations and liabilities of the Surviving Entity, all in accordance with the applicable provisions of the DLLCA.

2.2    Share Purchase

(a)    Upon the terms and subject to the conditions of this Agreement, immediately prior to the Effective Time, Seller shall sell, convey, transfer and assign to Canadian AcquisitionCo, and Canadian AcquisitionCo shall purchase and acquire from Seller, all right, title and interest in and to the Pala Canada Shares, free and clear of all Encumbrances, other than transfer and other restrictions under applicable securities Applicable Laws and Gaming Laws, in exchange for the Share Purchase Consideration.

(b)    Immediately following the Share Purchase and immediately prior to the Effective Time, Seller shall repay the Promissory Note to the Company with cash.

(c)    Immediately following the receipt of the repayment of the Promissory Note and immediately prior to the Effective Time, the Company shall effect a redemption of a portion of the Interests having a value equal to the Pala Redemption Amount (the “Pala Redemption”) in exchange for the Pala Redemption Amount.

(d)    Each of Purchaser, Seller, Canadian AcquisitionCo and the Company shall have entered into the Direction Letter.

2.3    Closing; Effective Time

(a)    Subject to the terms and conditions of this Agreement, the closing of the Merger and the Share Purchase (the “Closing”) shall take place by electronic delivery of documentation at a time and date to be mutually determined by the parties, which date shall be no later than five (5) Business Days after the satisfaction or waiver (to the extent legally permissible) of each of the conditions to Closing set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)    Concurrently with the Closing, the parties will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Purchaser and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being referred to as the “Effective Time”); provided, that, notwithstanding the Effective Time set forth in the Certificate of Merger or the time the Closing occurs on the Closing Date, for tax and accounting purposes relating to business operations, the Closing shall be deemed to have occurred at 12:01 a.m. Pacific Time on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.4    Certificate of Formation and Operating Agreement; Officers and Managers

(a)    Certificate of Formation. As of the Effective Time, the certificate of formation of the Company, as amended by the Certificate of Merger, shall be the certificate of formation of the Surviving Entity (the “Certificate of Formation”) until thereafter changed or amended as provided therein or by Applicable Law. The name of the Surviving Entity as of the Effective Time shall be determined by Purchaser, and Purchaser shall notify the Company of the same no less than two (2) Business Days prior to the Closing.

(b)    Operating Agreement. The operating agreement of Merger Sub shall be the operating agreement of the Surviving Entity after the Effective Time until thereafter changed or amended as provided therein or by Applicable Law.

(c)    Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the initial managers of the Surviving Entity and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the operating agreement of the Surviving Entity and the DLLCA.

2.5    Effect on Interests

As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Purchaser or Merger Sub, or any Unitholder or the capital of Purchaser or Merger Sub, each of the following shall occur:

(a)    Interests. At the Effective Time, each Interest issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive the Interest Consideration Amount, without any interest thereon. As of the Effective Time, all Interests issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company will be amended accordingly, and the Unitholders of such Interests shall cease to have any rights with respect to such Interest, except for the right to receive, with respect to each such Interests, the applicable Interest Consideration Amount, without interest.

(b)    Merger Sub Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser or Merger Sub, each membership interest of Merger Sub shall be converted into one validly issued, fully paid and non-assessable membership interest in the Surviving Entity with the same rights, powers and privileges as the membership unit so converted, and the register of members of the Surviving Entity will be amended accordingly. Any certificate of Merger Sub evidencing ownership of any such membership interest will from and after the Effective Time evidence ownership of membership interests of the Surviving Entity.

2.6    Merger Consideration

The aggregate consideration to be paid by Purchaser and Merger Sub in connection with the Merger and the cancellation of the Warrants for the benefit of the Holders shall be an aggregate amount equal to the Estimated Merger Consideration (which, for the avoidance of doubt, includes the Warrant Cancellation Payment), which shall be paid to the Unitholders as set forth in Section 2.7 and to the Warrantholder as set forth in Section 2.10, and shall be subject to adjustment as set forth in Section 2.9.

2.7    Paying Agent; Exchange.

(a)    Appointment of Paying Agent. Purchaser has designated the Paying Agent to act as the exchange and paying agent for the payment of the Pala Redemption Amount and the Net Closing Payment (which includes, for the avoidance of doubt, the Warrant Cancellation Payment) and additional amounts payable hereunder, pursuant to the terms of the paying agent agreement between Purchaser and the Company set forth as Exhibit D (the “Paying Agent Agreement”).

(b)    Deposit of Transaction Consideration. Prior to the Effective Time, Canadian AcquisitionCo shall deposit, or cause to be deposited with, the Paying Agent for further payment to the Unitholders by wire transfer of immediately available funds in accordance with the instructions set forth on the Updated Transaction Consideration Allocation Schedule an amount equal to the Share Purchase Consideration. On or prior to the Effective Time, Purchaser shall deposit, or cause to be deposited with, the Paying Agent for further payment to the Unitholders and certain third party payees by wire transfer of immediately available funds in accordance with the instructions set forth on the Updated Merger Consideration Allocation Schedule an amount equal to the sum of (i) Net Closing Payment plus (ii) the Estimated Closing Indebtedness, and plus (iii) Estimated Company Transaction Expenses. Upon Purchaser’s deposit with the Paying Agent (or such other Person as the Holders Representative and Purchaser may agree) of any amounts payable under this Agreement, Purchaser shall have no further obligation or liability with respect to the payment of such amounts under this Agreement or the Paying Agent (or similar agreement).

(c)    Exchange Procedures. Prior to the Closing, the Company shall cause the Paying Agent to mail or cause to be delivered to each Unitholder a letter of transmittal (in form and substance as set forth on Exhibit E, with such changes thereto as may be reasonably required by the Paying Agent, the “Letter of Transmittal”) and a limited joinder to certain Sections and provisions of this Agreement (in form and substance as set forth on Exhibit F, the “Joinder”), and instructions for use of the Letter of Transmittal in effecting the exchange of the Interests and for executing the Joinder. Upon proper completion, execution and delivery by a Unitholder to the Paying Agent of a Letter of Transmittal, Joinder and all other documentation required by the Letter of Transmittal, such Unitholder shall be entitled to receive, in exchange for its Interests, its respective portion of the Pala Redemption Amount and the Estimated Merger Consideration in accordance with the distribution mechanics set forth in this Agreement and the Operating Agreement (the amount payable in respect of the Interests of a Unitholder, the “Interest Consideration Amount”).

2.8    Estimated Closing Statement

Not less than two (2) Business Days, but no more than ten (10) Business Days, prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Purchaser (a) a written statement (the “Estimated Closing Statement”) setting forth (i) an unaudited balance sheet of the Acquired Companies as of the Closing Date and (ii) the Company’s good faith estimate of (A) Closing Cash (“Estimated Closing Cash”), (B) Closing Indebtedness (“Estimated Closing Indebtedness”) (including details of each amount thereof), (C) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (D) Company Transaction Expenses (“Estimated Company Transaction Expenses”) (including reasonable details of each amount thereof), (E) the Estimated Merger Consideration and the Net Closing Payment based thereon, (F) the Pala Redemption Amount, and (G) the Warrant Cancellation Payment based on the Warrantholder’s Pro Rata Share of the Net Closing Payment and the Pala Redemption Amount, (b) an updated Merger Consideration Allocation Schedule setting forth those items specified in clause (d) of the definition of the Merger Consideration Allocation Schedule (the “Updated Merger Consideration Allocation Schedule”), (c) an updated Transaction Consideration Allocation Schedule setting forth those items specified in clause (b) of the definition of the Transaction Consideration Allocation Schedule (the “Updated Transaction Consideration Allocation Schedule”), and (d) the Paying Agent Schedule and Third Party Payee List. Following Purchaser’s receipt of the Estimated Closing Statement, the Updated Merger Consideration Allocation Schedule and the Updated Transaction Consideration Allocation Schedule, the Company shall afford, and shall cause the Acquired Companies to afford, Purchaser and its Representatives commercially reasonable access during normal business hours to the books and records (other than privileged documents) of the Acquired Companies and their respective Representatives, and shall provide to Purchaser such backup or supporting data relating to the preparation of the Estimated Closing Statement, the Updated Merger Consideration Allocation Schedule and the Updated Transaction Consideration Allocation Schedule. Purchaser shall have the opportunity to discuss the Estimated Closing Statement, the Updated Merger Consideration Allocation Schedule and the Updated Transaction Consideration Allocation Schedule and the information set forth therein with the Acquired Companies, and to receive such additional supporting information as Purchaser shall reasonably request, and the Company shall consider in good faith any suggested changes proposed by Purchaser to the Estimated Closing Statement, the Updated Merger Consideration Allocation Schedule and the Updated Transaction Consideration Allocation Schedule.

2.9    Final Closing Statement; Adjustment.

(a)    As soon as reasonably practicable following the Closing Date, but in no event more than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Holders Representative a written statement (the “Final Closing Statement”) setting forth (i) an unaudited balance sheet of the Acquired Companies as of the Closing Date (the “Closing Balance Sheet”) and (ii) Purchaser’s good faith calculation of (A) Closing Cash (“Final Closing Cash”), (B) Closing Indebtedness (“Final Closing Indebtedness”), (C) Closing Net Working Capital (“Final Closing Net Working Capital”), (D) Company Transaction Expenses (“Final Company Transaction Expenses”), (E) the Final Merger Consideration based thereon, and (F) the Warrant Cancellation Payment (the calculations of the items in clauses (A)-(F), collectively, the “Final Closing Calculations”), together with reasonable supporting documentation for such calculations. The Closing Balance Sheet and the Final Closing Statement will be based exclusively on the facts and circumstances as they exist as of the Closing Date and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. The preparation of the Final Closing Statement shall be for the purpose of confirming the accuracy of the Estimated Merger Consideration paid at the Closing and the determination of the Final Merger Consideration.

(b)    During the sixty (60) day period following the Holders Representative’s receipt of the Final Closing Statement (the “Objection Period”), Purchaser agrees that, for the purposes of reviewing the Final Closing Calculations and the Final Closing Statement delivered by Purchaser pursuant to Section 2.9(a), Purchaser shall afford, and shall cause the Acquired Companies to afford, the Holders Representative and its Representatives commercially reasonable access during normal business hours to the books and records (other than privileged documents) of Purchaser and the Acquired Companies.

(c)    If the Holders Representative disagrees with any of the Final Closing Calculations or the Final Closing Statement (or the amounts therein) delivered pursuant to Section 2.9(a), the Holders Representative may, within the Objection Period, deliver a written notice (the “Objection Notice”) to Purchaser disagreeing with such Final Closing Calculations or the Final Closing Statement or the amounts therein and setting forth the Holders Representative’s calculations thereof. Any such Objection Notice shall specify in reasonable detail those calculations, items or amounts as to which the Holders Representative disagrees. If the Holders Representative fails to deliver an Objection Notice during the Objection Period or delivers written notice accepting Purchaser’s calculation of the Final Closing Statement during the Objection Period, then the Final Closing Calculations and the Final Merger Consideration, in each case, as determined by Purchaser and set forth on the Final Closing Statement, as applicable, delivered to the Holders Representative in accordance with Section 2.9(a) shall be deemed accepted by the Holders Representative and shall be final, binding and conclusive on the parties for purposes of this Agreement. Any determination set forth in the Final Closing Statement which is not specifically objected to in the Objection Notice will be deemed accepted by the Holders Representative and will be final, binding and conclusive upon all parties upon delivery of the Objection Notice.

(d)    If an Objection Notice shall be duly delivered pursuant to Section 2.9(c), the Holders Representative and Purchaser shall, during the 15 days after such delivery (the “Resolution Period”), use their respective commercially reasonable efforts, in good faith, to reach agreement on the disputed calculations, items or amounts included in the Objection Notice in order to determine, as may be required, the Final Closing Calculations and the Final Merger Consideration and, if the same are so resolved within the Resolution Period, the Final Closing Statement and the calculation of the Final Merger Consideration based thereon with such changes as may have been agreed in writing by Purchaser and the Holders Representative shall be final and binding on all parties. If during the Resolution Period, the Holders Representative and Purchaser are unable to reach agreement as to all of the disputed calculations, items or amounts set forth in the Objection Notice, then the Holders Representative and Purchaser shall within fifteen (15) days following the end of the Resolution Period refer any items or amounts remaining in dispute (the “Disputed Items”) for resolution to a nationally recognized independent accounting firm reasonably acceptable to the Holders Representative and Purchaser and which is independent of each of the Holders Representative and Purchaser (the “Independent Accountants”). If the Holders Representative and Purchaser do not agree on the selection of the Independent Accountants within thirty (30) days after the end of the Resolution Period, either party may request the American Arbitration Association to appoint, within fifteen (15) days from this request, a firm of independent public accountants of nationally recognized standing, which is independent of each of the Holders Representative and Purchaser, to serve as the Independent Accountants. The Holders Representative and Purchaser will execute a customary engagement letter, will cooperate with the Independent Accountants during the term of its engagement, and will provide the Independent Accountants, at the time of such referral, with the Final Closing Statement and the Objection Notice and shall promptly thereafter cause the Independent Accountants to review this Agreement and the remaining disputed calculations, items or amounts for the purpose of calculating the Final Closing Calculations and the Final Merger Consideration (it being understood that in making such calculations, the Independent Accountants shall be functioning as an expert and not as an arbitrator). In making such calculations, the Independent Accountants shall consider only the Disputed Items as to which the parties have specifically disagreed (which have not been subsequently resolved in writing by the Holders Representative and Purchaser), and the Independent Accountants’ calculation of both individual line items and the aggregate Final Closing Calculations and the Final Merger Consideration must be within the range of values assigned to each such item in the Final Closing Statement delivered by Purchaser and the Objection Notice delivered by the Holders Representative, respectively. The Holders Representative and Purchaser shall instruct the Independent Accountants to deliver to the Holders Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the submission of the Disputed Items to the Independent Accountants for resolution), a written report setting forth the Independent Accountants’ determination of the Disputed Items, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Independent Accountants in accordance with Section 2.9(e); provided, however, that in no event will any of the Disputed Items determined by the Independent Accountants be (i) less than Purchaser’s calculation thereof in the Final Closing Statement where a lower amount would benefit Purchaser, (ii) more than the Holders Representative’s calculation thereof in the Objection Notice where a higher amount would benefit the Holders Representative, (iii) more than Purchaser’s calculation thereof in the Final Closing Statement where a higher amount would benefit Purchaser, or (iv) less than the Holders Representative’s calculation thereof in the Objection Notice where a lower amount would benefit the Holders Representative. Such report shall be final and binding upon the Holders Representative and Purchaser absent manifest error. The Holders Representative and Purchaser will provide the Independent Accountants with all documents and information reasonably requested by them as promptly as reasonably practicable. All submissions by the Holders Representative or Purchaser to the Independent Accountants will be in writing and will be delivered simultaneously to the other party, and there will be no ex parte communication with the Independent Accountants, except as otherwise consented to in writing by the other party. Neither the Holders Representative nor Purchaser will disclose to the Independent Accountants, and the Independent Accountants will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of the Holders Representative or Purchaser, unless otherwise agreed by the Holders Representative and Purchaser.

(e)    The fees, costs and expenses of the Independent Accountants incurred in the resolution of the Disputed Items shall be allocated and paid by the Holders Representative, on the one hand, and by Purchaser, on the other hand, in the same proportion that the aggregate amount of the Disputed Items so submitted to the Independent Accountants that is unsuccessfully disputed by such party (as finally determined by the Independent Accountants) bears to the total amount of Disputed Items submitted. For example, if the Holders Representative challenges the calculation of the Final Merger Consideration by an amount of $100,000, but the Independent Accountants determine that the Holders Representative has a valid claim for only $60,000, then Purchaser shall bear sixty percent (60%) of the fees and expenses of the Independent Accountants and the Holders Representative shall bear the other forty percent (40%) of such fees and expenses. Following delivery of the Independent Accountants’ determination and report, the Holders Representative and Purchaser shall mutually revise the Final Closing Statement and each of the components thereof to effect the calculation of the Final Merger Consideration in accordance therewith. The date on which all items and amounts set forth on the Final Closing Statement and the Final Merger Consideration are finally determined in accordance with this Section 2.9 is hereinafter referred to as the “Determination Date.”

(f)    Each of the Holders Representative and Purchaser shall, and shall use commercially reasonable efforts to cause its respective representatives to, cooperate and assist in the conduct of the review and dispute resolution process provided for in this Section 2.9.

(g)    No later than five (5) Business Days after the Final Merger Consideration has been finally determined pursuant to this Section 2.9 the following shall occur:

(i)    if the Final Merger Consideration is greater than the Estimated Merger Consideration, (A) Purchaser shall pay, by wire transfer of immediately available funds, the amount of such excess to the Paying Agent for further payment to each Holder its Pro Rata Share thereof by wire transfer of immediately available funds to such accounts designated in writing by the Holders Representative; and (B) Purchaser and the Holders Representative shall deliver a joint instruction to the Escrow Agent to distribute the amount on deposit in the Escrow Account to the Paying Agent for further payment to the Holders in accordance with each Holder’s Pro Rata Share of the funds in the Escrow Account; and

(ii)    if the Final Merger Consideration is less than the Estimated Merger Consideration (such deficit, the “Post-Closing Adjustment Amount”), Purchaser and the Holders Representative shall deliver a joint instruction to the Escrow Agent to distribute from the Escrow Account (A) to Purchaser, the amount of such deficit by wire transfer of immediately available funds to the account designated by Purchaser in such instructions and (B) to the Paying Agent for further payment to the Holders the amount, if any, that remains on deposit in the Escrow Account following the payment contemplated by the preceding clause (A) in accordance with each Holder’s Pro Rata Share of the remaining funds in the Escrow Account. If the Post-Closing Adjustment Amount exceeds the amount of the Escrow Account, then Purchaser shall deliver a notification to each Holder instructing such Holder to pay its Pro Rata Share of such excess amount to Purchaser by wire transfer of immediately available funds to the account designated by Purchaser in such instruction, and the Holders shall be obligated to make payment of such amount as instructed.

(iii)    If the Final Merger Consideration is equal to the Estimated Merger Consideration, no adjustment payment shall be made and Purchaser and the Holders Representative shall deliver a joint instruction to the Escrow Agent to distribute the amount on deposit in the Escrow Account to the Paying Agent for further payment to the Holders in accordance with each Holder’s Pro Rata Share of the funds in the Escrow Account.

2.10    Warrants

At the Closing, the Warrants then outstanding, whether or not then exercisable, shall be cancelled and shall cease to exist and shall be converted into the right to receive an amount equal to (a) the Warrant Cancellation Payment plus or minus (b) any portion of any amounts to be paid to the Warrantholder or which the Warrantholder owes, in each case, as a Holder pursuant to the adjustment contemplated by Section 2.9(g) and the terms of this Agreement, which the Warrant Cancellation Payment shall be paid by the Paying Agent by wire transfer of immediately available funds to an account designated in writing by the Warrantholder (such designation to occur no less than two (2) Business Days prior to the Closing). As a condition to the receipt of the Warrant Cancellation Payment, the Warrantholder must execute and allow to become effective at the Closing (i) a Warrant Cancellation Agreement, substantially in the form attached hereto as Exhibit G (the “Warrant Cancellation Agreement”) and (ii) a Joinder. The Parties further acknowledge and agree that pursuant to the Warrant, the Warrantholder has been deemed, in all respects, to be a “partner” of the Company for all U.S. Tax purposes and the Warrant Cancellation Payment shall have been deemed a redemption of the Warrantholder’s partnership interest in the Company. The Warrantholder and the other Holders acknowledge and agree that the Warrantholder’s Pro Rata Share of the Net Closing Payment and the Pala Redemption Amount is determined solely to calculate the amount of the Warrant Cancellation Payment to be paid to the Warrantholder pursuant to this Section 2.10, and the Warrantholder shall not be entitled to receive any portion of the Net Closing Payment or the Pala Redemption Amount pursuant to Section 2.7 or otherwise.

2.11    Closing Deliverables

Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a)    Company Closing Deliverables. The Company will deliver or cause to be delivered to Purchaser the following:

(i)    a certificate signed by an officer of the Company certifying that each of the conditions specified in Section 7.2(a), (b) and (c) have been satisfied;

(ii)    the share certificate or certificates representing the Pala Canada Shares, together with an irrevocable instrument of transfer in respect thereof duly executed in favor of the Canadian AcquisitionCo by Seller;

(iii)    no later than two (2) Business Days prior to the Closing, the Estimated Closing Statement, including the Updated Merger Consideration Allocation Schedule;

(iv)    evidence that all Estimated Closing Indebtedness has been repaid in full prior to the Closing Date or will be paid on the Closing Date in accordance with Section 2.11(b)(ii);

(v)    evidence that the Encumbrances set forth on Section 4.8 of the Disclosure Schedule shall have been released (or committed to be released pursuant to the Payoff Letters delivered to Purchaser) and completed copies of UCC-3 termination statements and/or any other applicable release related to such Encumbrances shall have been filed (or committed to be filed pursuant to the Payoff Letters delivered to Purchaser);

(vi)    the Escrow Agreement executed by the Holders Representative and the Escrow Agent;

(vii)    the Warrant Cancellation Agreement executed by the Warrantholder and the Company, and a Joinder executed by the Warrantholder;

(viii)    no later than three (3) Business Days prior to the Closing Date, executed payoff letters in form and substance reasonably satisfactory to Purchaser for the Estimated Closing Indebtedness and, if applicable, the cash collateralization and/or backstop of any issued (but undrawn) letters of credit (the “Payoff Letters”);

(ix)    evidence that all Company Transaction Expenses have been paid in full on or prior to the Closing Date or will be paid on the Closing Date in accordance with Section 2.11(b);

(x)    to the extent requested by Purchaser, written resignations, effective as of the Closing Date, of each manager, director and officer, of each of the Acquired Companies;

(xi)    a certificate of good standing or existence of each Acquired Company issued as of a date not more than 10 days prior to the Closing Date by the appropriate Governmental Authority (e.g., Secretary of State) of its jurisdiction of formation;

(xii)    a certificate of the Secretary or other similar officer of each of the Acquired Companies certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of the Acquired Companies’ Organizational Documents, as applicable; and (B) all requisite resolutions or actions of the Acquired Companies’ board of directors or manager(s), as applicable, approving the execution and delivery of this Agreement, the other Transaction Documents to which each of them is a party and the consummation of the Transactions (as applicable), and (ii) as to the incumbency and signatures of the managers or officers, as applicable, of the Acquired Companies executing any Transaction Document or other document, certificate or instrument relating to the Transactions;

(xiii)    Consents, in form and substance reasonably satisfactory to Purchaser, with respect to the assignment or waiver of change of control or right of termination of each of the Contracts listed on Schedule 2.11(a)(xiii) duly executed by the counter-party to each such Contract;

(xiv)    evidence reasonably satisfactory to Purchaser that all intercompany and related party accounts or obligations of the Acquired Companies have been reduced to zero upon or prior to the Closing Date and the Company has no, nor are owed, any further obligations or liabilities thereunder whatsoever to any Affiliate or Holder of the Company (including the Intercompany Contribution Agreement, signed by the Company and Pala Canada);

(xv)    evidence that Seller has acquired the Pala Canada Shares effective as of immediately prior to the Closing, including the execution and delivery of the Promissory Note executed by Seller;

(xvi)    the original minute books of Pala Canada, updated to reflect the Reorganization;

(xvii)    the Direction Letter, signed by the Company and Seller; and

(xviii)    such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to effect the Merger in accordance with the terms hereof and consummate the Transactions.

(b)    Purchaser Closing Deliverables. Purchaser will deliver, or cause to be delivered, the following:

(i)    the Net Closing Payment by wire transfer of immediately available funds to an account designated in writing by the Paying Agent (such designation to occur no less than two (2) Business Days prior to the Closing). For the avoidance of doubt, Purchaser shall not have any obligation, liability or responsibility with respect to the Merger Consideration Allocation Schedule, the Updated Merger Consideration Allocation Schedule or the allocation of all or any portion of the Net Closing Payment to the Unitholders (which, in each case, shall be the sole obligation and responsibility of the Company);

(ii)    the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit in the Escrow Account in accordance with the terms of the Escrow Agreement;

(iii)    an amount equal to the Estimated Closing Indebtedness by wire transfer of immediately available funds to an account designated in writing by the Paying Agent for payment to the holders of such Estimated Closing Indebtedness which have delivered Payoff Letters in a form reasonably acceptable to Purchaser to an account or accounts designated in writing by the holder of such Estimated Closing Indebtedness (such designation to occur no less than two (2) Business Days prior to the Closing);

(iv)    an amount equal to the Estimated Company Transaction Expenses by wire transfer of immediately available funds to an account designated in writing by the Paying Agent for payment to such account or accounts of the payee(s) of each Estimated Company Transaction Expense designated in writing by the Company (such designation to occur no less than two (2) Business Days prior to the Closing), including, as applicable, to the Company’s payroll provider for payment by the Company in the next payroll;

(v)    an amount equal to the Holders Representative Expense Amount by wire transfer of immediately available funds to an account designated in writing by the Paying Agent for deposit in an account designated in writing by the Holders Representative (such designation to occur no less than two (2) Business Days prior to the Closing);

(vi)    the Share Purchase Consideration by wire transfer of immediately available funds by Canadian AcquisitionCo, paid in accordance with the Direction Letter, to an account designated in writing by the Paying Agent (such designation to occur no less than two (2) Business Days prior to the Closing). For the avoidance of doubt, Purchaser shall not have any obligation, liability or responsibility with respect to the Transaction Consideration Allocation Schedule or the Updated Transaction Consideration Allocation Schedule or the allocation of all or any portion of the Pala Redemption Amount to the Unitholders (which, in each case, shall be the sole obligation and responsibility of the Company);

(vii)    a certificate duly and validly executed by an officer of Purchaser that the conditions set forth in Section 7.3(a) and 7.3(b) have been fulfilled;

(viii)    the Escrow Agreement executed by Purchaser;

(ix)    if Purchaser has obtained an R&W Policy at the Closing, a copy of the Binder Agreement;

(x)    the Direction Letter executed by Purchaser and Canadian AcquisitionCo; and

(xi)    a certificate of the Secretary or other similar officer of each Purchaser Company, certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of such Purchaser Company’s Organizational Documents, and (2) all requisite resolutions or actions of such Purchaser Company’s board of directors approving the execution and delivery of this Agreement, the other Transaction Documents to which such entity is a party and the consummation of the Transactions (as applicable).

2.12    Merger Consideration Allocation

Within ninety (90) days after the Determination Date, Purchaser shall prepare and deliver to the Holders Representative a statement allocating the Final Merger Consideration (and all other amounts treated as consideration for U.S. federal income taxation purposes) among the assets of the Company (plus other relevant items) in accordance with Section 1060 of the Code (the “Allocation Schedule”). The Holders Representative shall have fifteen (15) Business Days after receipt of such Allocation Schedule to notify Purchaser in writing that the Holders Representative objects to one or more items reflected in the Allocation Schedule. If a proposed change is disputed, then Purchaser and the Holders Representative shall negotiate in good faith to resolve such dispute. If the Purchaser and the Holders Representative agree to an Allocation Schedule, then the Purchaser and the Holders agree to file their respective IRS Forms 8594 and all U.S. federal, state and local Tax Returns in accordance with the Allocation Schedule, as mutually agreed upon, except as otherwise required by Applicable Law. If, within sixty (60) days following delivery of the proposed IRS Form 8594, Purchaser and the Holders Representative are unable to agree on a final Allocation Schedule, then no party shall be under any obligation to report the allocation of the Final Merger Consideration consistently with the other party for Tax purposes.

2.13    Withholding

Each of Purchaser, Canadian AcquisitionCo, the Company and the Paying Agent shall be entitled to deduct and withhold any amounts that are required to be deducted or withheld under any provision of Applicable Law, and any amount so deducted or withheld will be remitted by Purchaser, Canadian AcquisitionCo, the Company and the Paying Agent, as the case may be, to the applicable Taxing Authority, and treated, for purposes of this Agreement, as having been paid to the Person in respect of which the deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to Canadian AcquisitionCo and Purchaser that the statements contained in this Article III are correct and complete as of the Effective Date and as of the Closing Date.

3.1    Organization

Seller is duly organized and is validly existing and in good standing under the laws of the state of its incorporation, formation or organization and has all requisite power and authority to own its properties and assets and to conduct its business as it is now conducted.

3.2    Authority; Execution and Delivery; Enforceability.

(a)    Seller has full Entity power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions and the execution and delivery by Seller of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by Seller of the Transactions, have been duly authorized by all necessary action on the part of Seller, and no other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions. This Agreement, and each of the Transaction Documents to which Seller is or will be a party, has been or will be duly executed and delivered.

(b)    This Agreement, and each of the Transaction Documents to which Seller is or will be a party, constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.3    Noncontravention

Subject to receipt of all Gaming Approvals, neither the execution and delivery of any of this Agreement or the Transaction Documents to which Seller is or will be a party, nor the consummation or performance of any of the Transactions, will, (a) contravene, conflict with or result in a violation in any material respect of, give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit of, exercise any remedy or obtain any relief under, (i) any Applicable Law or any Order to which Seller is subject, (ii) the provisions of any Contract or any Permit of Seller, or (iii) the provisions of the Organizational Documents of Seller, (b) cause Seller to become subject to, or to become liable for the payment of, any Tax or result in the creation of any Encumbrance, upon or with respect to any of the assets of Seller, or (c) give any Governmental Authority or other Person the right to challenge the Transaction or revoke, suspend or modify any Governmental Approval.

3.4    Title to the Pala Canada Shares

As of the Closing, Seller is the registered and beneficial owner of, and holds good and valid title free and clear of any and all Encumbrances (other than restrictions imposed on transfer under applicable federal, provincial and/or state securities laws or regulations or Gaming Laws) to, the Pala Canada Shares. As of the Closing, Seller has the sole power and authority to sell, transfer, assign and deliver the Pala Canada Shares as provided in this Agreement, and such delivery will convey to Canadian AcquisitionCo good and valid title to the Pala Canada Shares, free and clear of any and all Encumbrances (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations or Gaming Laws). Upon consummation of the Transactions, good and valid title to the Pala Canada Shares will pass to Canadian AcquisitionCo, free and clear of any and all Encumbrances (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations or Gaming Laws). Seller is not a party to any voting trust or other voting agreement with respect to any of the Pala Canada Shares or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Pala Canada Shares.

3.5    Orders and Proceedings

There is no outstanding Order to which Seller is a party or is subject that prohibits the consummation of the Transactions by Seller and there are no Proceedings pending or, to the Knowledge of the Company, threatened against Seller that questions the validity of, or the right of Seller to enter into, this Agreement or the Transaction Documents or to consummate the Transactions, or that would reasonably be expected to prevent or materially delay the consummation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES

The Company represents and warrants to Purchaser that the statements contained in this Article IV are correct and complete as of the Effective Date and as of the Closing Date, except as specifically set forth in the disclosure schedule delivered by the Company to Purchaser on the Effective Date (the “Disclosure Schedule”).

4.1    Organization, Good Standing, Qualification

(a)    Section 4.1(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Acquired Company indicating (i) its jurisdiction of organization, (ii) its officers and directors, (iii) the record owners of all of its issued and outstanding Equity Securities, and (iv) all Persons other than the officers or directors of such Acquired Company who have been granted effective powers of attorney or can otherwise create legally binding obligations on behalf of such Acquired Company.

(b)    Each Acquired Company is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization or formation.

(c)    Each Acquired Company has the corporate or limited liability company power to own, lease and operate its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification.

(d)    Other than another Acquired Company, each Acquired Company does not directly or indirectly own any Equity Security in any Person.

4.2    Capitalization.

(a)    Section 4.2(a) of the Disclosure Schedule accurately and completely sets forth for the Acquired Companies (i) each class and series of Equity Securities, (ii) the aggregate number of units or other denomination of Equity Securities of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of units or other denomination of Equity Securities of each such class and series of Equity Securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Except for the outstanding Equity Securities set forth in Section 4.2(a) of the Disclosure Schedule, there are no Equity Securities of the Acquired Companies that are issued, reserved for issuance or outstanding. No Equity Securities are held in treasury by the Acquired Companies. All of the outstanding Equity Securities of each Acquired Company, at the time of issuance were validly issued, fully paid and nonassessable and are not subject to, issued or held in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of the Acquired Companies, as applicable. All of the Interests are beneficially owned and held of record by the Unitholders and have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other Applicable Laws and are free and clear of all Encumbrances.

(b)    Except as set forth on Section 4.2(b) of the Disclosure Schedule, there are no (i) outstanding preemptive rights, subscription, option, call, warrant or other rights of any kind or nature to acquire any securities of the Acquired Companies, (ii) Contracts under which any of the Acquired Companies is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any its securities, or (iii) shareholder agreements, voting trusts or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the equity interests of the Acquired Companies.

(c)    The information on the Merger Consideration Allocation Schedule and the Transaction Consideration Allocation Schedule is accurate and correct as of the Effective Date, and the information on the Updated Merger Consideration Allocation Schedule and the Transaction Consideration Allocation Schedule is accurate and correct in all respects as of the Closing.

4.3    Authority; Execution and Delivery; Enforceability

(a)    Each of the Acquired Companies has full Entity power and authority to execute and deliver the Transaction Documents to which each of them is or will be a party and to consummate the Transactions, and the execution and delivery by the Acquired Companies of the Transaction Documents to which each of them is or will be a party and the consummation by each of them of the Transactions, have been duly authorized by all necessary action on the part of the Acquired Companies, as applicable, and no other action on the part of any of them, as applicable, is necessary to authorize the execution, delivery and performance of the Transaction Documents to which each of them is or will be a party and the Transactions, which authorizations include but are not limited to any governmental or other tribal ratifications applicable to any Person having an ownership interest in any of the Acquired Companies. The Transaction Documents to which any Acquired Company is or will be a party have been duly executed and delivered by each of them, as applicable.

(b)    The Transaction Documents to which any Acquired Company is or will be a party constitute the legal, valid and binding obligation of each of such Acquired Company, as applicable, enforceable against such Acquired Company in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(c)    The Company and the other Acquired Companies and their respective businesses do not have sovereign immunity, and the Transactions are not subject to consent under any sovereign immunity laws.

4.4    No Conflicts; Required Consents

Subject to receipt of all Gaming Approvals, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, will, (a) contravene, conflict with or result in a violation in any material respect of, give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit of, exercise any remedy or obtain any relief under, (i) any Applicable Law or any Order to which each Acquired Company is subject, (ii) the provisions of any Material Contract or any Material Permit of any Acquired Company, or (iii) the provisions of the Organizational Documents of any Acquired Company, (b) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax or result in the creation of any Encumbrance, upon or with respect to any of the assets of any Acquired Company, or (c) solely with respect to the Acquired Companies, give any Governmental Authority or other Person the right to challenge the Transaction or revoke, suspend or modify any Governmental Approval, or require any Acquired Company to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

4.5    Financial Statements

(a)    Attached to Section 4.5(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the consolidated audited balance sheet of the Acquired Companies as of December 31, 2020 and as of December 31, 2019, and related consolidated statements of operations and comprehensive loss, members’ equity and cash flows of the Acquired Companies for the period then ended, together with the notes and reports of Moss Adams, LLP and MNP LLP and (ii) the consolidated unaudited balance sheet of the Acquired Companies as of November 30, 2021 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”), and related consolidated statements of assets, liabilities, and members’ equity of the Acquired Companies for the period then ended. The Financial Statements (i) are accurate and complete in all material respects, (ii) are consistent with the books and records of the Acquired Companies, (iii) have been prepared in accordance with GAAP (subject, in the case of the Interim Balance Sheet to normal, year-end adjustments and the absence of notes), (iv) and fairly present, in all material respects, the financial position, results of operations and cash flows, and the assets, liabilities, revenues and expenses of the Acquired Companies as of the respective dates thereof and for the respective periods indicated therein.

(b)    Section 4.5(b) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts payable of the Acquired Companies as of the Interim Balance Sheet Date.

(c)    Section 4.5(c) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts receivable of the Acquired Companies as of the Interim Balance Sheet Date (except such accounts receivable as have been collected since such date). Such accounts receivable have arisen in the ordinary course of business.

(d)    Section 4.5(d) of the Disclosure Schedule sets forth an accurate and complete itemized list of all Indebtedness of the Acquired Companies, setting forth as to each item of Indebtedness the principal amount outstanding, the per annum interest rate and the maturity date. All such Indebtedness is reflected on the Financial Statements and no Acquired Company is in breach (or has received notice of breach or default) or default under any of the terms or conditions set forth in any loan document or other document or instrument related thereto. The Acquired Companies have the unrestricted right to pay or pre-pay all such Indebtedness identified or required to be identified in Section 4.5(d) of the Disclosure Schedule on or prior to the Closing Date.

(e)    All reserves established by the Acquired Companies and set forth in the Interim Balance Sheet are adequate for the purposes for which they were established. The Company has delivered to Purchaser copies of all letters from the Acquired Companies’ auditors delivered to the Acquired Companies during the past thirty-six (36) months together with copies of all responses thereto.

4.6    No Undisclosed Liabilities

The Acquired Companies do not have any Liabilities, other than Liabilities (a) identified in the Interim Balance Sheet, (b) incurred by the Acquired Companies in the ordinary course of business since the Interim Balance Sheet Date which are not individually or in the aggregate material in nature, (c) relating to the performance under Contracts that have not yet been fully performed and under which none of the Acquired Companies is in breach or default, which are not individually or in the aggregate material in nature, (d) the Company Transaction Expenses to be paid off at the Closing, or (e) set forth in Section 4.6 of the Disclosure Schedule.

4.7    Absence of Changes

Since the Interim Balance Sheet Date, (a) each of the Acquired Companies has conducted their business in the ordinary course of business in all material respects, other than with respect to the activities relating to the Transactions, and (b) no event or circumstance has occurred that would reasonably have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, none of the Acquired Companies, as applicable, has:

(a)    sold, leased, transferred, or assigned any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice for a fair consideration;

(b)    entered into any Contract (or series of related Contracts) that constitutes a Material Contract (other than any Proprietary Information and Invention Agreement), or entered into any Contract except in the ordinary course of business;

(c)    made or committed to make any capital expenditure in excess of $250,000 individually;

(d)    materially changed any of its payment policies with landlords, vendors, suppliers or other creditors;

(e)    materially changed any of its collection policies with respect to customers;

(f)    amended its Organizational Documents;

(g)    issued, sold, or otherwise disposed of any of its Equity Securities;

(h)    other than in accordance with its Organizational Documents, declared, set aside, or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Securities;

(i)    experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(j)    other than in the ordinary course of business, granted any increase in the rate or form of base compensation or wage rate, fees, incentive compensation, bonus opportunity or employee benefits to any of its directors, officers, employees or consultants, whether or not pursuant to a Company Benefit Plan;

(k)    (i) established or adopted any Company Benefit Plan, (ii) amended, modified, terminated or wound up any Company Benefit Plan (other than as required by Applicable Law), or (iii) changed the amount or frequency of contributions, payments or funding required of an Acquired Company in respect of a Company Benefit Plan (other than as required by Applicable Law);

(l)    granted or entered into any Contract providing for the granting of any severance, retention or termination pay except as required by Applicable Law, or the acceleration of vesting or other benefits, to any of its current or former directors, officers, employees or consultants, whether or not pursuant to a Company Benefit Plan;

(m)    made any change in its accounting methods or principles except as required by or in a manner consistent with GAAP and Applicable Law;

(n)    (i) prepared or filed any Tax Return materially inconsistent with past practice, (ii) made, changed or revoked any Tax election, (iii) filed any amended Tax Return, (iv) settled or compromised any claim related to Taxes, (v) entered into any closing agreement or similar agreement relating to Taxes, (vi) otherwise settled any dispute relating to Taxes, (vii) surrendered any right to claim a Tax refund, offset or other reduction in Tax liability or (viii) requested any ruling or similar guidance with respect to Taxes;

(o)    acquired by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any Person;

(p)    violated, terminated, or amended in any material respect any Material Contract or Governmental Approval;

(q)    other than in the ordinary course of business, changed or announced any change to the Company Products and Services sold by the Company;

(r)    changed its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(s)    materially changed the terms of its accounts payable or accounts receivable or taken any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts payable or accounts receivable; or

(t)    other than as set forth above, entered into or agreed to enter into any Contract relating to any of the foregoing.

4.8    Certain Assets

The Acquired Companies have good and valid title to all assets owned by them, and valid and enforceable leasehold interests in all tangible assets they lease. Such owned assets and leased assets are suitable for use in the ordinary course of business (ordinary wear and tear excepted), have been maintained in accordance with industry practice and constitute all of the tangible assets necessary to enable the Acquired Companies to conduct their business. All of such owned assets are owned, and such leased assets are leased, free and clear of all Encumbrances (other than Permitted Encumbrances).

4.9    Real Property.

(a)    Section 4.9(a) of the Disclosure Schedule contains an accurate and complete list of each leasehold interest in real property leased, subleased, or licensed to or by, or for which a right to use or occupy has been granted to or by, any of the Acquired Companies (the “Leased Real Property”), in each case, identifying the street address, term of the lease, name of each of the parties to such lease, sublease, license or other Contract, and the monthly or annual lease payment, as applicable (the “Leased Real Property Documents”). With respect to the Leased Real Property:

(i)    there are no pending or, to the Knowledge of the Company, threatened Proceedings affecting the Leased Real Property or in which any of the Acquired Companies is a party by reason of such Acquired Company’s leasing of the Leased Real Property (including Proceedings in condemnation, eminent domain, unlawful detainer, collections, alleged building code, zoning violations, or property damages alleged to exist at the Leased Real Property or by reason of the condition or use of the Leased Real Property), nor are there any Judgments in effect against the Acquired Companies with respect to the ownership, lease, condition, use, occupancy or operation of the Leased Real Property or any portion thereof;

(ii)    the Acquired Companies have not entered into any, and to the Knowledge of the Company there are no, occupancy agreements, leases, subleases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, or any amendments thereto, granting to any Persons (other than the Acquired Companies or their Affiliates) the right of use or occupancy of all or any portion of the Leased Real Property;

(iii)    to the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase the Leased Real Property, or any portion thereof or interest therein, nor, to the Knowledge of the Company, are there any agreements or other restrictions (recorded or unrecorded) preventing or limiting the Acquired Companies’ rights or ability to use the Leased Real Property or any portion thereof or interest therein;

(iv)    the current use of each Leased Real Property is in material compliance with the Leased Real Property Documents relating thereto and the terms of any permits relating thereto;

(v)    each Leased Real Property and its current use, occupancy and operation by the Acquired Companies and the facilities located thereon do not: (A) constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, fire safety, environmental, health, zoning, subdivision or other land use or similar legal requirements, or (B) otherwise violate or conflict with any covenants, conditions, restrictions or other Contracts, including the requirements of any applicable Encumbrances thereto;

(vi)    to the Knowledge of the Company, no violation of Applicable Law or of any restrictive covenant exists with respect to the Leased Real Property;

(vii)    there are no material physical, structural or mechanical defects or deficiencies in the Leased Real Property that would impair the current use of the Leased Real Property;

(viii)    no claim, controversy, dispute or material disagreement exists between the Acquired Companies and any owners or landlords of the Leased Real Property;

(ix)    the Acquired Companies are not obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions to any Person with respect to the Leased Real Property (including due to the exercise of an extension option or any other rights by the Acquired Companies under the Leased Real Property Documents); each of the Acquired Companies has a valid leasehold interest in and to each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances;

(x)    the Acquired Companies have delivered to the Purchaser accurate and complete copies of the Leased Real Property Documents, in each case as amended or otherwise modified and in full force and effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto and received by the Acquired Companies;

(xi)    with respect to each Leased Real Property that is a sublease, to the Knowledge of the Company, the representations and warranties in this Section are correct with respect to the respective underlying lease(s);

(xii)    all licenses, certificates, consents, approvals, rights, permits (including building and occupancy permits) and agreements, including, without limitation, any landlord or sublandlord consents required under any lease, sublease, license or other instrument pursuant to which the Acquired Companies or any of their Affiliates, as applicable, uses, operates or occupies such Leased Real Property, required to enable each Leased Real Property to be used, operated and occupied in their current and intended manner are being complied with or have been obtained, or to the extent that any have not already been obtained, the same are not yet required and, if not yet required but the same are material, to the Knowledge of the Company, the same will be available before the time that same are so required;

(xiii)    each Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Leased Real Property, and is supplied with utilities and other services necessary, in each case, to the extent necessary for the operation of the Business; and

(xiv)    all buildings, structures, equipment and improvements that are located on or constitute part of the Leased Real Properties, are in good operating condition and repair, subject to normal wear and tear; and

(xv)    the Transactions contemplated by this Agreement or any of the other Transaction Documents do not require any Consent from any landlord, sublandlord, or other party to the Leased Real Property Documents or with respect to the Leased Real Property other than Consents that are listed on Schedule 2.11(a)(xiii).

(b)    The Acquired Companies do not own and have never owned any real property in any jurisdiction.

4.10    Intellectual Property

(a)    Section 4.10(a) of the Disclosure Schedule accurately identifies and describes: (i) each Registered IP Asset, (ii) the record owner, and, if different, the legal owner, of such Registered IP Asset, (iii) the jurisdiction in which such Registered IP Asset has been registered or filed and the applicable application or registration number, (iv) for each Domain Name owned by the Acquired Companies, each Domain Name registration, including the applicable Domain Name registrar, the expiration date for the registration, the name of the registrant, and, if different, the legal owner, and (v) all material unregistered Trademarks owned or used by any Acquired Company.

(b)    All necessary registration, maintenance and renewal fees in connection with the Registered IP Assets have been paid and all necessary documents and certificates in connection with such Registered IP Assets have been executed, delivered, and filed in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP Assets. There are no actions that must be taken by any Acquired Company within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered IP Assets.

(c)    To the Knowledge of the Company, there are no facts, circumstances, or information that would (i) render any of the Owned Company IP Assets invalid or, except for pending applications for Registered IP Assets, unenforceable, (ii) adversely affect any pending application for any of the Registered IP Assets, or (iii) adversely affect, limit, restrict, impair, or impede the ability of any Acquired Company to use and practice the Owned Company IP Assets upon and after the Closing Date, to conduct any Acquired Company’s Business in the manner in which such Business is currently being conducted or is planned to be conducted by such Acquired Company. None of the Owned Company IP Assets are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation, or opposition proceeding, or any other currently pending or threatened Proceeding challenging the ownership, use, validity, or enforceability of, any Owned Company IP Assets. No issuance or registration obtained and no application filed by any Acquired Company in connection with the Registered IP Assets has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Acquired Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application. All of the Registered IP Assets are valid, subsisting and enforceable at all times have been in compliance with all Applicable Laws, have not been abandoned or passed into the public domain, and were prosecuted in good faith.

(d)    Each Acquired Company has taken commercially reasonable measures to safeguard and maintain the secrecy and confidentiality of all proprietary information held by such Acquired Company, or purported to be held by such Acquired Company, as a Trade Secret, including any confidential information or trade secrets provided to such Acquired Company by any Person under an obligation of confidentiality. To the Knowledge of the Company, no Trade Secret or any other non-public, confidential or proprietary information material to any Acquired Company or its Business has been authorized to be disclosed or has been actually disclosed by any Acquired Company, other than to the individuals named in Section 4.10(d) of the Disclosure Schedule which describes their relationship with the Company or its applicable Subsidiary (and each such individual has signed a confidentiality agreement with respect thereto that restricts the disclosure and use of such proprietary information) or to employees of any Acquired Company bound by obligations of confidentiality pursuant to a confidentiality agreement or by operation of Applicable Law. To the Knowledge of the Company, there has not been any misappropriation or unauthorized disclosure of any Trade Secret or confidential or proprietary information related to any Acquired Company or the Business or breach of obligations of confidentiality with respect to such. No present or former employee of any Acquired Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Company IP Assets, including by virtue of any right with respect to publicity, name or identity. In each case in which any Acquired Company has acquired ownership of any Owned Company IP Assets from any Person, including any officer or employee, such Acquired Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company IP Assets (including the right to sue for all past, present, and future infringement, unauthorized uses or disclosures, or misappropriation with respect thereto) to such Acquired Company and a waiver of moral rights from such Persons in such Company IP Assets. To the Knowledge of the Company, no employee, consultant or independent contractor of any Acquired Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by such Acquired Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, Proprietary Information and Invention Agreement, or similar agreement.

(e)    Section 4.10(e) of the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts containing a covenant not to compete, right of first offer, right of first refusal, right of first notice, “most favored nations” pricing or terms, exclusivity provisions, covenant not to assert or sue, or otherwise limiting, preventing, restricting, or modifying any Acquired Company’s ability to (x) exploit fully any of the Company IP Assets or the Company Products and Services or (y) conduct the Business of any Acquired Company in any market or geographical area or with any Person. No Acquired Company is in breach of any Material Contract, and to the Knowledge of the Company, no other party to any such Contract is in breach thereof, and there is no dispute under any such Contract regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by an Acquired Company thereunder. No Contract grants to or authorizes the retention of any joint ownership interest or exclusive license of, or other exclusive right with respect to, any of the Company IP Assets by any Person. No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Persons (other than funds received in consideration for shares in the capital of the Acquired Companies) was used in the development of the Company IP Assets and, to the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Acquired Companies, who was involved in, or who contributed to, the creation or development of any of the Company IP Assets, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Acquired Companies.

(f)    The Acquired Companies are (and upon the Closing will be) the sole and exclusive owner of all right, title and interest in and to all of the Owned Company IP Assets, free and clear of any Encumbrance (other than Owned Company IP Assets that are exclusively licensed to any of the Acquired Companies). Each of the Owned Company IP Assets is either (i) solely and exclusively owned by an Acquired Company and has not been exclusively licensed to any other Person, or (ii) is duly and validly licensed to an Acquired Company for use and practice in the manner in which it is being used and practiced or is planned to be used and practiced in the conduct of the Business by such Acquired Company. Other than as set forth on Section 4.10(f) of the Disclosure Schedule, upon the Closing, each of the Owned Company IP Assets will be owned by an Acquired Company or will be immediately available for use and practice by an Acquired Company on terms and conditions identical to those under which such Acquired Company currently uses or practices such Owned Company IP Assets, and fully assignable and transferable, alienable and licensable by such Acquired Company, without any affirmative act by such Acquired Company, Purchaser or any other Person, including any assignment, release, Consent, approvals, immunities or other rights not yet obtained or payment of any kind.

(g)    Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time (i) conflict with, result in a breach of or default under, modify, accelerate, or terminate, or give rise to a right to modify, accelerate, or terminate, any Intellectual Property License, (ii) cause the forfeiture or termination of (or give rise to a right of forfeiture or termination of) or result in any loss of, or the diminishment in value of, or result in any Encumbrance being placed upon any Company IP Assets, including by in any way impairing the right of the Company to use or practice or bring any action for the infringement, violation, unauthorized use or disclosure, or misappropriation of any Company IP Assets, (iii) result in (x) the Company granting to any Person any assignment or license of, or any immunity, authorization, release, covenant not to sue or not to assert claims or other right to, or with respect to, any of the Technology or Intellectual Property Rights owned by, or licensed to, any Acquired Company, Purchaser or any of their respective Affiliates, (y) any Acquired Company, Purchaser or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including such Acquired Company’s Business, or (z) any Acquired Company, Purchaser or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person, or (iv) result in the release, disclosure, or delivery of any Company IP Assets by or to any escrow agent or any other Person. No Owned Company IP Assets or Company Products and Services are subject to any Proceeding, Order, stipulation or Contract that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Owned Company IP Assets.

(h)    No Acquired Company is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the Business of each Acquired Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, violated any right of any Person (including any right to privacy or publicity), or constituted unfair competition or trade practices under any Applicable Laws. Without limiting the generality of the foregoing, no use, offering or making available of Company Products and Services that are owned by (and not licensed or provided by a third party to) any Acquired Company, and to the Knowledge of the Company, all other Company Products and Services that are owned by or licensed or provided to the Acquired Companies by a third party, have ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person. No Acquired Company has received any notice or communication (in writing or otherwise) from any Person claiming that any Company Products and Services or the operation of the Business of such Acquired Company infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person, invites the paying for or obtaining a release for infringement, taking of a license, authorization, covenant not to sue or the like under any Intellectual Property Rights, or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the Knowledge of the Company is there any basis therefor). No Acquired Company is a party to any pending or, to the Knowledge of the Company, threatened Proceeding which involves a claim of infringement, unauthorized use or disclosure, violation, or misappropriation or otherwise arising out of a right or claimed right of any Person with respect to, any Intellectual Property Rights.

(i)    The Company IP Assets owned by or licensed to each Acquired Company include all of the Intellectual Property Rights and Technology that are necessary and sufficient to conduct of such Acquired Company’s Business in the manner in which such Acquired Company’s Business is currently being conducted by such Acquired Company.

(j)    Except with respect to (i) licenses of standard commercial end-user license agreements for off-the-shelf, uncustomized Software and (ii) ordinary course Contracts entered into by the Acquired Companies in connection with the conduct of the Business, no Acquired Company is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Company IP Assets, or other Person, with respect to the use or practice thereof or in connection with the conduct of any Acquired Business in the manner in which such Business is currently being conducted by such Acquired Company.

(k)    To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating any Owned Company IP Assets. No Acquired Company has brought any actions or lawsuits alleging (i) infringement, misappropriation or other violation of any Technology or Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Technology or Intellectual Property Rights, and, to the Knowledge of the Company, there do not exist any facts which could currently form the basis of any such action or lawsuit with respect to any Owned Company IP Assets, and the Company has not invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Company IP Assets in lieu of pursuing an infringement claim against such Person. No Acquired Company has entered into any Contract granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Owned Company IP Assets. The Company has made available an accurate and complete copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Owned Company IP Assets or inviting any Person to license or otherwise to enter into other arrangements with respect to any Owned Company IP Asset outside of the ordinary course of business.

(l)    Each current and former employee and consultant of each Acquired Company has signed the form(s) of Proprietary Information and Invention Agreement set forth in Schedule 4.10(l) of the Disclosure Schedule.

(m)    No Acquired Company has used, modified, made available or distributed any Open Source Technology in a manner that: (i) could or does subject the Company Software or other Company IP Assets, or any portion of the foregoing, to any Copyleft License or (ii) that requires or purports to require that any Acquired Company grant any license, covenant not to sue, authorization, immunity or other right with respect to patents or patent applications. Each Acquired Company has complied with all of the terms and conditions of each applicable license for Open Source Technology, including all requirements pertaining to attribution and copyright notices. Each Acquired Company has taken sufficient steps, including by implementing and enforcing appropriate policies in accordance with industry standards, to (1) identify Open Source Technology that is used by such Acquired Company, and (2) regulate the use, modification, and distribution of Open Source Technology in connection with the Business of each Acquired Company and the Company Products and Services, in compliance with the applicable licenses for such Open Source Technology.

(n)    No source code for any Company Software has been delivered or made available to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person.

(o)    The Company has made available an accurate and complete copy of: (i) each Standard Form IP Contract and (ii) each outbound Intellectual Property License (excluding each Material Contract for Company Products and Services entered into in the ordinary course of business that constitutes an outbound Intellectual Property License solely as a result of the non-exclusive licenses granted to customers to use the Company Products and Services).

(p)    Schedule 4.10(p) of the Disclosure Schedule contains a true and correct list of all Social Media Accounts that each Acquired Company uses, operates or maintains, including in connection with marketing or promoting any Company Products and Services, together with all Social Media Account Names for each such Social Media Account. All use of the Social Media Accounts complies with and has complied in all material respects with (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts, and (ii) all other Applicable Laws.

(q)    The Acquired Companies do not generate any User Content in connection with the Business, and do not exploit any User Content in connection with the Company Products and Services.

(r)    The computer systems, information technology and data processing systems, facilities, infrastructure and services owned, used, or leased by or on behalf of the Acquired Companies including, without limitation, the software, hardware and networks, in use or control of the Acquired Companies (collectively, “Company IT Systems”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of their businesses, subject to the occurrence of software bugs from time-to-time for which the vendor(s) of the Company IT Systems provide support and maintenance services. The Acquired Companies have implemented and maintained organizational, administrative, physical and technical safeguards reasonably necessary to secure the Company IT Systems, including disaster recovery plans and procedures consistent with industry practices. The Company IT Systems do not contain any back door, trap door, Trojan horse, time bomb, Software lock, worm, virus or malicious code or any other code, program or sub program designed to erase without user authorization, halt, disable, damage or otherwise interfere with the operation of the Company IT Systems (“Malicious Code”). Each Acquired Company has implemented and maintained reasonable measures designed to prevent introduction of Malicious Code into the Acquired Companies’ products and services. None of the Acquired Companies has experienced a material outage or disruption of the Company IT Systems since January 1, 2016, and no Person has gained unauthorized access to any Company IT Systems.

(s)    Solely with respect to the business-to-consumer business of the Acquired Companies, each of the Acquired Companies has, at all times since January 1, 2017, (i) maintained an externally-facing Company Privacy Policy, (ii) complied in all material respects with its then in effect Company Privacy Policy, and (iii) provided notice of their Company Privacy Policies on all of the websites and mobile applications to the extent required by, and in a manner compliant with, applicable Privacy Requirements. Each Company Privacy Policy, during the time period in effect, (1) has complied or does comply in all material respects with all applicable Privacy Requirements, and (2) has been or currently is accurate and complete in all material respects. None of the Acquired Companies’ commitments in a Contract conflict in any way with a Company Privacy Policy or with any Acquired Company’s Information Security Program.

(t)    Solely with respect to the business-to-consumer business of the Acquired Companies and except as set forth on Section 4.10(t) of the Disclosure Schedule, each Acquired Company possesses the necessary rights to use and disclose all Personal Data collected through its websites or mobile application, or otherwise collected by such Acquired Company, subject to (i) the rights afforded by the Privacy Requirements to the natural persons to whom the Personal Data relates and (ii) such Acquired Company’s compliance with applicable Privacy Requirements.

(u)    Each Acquired Company complies and at all times since January 1, 2016 has complied, in all material respects with all Privacy Requirements in connection with Personal Data to which any of the Acquired Companies has had access or otherwise collected or handled or that is handled by Data Processors. To the Knowledge of the Company, any third party that processes payment card data on behalf of any Acquired Company complies and at all times has complied with the PCI DSS. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is stored and, when transmitted over a public network, transmitted by each Acquired Company and its Data Processors in an encrypted manner, and (ii) Personal Data is securely deleted or destroyed by the Acquired Company and its Data Processors. Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of any of the Transactions or any such other agreements violate any Privacy Requirements or Company Privacy Policies as they currently exist or existed at any time during which any of the Personal Data was collected or obtained. Where an Acquired Company uses a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner designed to be sufficient for the Acquired Company’s compliance with Privacy Requirements. The Acquired Companies do not own any data collected by their business-to-business customers on their products or offerings and make no representations with respect to compliance by their business-to-business customers with Privacy Requirements or any of those customers’ privacy policies.

(v)    Since January 1, 2018, each Acquired Company has established an Information Security Program that is implemented, maintained, and monitored, and there have been no material violations of the Information Security Program. The Information Security Program conforms, and at all times has conformed, in all material respects, with (i) any information security statements in the applicable Company Privacy Policy then in effect, (ii) any public statements regarding the Acquired Companies’ information security practices, and (iii) the Acquired Companies’ Contractual commitments. Each Acquired Company has assessed and tested its Information Security Program on a no less than an annual basis; remediated all critical, high and medium risks and vulnerabilities; and the Information Security Program is designed to be sufficient and compliant with Privacy Requirements in all material respects. The Company IT Systems currently used by each Acquired Company are in good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the operations of each Acquired Company. All Company Data will continue to be available for Processing by the Acquired Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(w)    The Acquired Companies and, to the Knowledge of the Company, the Data Processors of the Acquired Companies have not suffered and are not suffering a loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Company Data (a “Security Incident”), have not been and are not required to notify (whether pursuant to Privacy Requirements or otherwise) any Person of any security incident involving Personal Data, and have not been and are not adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any Company IT Systems. None of the Acquired Companies nor any third party acting at their direction or authorization has paid any perpetrator of any actual or threatened security incident or cyber attack, including, but not limited to a ransomware attack or a denial of service attack. None of the Acquired Companies have received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies. No Person (including any Governmental Authority) has made or threatened any claim or commenced any Proceeding relating to noncompliance or potential noncompliance with Privacy Requirements or the Acquired Company’s Processing of Personal Data or the security of Company Data, or the Acquired Company’s performance of any activities that CASL regulates, and to the Knowledge of the Company, there are no facts or circumstances that could form the basis for any such claim or Proceeding. None of the Acquired Companies is in breach or default of any Contracts relating to the Company IT Systems or to Company Data. The Acquired Companies do not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. The Acquired Companies maintain, and have maintained, cyber liability insurance with reasonable coverage limits.

(x)    Each Acquired Company is currently in compliance in all material respects with, and has always been in compliance in all material respects with, all applicable CASL provisions since the effective date of such provisions.

(y)    To the extent an Acquired Company has engaged any Person to carry out an activity that CASL regulates on such Acquired Company’s behalf, such Acquired Company has implemented contractual measures that require such Person to comply with CASL requirements for all such activities. Further, each Acquired Company complies in all material respects with the terms of all Contracts to which such Acquired Company is a party where such terms relate to such Acquired Company’s CASL compliance.

4.11    Material Contracts.

(a)    Section 4.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which the Acquired Companies are a party or by which any assets of the Acquired Companies are bound (together with each Proprietary Information and Invention Agreement, collectively, “Material Contracts”):

(i)    any Contract with a customer of the Acquired Companies that generated revenues for the Acquired Companies in excess of $100,000 during the 12-month period ended on the Interim Balance Sheet Date;

(ii)    any Contract pursuant to which any of the Acquired Companies paid to any supplier, vendor or similar Person in excess of $100,000 during the 12-month period ended on the Interim Balance Sheet Date;

(iii)    any Contract relating to a Company Benefit Plan, any Contract relating to a profit sharing, stock option, employee stock purchase or other plan or arrangements providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees, consultants or independent contractors, any Contract relating to a collective bargaining agreement or any other agreement with any labor union, or any Contract relating to severance agreements (other than severance provided under Applicable Law), programs, policies or arrangements;

(iv)    any Contract for the employment, hire or retention by the Acquired Companies of any current officer, individual employee or other Person providing services on a full-time, part-time, consulting or other basis with an annual base salary in excess of $100,000, other than offer letters;

(v)    any Contract relating to loans by the Acquired Companies to officers, directors, members, holders, shareholders or Affiliates of the Acquired Companies;

(vi)    any Contract relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or group of assets of the Acquired Companies;

(vii)    any Contract with any Person pursuant to which any of the Acquired Companies is a lessor, sublessor, lessee or sublessee of any tangible personal property, or any portion of real property (including the Leased Real Property), material to the conduct and operation of the Acquired Companies’ business;

(viii)    any Contract under which (A) an Acquired Company assigns Intellectual Property Rights to another Person or (B) a Person assigns Intellectual Property Rights to an Acquired Company;

(ix)    any Contract that constitutes Intellectual Property Licenses, except for (A) inbound Intellectual Property Licenses that are standard commercial end-user license agreements for off-the-shelf, uncustomized Software not in excess of an aggregate of $100,000 and (B) outbound Intellectual Property Licenses related to the use of the Company Products and Services by end users that conform in all material respects to the applicable Acquired Company’s Standard Form IP Contract, a copy of which has been made available to Purchaser;

(x)    any Contract relating to the research, development, or collaboration, with respect to, any Company Products and Services;

(xi)    any Contract relating to sales, distribution, reseller, and similar arrangements;

(xii)    any Contract relating to marketing, advertising, promotion, influencer, referral, and other similar arrangements;

(xiii)    any Contract relating to any joint venture, partnership, strategic alliance, franchising, profit sharing or similar arrangement;

(xiv)    any Contract prohibiting the Acquired Companies or any of its Affiliates from freely engaging in any business or competing anywhere in the world;

(xv)    any Contract providing “most favored nations” terms or establishing an exclusive or priority sale or purchase obligation with respect to any product or service or geographic location;

(xvi)    any Contract for capital expenditures or leasehold improvements in excess of $100,000;

(xvii)    any Contract between or among the Company or any other Acquired Company, on the one hand, and any Holder or any Affiliate of a Holder (other than an Acquired Company), on the other hand;

(xviii)    any Contract with any Governmental Authority;

(xix)    any other Contract that is material to any Acquired Company or the Business that is not otherwise disclosed in the Disclosure Schedule under any other paragraph of this Section 4.11;

(xx)    any Contract with any of the customers or suppliers of the Acquired Companies required to be disclosed pursuant to Section 4.20 or Section 4.21;

(xxi)    any Contract, not otherwise identified above, pursuant to which any Acquired Company is currently obligated to make payments in excess of $100,000 during the current fiscal year (other than Contracts with individual employees or service providers); and

(xxii)    any Contract that includes a waiver of or application of sovereign immunity by a Tribal Authority;

(xxiii)    any Contract which commits any Acquired Company to enter any of the foregoing.

(b)    The Company has delivered to Purchaser accurate and complete copies of all Material Contracts, including all amendments, supplements, modifications and waivers thereof. All Material Contracts are in writing.

(c)    Each Material Contract is currently valid, binding and in full force and effect, and is enforceable by the Company or its applicable Subsidiary in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(d)    No Acquired Company is in breach, default under any Material Contract, and no Person has notified an Acquired Company that it is in breach or default, under any Material Contract. No event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (iv) otherwise have a Material Adverse Effect in connection with any Material Contract. None of the Acquired Companies has waived any of its rights under any Material Contract. To the Knowledge of the Company, no party to any Material Contract other than an Acquired Company, is in breach or default under such Material Contract.

(e)    The performance of the Material Contracts will not result in any violation of or failure by any Acquired Company to comply with Applicable Law.

4.12    Insurance

Section 4.12 of the Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder), that insure are maintained by or for the benefit of the Acquired Companies (“Insurance Policies”). The Company has delivered to Purchaser accurate and complete copies of all Insurance Policies. Each Insurance Policy is valid, binding and in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by the Acquired Companies with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. No Acquired Company is in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. Section 4.12 of the Disclosure Schedule sets forth an accurate and complete list of all claims filed by the Acquired Companies against its Insurance Policies in the last thirty-six (36) months. There is no claim under any Insurance Policy that any insurer has questioned, disputed or denied liability. No Acquired Company has received any notice of, nor to the Knowledge of the Company, do any facts or circumstances exist that might result in, a material increase in the premium for any Insurance Policy.

4.13    Taxes

(a)    The Acquired Companies have each timely filed when due (taking into account properly obtained extensions) all Tax Returns of or with respect to the Acquired Companies that were required to have been filed under Applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by or with respect to the Acquired Companies (whether or not shown on such Tax Returns or on any assessments or reassessments) have been timely paid in full and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against any of the Acquired Companies by any Taxing Authority. There are no Encumbrances for Taxes (other than Taxes not yet due and payable for which adequate reserves have been provided in the Financial Statements in accordance with GAAP) upon any of the assets of the Acquired Companies.

(b)    Section 4.13(b) of the Disclosure Schedule sets forth an accurate and complete list of all federal, state, provincial, local, and non-U.S. income Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after January 1, 2017, indicates those income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Company has made available to Purchaser accurate and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies, as applicable, filed or received since January 1, 2017.

(c)    None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written request for such a waiver or extension is outstanding.

(d)    All Taxes that the Acquired Companies have been required to withhold or collect in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(e)    The Acquired Companies have deducted, withheld or collected or remitted in a timely manner to the relevant Taxing Authority all Taxes or other amounts required to be deducted, withheld or collected and remitted by it.

(f)    None of sections 80 to 80.04, both inclusive, of the Tax Act have applied or will apply to any of the Acquired Companies at any time up to and including the Closing Date. None of the Acquired Companies has any unpaid amounts that may be required to be included in income under section 78 of the Tax Act for a taxation year ending after the Closing Date. None of the Acquired Companies has made any payments, nor is obligated to make any payments, nor is a party to any agreement under which it could be obligated to make any payments, that may not be deductible by virtue of section 67 of the Tax Act or any analogous provision of any comparable Applicable Law of any province or territory of Canada.

(g)    None of the Pala Canada Shares constitute “taxable Canadian property” within the meaning of the Tax Act and no Pala Canada Share derives, and no such share has at any time within the 60 month period prior to the Closing Date derived, more than 50% of its fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Tax Act), (iii) timber resource properties (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii), whether or not the property exists.

(h)    The Company has been at all times prior to the Closing Date classified as a partnership within the meaning of Treasury Regulation Section 301.7701-2(a) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3. The U.S. federal income tax classification of the Company is, and at all times has been, as listed on Section 4.13(h) of the Disclosure Schedule.

(i)    There is no Proceeding, audit, claim or assessment pending or proposed or, to the Knowledge of the Company, threatened with respect to Taxes for which any Acquired Company may be liable.

(j)    None of the Acquired Companies has received any notice from any Taxing Authority that it is taking steps to assess any additional Taxes against the Acquired Company for any period for which Tax Returns have been filed.

(k)    None of the Acquired Companies has been informed in writing by any jurisdiction in which the Acquired Companies do not file Tax Returns that the jurisdiction believes that any Acquired Company was required to file any Tax Return that was not filed or was required to pay any Tax that was not paid.

(l)    All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of any Acquired Company have been paid in full or otherwise finally resolved.

(m)    The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the books of the Acquired Companies (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Acquired Companies have recorded items on their respective books, and since the end of the last period for which the Acquired Companies have recorded items on their respective books, none of the Acquired Companies has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(n)    There are no Tax rulings, requests for rulings, or closing agreements that have been requested, entered into or issued by any Taxing Authority or otherwise relating to Taxes with respect to any Acquired Company.

(o)    No Acquired Company has granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(p)    No Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code.

(q)    No Acquired Company is required to make installment payments under Section 965(h) of the Code after the Closing Date.

(r)    No Acquired Company is party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority or Taxing Authority) other than commercial agreements the primary purpose of which does not relate to Taxes.

(s)    No Acquired Company (i) is or has been a member of any consolidated, combined, unitary or affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was an Acquired Company), (ii) has any liability for Taxes of another Person (other than any Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or under sections 159 or 160 of the Tax Act, under any agreement or arrangement, as a transferee or successor, or by contract or otherwise.

(t)    No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law) and, with respect to each transaction in which the any Acquired Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. law), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) (and on any corresponding form required under state, local or non-U.S. law).

(u)    During the last three years, no Acquired Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or non-U.S. law) applied.

(v)    Each Acquired Company has (i) complied with all legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Act and (iii) not received or claimed any tax credits under Section 2301 of the CARES Act.

(w)    Each Acquired Company, as applicable, has (A) duly and timely completed and filed all CEWS Returns required under Applicable Laws to be filed by it, or that it elected to file, and all such CEWS Returns are complete, correct and accurate in all respects, (B) not claimed CEWS to which it was not entitled and (C) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Authority.

(x)    Each Acquired Company is in compliance with all applicable transfer pricing laws (including Section 482 of the Code) and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Acquired Companies.

(y)    No Acquired Company is subject to Tax in any jurisdiction (other than its jurisdiction of incorporation or formation) by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(z)    For all transactions between any Acquired Company and any Person with whom it was not dealing at arm’s length during a taxation year ending on or before the Closing Date, the Acquired Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

4.14    Proceedings; Orders.

(a)    Other than with respect to any non-material Gaming Proceedings in the ordinary course of business, none of the Acquired Companies is subject to any Proceeding pending, or to the Knowledge of the Company, threatened, against any of them, or any officer or director of any of the foregoing, in such capacity as an officer or director.

(b)    There is no outstanding Order to which any of the Acquired Companies is a party or subject (i) that adversely affects the Acquired Companies or their respective properties, assets or businesses or (ii) that prohibits the consummation of the Transactions.

4.15    Employee Benefits.

(a)    Section 4.15(a) of the Disclosure Schedule sets forth a complete list of (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (whether or not subject to ERISA) and each other employee benefit plan, policy, program, agreement, or undertaking, including, without limitation, every severance or termination, salary continuation, bonus, incentive compensation, stock option, retirement, pension, profit sharing, deferred compensation, saving, stock ownership, stock purchase, stock option, phantom stock, change-in-control, fringe benefit, tax gross-up or tax indemnification, vacation, paid time off, loan, mortgage insurance, education assistance, employee assistance, health and welfare insurance (including life, medical, vision, dental, disability, accident, death, critical illness, drug, and hospitalization coverage), or other similar arrangement of any kind, in each case, whether written or oral, qualified or nonqualified, funded or unfunded, insured or uninsured, currently effective or terminated, (i) that is maintained, administered, sponsored by or contributed to (or required to be contributed to) by any Acquired Company for the benefit of one or more current or former employee, director, or officer of an Acquired Company (or the spouse, dependents or beneficiaries of such Persons), or (ii) in respect of which any Acquired Company is a party, or has or could reasonably be expected to have any direct, indirect, joint and several or contingent liability, other than Contracts with individual employees or independent contractors of the Acquired Companies (all of the above being hereinafter individually or collectively referred to as “Company Benefit Plan” or “Company Benefit Plans,” respectively).

(b)    Each Company Benefit Plan intended to qualify for favorable tax treatment under Applicable Law, including under Section 401(a) of the Code is so qualified and is registered or is the subject of a favorable determination letter or can rely upon an advisory or opinion letter issued by the applicable Governmental Authority, including the Internal Revenue Service as to its qualified status under Applicable Law, including the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of the Company, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c)    No Company Benefit Plan provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s retirement or termination of employment, except to the extent required by Applicable Law, including COBRA. No Company Benefit Plan provides or is obligated to provide health, life insurance, or other welfare benefits to any Person who is not a current or former employee of the Acquired Companies (or dependent thereof).

(d)    No Company Benefit Plan, and neither the Acquired Companies nor any of their respective ERISA Affiliates has ever sponsored, participated in, or contributed to or been required to contribute to, or incurred any liability (including contingent liability) in respect of: (i) a plan which provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation, (ii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) a plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (iv) a “registered pension plan” as defined in subsection 248(1) of the Tax Act, or subject to the funding requirements of the Pension Benefits Act (Ontario) or any analogous federal or provincial pension standards legislation in Canada, (v) a “retirement compensation arrangement” as defined in subsection 248(1) of the Tax Act, or (vi) a “salary deferral arrangement” as defined in subsection 248(1) of the Tax Act. No Company Benefit Plan is multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA) and no Acquired Company has any outstanding liability with respect to any such plan or arrangement. To the Knowledge of the Company, none of the Acquired Companies nor any of their respective ERISA Affiliates has any liability on account of a violation of the continuation coverage requirements under COBRA.

(e)    The Company has made available to Purchaser, with respect to each Company Benefit Plan (to the extent applicable): (i) a copy of the Company Benefit Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future) (or, with respect to any unwritten Company Benefit Plan, a written summary thereof), (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan, (iii) a copy of any summary plan description or employee booklets for the Company Benefit Plan and any material modifications thereto, (iv) a copy of any Form 5500 or other annual information return required to be filed with a Governmental Authority for the last three Company Benefit Plan years, (v) a copy of any determination letter, notice or other document that has been issued by, or that has been received by the Acquired Companies from, any Governmental Authority with respect to the Company Benefit Plan, (vi) all non-discrimination and coverage tests performed for the most recently ended plan year, and (vii) all material correspondence with any Governmental Authority over the past three (3) years.

(f)    Each Company Benefit Plan has been maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with Applicable Law, including the Code, ERISA and the Tax Act. Each Company Benefit Plan that is subject to Section 409A of the Code has been maintained, administered and operated in all respects according to the requirements of Section 409A of the Code, and the Acquired Companies have not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. None of the Acquired Companies has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(g)    Each contribution or other payment that is required to have been accrued, paid, remitted or made to, under, or with respect to any Company Benefit Plan has been duly accrued, paid, remitted or made on a timely basis in all material respects. The Acquired Companies have complied in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, including offering qualifying health coverage to all full-time employees since January 1, 2015.

(h)    No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to any Company Benefit Plan that would reasonably be expect to subject any Acquired Company to any liability. No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Benefit Plan that could subject the Acquired Companies to any liability (including liability on account of an indemnification obligation).

(i)    There are no Proceedings, investigations, claims or examinations pending nor, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits made in the ordinary course). The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by third-party insurers.

(j)    Except as required pursuant to or contemplated by this Agreement or as set forth on Section 4.15(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Transactions, alone or together with any other event whether contingent or otherwise (including any termination of service), will (i) result in any payment or benefit becoming due or payable, accelerate the time of payment or vesting, or increase the amount of compensation or value of benefit due any current or former officer, director, employee, or consultant under any of the Company Benefit Plans or (ii) in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). No Acquired Company has made any outstanding promise, commitment or announcement, whether orally or in writing, to (i) terminate, amend, or alter the amount or frequency of contribution, payment or funding requirements in respect of any Company Benefit Plan, or (ii) to establish or adopt an employee benefit plan that would be a Company Benefit Plan if in existence as of the date hereof.

(k)    Each Company Benefit Plan that is maintained outside of the United States or Canada (i) to the Knowledge of the Company, has been operating in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States and (ii) the fair market value of the assets of each such Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan and none of the Transaction shall cause such assets or insurance obligations to be less than such benefit obligations.

(l)    Other than as set forth on Section 4.15(l) of the Disclosure Schedule, no Person holds any Interests that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(m)    Each Company Benefit Plan that is required to be funded is fully funded in accordance with its terms, Applicable Law, and generally accepted actuarial principles and practices. Each Company benefit Plan that provides health and welfare insurance, or other insurance coverage, is fully-insured by one or more third-parties insurers, pursuant to a contract for insurance.

(n)    All data necessary to administer each Company Benefit Plan is in the possession of the Acquired Companies or their agents and is in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms and all Applicable Law and such data is complete and correct.

4.16    Employees.

(a)    Section 4.16(a) of the Disclosure Schedule sets forth, as of March 8, 2022, an accurate and complete list of the following: with respect to each current employee of the Acquired Companies (including any employee who is on a leave of absence or on inactive status): (i) name (or, a no-names basis as required by Applicable Law), (ii) title, (iii) date of last hire (or service credited), (iv) rate of pay, whether hourly, salaried, piece rate, commission, or calculated by some other measure, (v) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, incentive compensation opportunity, target variable compensation, deferred compensation, perquisites, allowances or commission arrangements or other compensation), (vi) part-time or full-time status, (vii) exempt or non-exempt classification under the Fair Labor Standards Act or Applicable Law related to employment standards, (viii) visa status or work permit status, (ix) leave of absence status and, if applicable, expected return to work date, and (x) work location.

(b)    Section 4.16(b) of the Disclosure Schedule accurately identifies each former employee of the Acquired Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Acquired Companies relating to such former employee’s employment with the Acquired Companies, and Section 4.16(b) of the Disclosure Schedule accurately describes such benefits.

(c)    Section 4.16(c) of the Disclosure Schedule sets forth, as of the Interim Balance Sheet Date, an accurate and complete list of the following: (a) individuals who are currently performing services for the Acquired Companies who are classified as independent contractors, including the respective work location, services provided and compensation of each consultant or independent contractor, and (b) any employees or independent contractors of an Affiliate of the Acquired Companies that perform services for the Acquired Companies.

(d)    Section 4.16(d) of the Disclosure Schedule sets forth, as of the Interim Balance Sheet Date, all bonuses, severance payments, termination pay, equity interests, and other compensation of any kind (whether pursuant to an oral or written agreement or understanding, statute, or otherwise) paid to, accrued with respect to, or that would be payable to, any current or former officer, director, employee or independent contractor of any of the Acquired Companies since the Interim Balance Sheet Date as a result of the transaction contemplated by this Agreement.

(e)    The employment of the U.S.-based employees of the Acquired Companies is terminable by the Acquired Companies at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Applicable Law. No Acquired Company is now, and has never been party to any union contract, collective bargaining agreement or similar Contract and no such Contract is being negotiated by any Acquired Company. No labor or trade union, works council, employee bargaining agency or group of employees of the Acquired Companies has made a pending demand for recognition or certification or applied to have any Acquired Company declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar Applicable Law, and, to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union or works council to organize any employees of the Acquired Companies or any of its Subsidiaries with regard to their employment and no such activities or proceedings have occurred within the past three (3) years. The Company has made available to Purchaser accurate copies of all current employment agreements, employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of employees of the Acquired Companies.

(f)    To the Knowledge of the Company: (i) no managerial employee of the Acquired Companies intends to terminate his or her employment; and (ii) no managerial employee of the Acquired Companies has received an offer to join a business that is competitive with the business of the Acquired Companies.

(g)    Since January 1, 2018 there has not been any slowdown, work stoppage, labor dispute or, to the Knowledge of the Company or any similar activity or dispute, affecting the Acquired Companies or any of their employees, and, to the Knowledge of the Company, no Person has threatened to commence any such slowdown, work stoppage or labor dispute or any similar activity or dispute.

(h)    None of the Acquired Companies is party to a settlement agreement with a current or former officer, director, employee or independent contractor of any of the Acquired Companies resolving allegations of sexual harassment or misconduct by either (i) an officer or director of any Acquired Company or (ii) an employee of any Acquired Company with the title of Vice President or higher. There are no, and in the past three (3) years, (i) there have not been any claims, complaints, charges, investigations, or Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company involving allegations of sexual harassment or misconduct by a current or former director, officer or employee of any Acquired Company and (ii) to the Knowledge of the Company, no event has occurred that would serve as a reasonable basis for any such allegation of sexual harassment or sexual misconduct. Within the past three (3) years, no Acquired Company has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former employee or independent contractor. To the extent required by Applicable Laws, the Acquired Companies have established and distributed to all employees a policy against harassment, discrimination, and retaliation, has implemented complaint procedures, and has required all managers and employees to undergo anti-harassment training.

(i)    There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened involving any current or former officer, director, employee or independent contractor of any of the Acquired Companies, or group thereof related to any alleged violation of Applicable Law related to employment matters. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending, or to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any current or former officer, director, employee or independent contractor of any of the Acquired Companies.

(j)    Within the past three (3) years, the Acquired Companies have not implemented any plant closing or layoff of employees that could implicate the WARN Act. Within ninety (90) days preceding the date hereof, no employee of any Acquired Company has suffered an “employment loss” with the Company Group, as such term is defined in the WARN ACT, resulting in a plant closing or mass layoff as those terms are defined in the WARN Act.

(k)    Each Acquired Company is in compliance in all material respects with all Applicable Laws related to any public health emergency (including but not limited to COVID-19) with respect to employees and independent contractors applicable to any location in which any Acquired Company operates. No Acquired Company has received any documented complaint or concern from any employee or independent contractor alleging that an Acquired Company is not in compliance with workplace Applicable Laws related to any public health emergency or failed to provide a safe working environment, appropriate equipment or accommodation in relation to any public health emergency. Except as set forth in Section 4.16(k) of the Disclosure Schedules, the Acquired Companies did not adopt any material changes in employment terms due to COVID-19.

(l)    To the Knowledge of the Company, no employee or independent contractor of any Acquired Company is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar contracts that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Acquired Companies; or (B) the business of the Acquired Companies. No Acquired Company has received any written notice alleging that any violation of any such contracts has occurred. To the Knowledge of the Company, the employment of any employee or engagement of any independent contractor does not subject any Acquired Company to any liability to any third party.

(m)    The Acquired Companies have complied in all material respects with Applicable Laws related to United States work authorization, including completing and retaining Forms I-9 for United States employees. All current employees who work in the United States are legally authorized to work in the United States.

4.17    Compliance with Applicable Law

Since January 1, 2018, each of the Acquired Companies has conducted its business, and operated and used all of its assets, in compliance in all material respects with all Applicable Law, and each of the Acquired Companies is currently in compliance in all material respects with all Applicable Laws, and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any Applicable Law. Since January 1, 2018, the Acquired Companies have not received any written notice from any Governmental Authority (including any Gaming Authority) or any other Person alleging the material violation of, or material failure to comply with, any Applicable Law.

4.18    Permits

Section 4.18 of the Disclosure Schedule sets forth an accurate and complete list of (a) each material Permit held by the Acquired Companies (collectively, the “Material Permits”); and (b) each material Permit for which the Acquired Companies have submitted an application which is currently pending. The Company has made available to Purchaser accurate and complete copies of all Material Permits including all renewals and all amendments thereof. The Material Permits are valid and in full force and effect, except to the extent not reasonably expected to be materially adverse to the Acquired Companies, and collectively constitute all Permits necessary to enable the Acquired Companies to conduct their respective business in all material respects in the manner in which it is presently conducted and own and use their respective properties and assets in all material respects in the manner in which they are presently owned or used by the Acquired Companies. The Acquired Companies are, and since January 1, 2018 have been, in compliance in all material respects with all of the Material Permits applicable to the Acquired Companies. Except with respect to non-material, ordinary course matters, the Acquired Companies have not received any written notice from any Governmental Authority alleging the violation of, or failure to comply with, any term or requirement of any of the Material Permits applicable to the Acquired Companies, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of the Material Permits applicable to the Acquired Companies. There is not any pending or, to the Knowledge of the Company, threatened Proceeding which would be reasonably likely to result in the suspension, termination, revocation, cancellation, limitation or impairment of any Material Permit, filing or notification. No fines or penalties are due and payable in respect of any Material Permit or any violation thereof.

4.19    Environmental Matters

The Acquired Companies are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Laws applicable to the Acquired Companies. The Acquired Companies have obtained and maintained, and since January 1, 2018 have been, in compliance in all material respects with all Permits required pursuant to Environmental Law for the operation of the Acquired Companies (“Environmental Permits”) and all such Environmental Permits are valid and in full force and effect, and there are no Proceedings pending, or to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension, or adverse modification of any such Environmental Permit. Neither of the Acquired Companies has received any written notice from any Governmental Authority alleging that the Acquired Companies have failed to comply with or have violated, or have any liability under any Environmental Law that has not been fully resolved as of the date of this Agreement. There are no Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority or any other Person against any Acquired Company pursuant to Environmental Laws. There has been no Release of, or exposure to, any Hazardous Materials by the Acquired Companies or, to the Knowledge of the Company, at, on, under or from Leased Real Property or any real property formerly owned, operated, leased or used by any Acquired Company, that would reasonably be expected to give rise to any material liability under Environmental Law. Neither of the Acquired Companies has assumed or provided an indemnity against any liability of any other Person under any Environmental Laws. To the Knowledge of the Company, there are no asbestos-containing materials or polychlorinated biphenyls on, at, or under any Leased Real Property. The Company has delivered or otherwise made available for inspection to Purchaser accurate and complete copies of all material studies, audits, assessments, and reports regarding the Acquired Company’s compliance with applicable Environmental Law or potential liability under Environmental Laws, or the presence, Release or threatened Release of Hazardous Materials on property owned, leased or operated by the Acquired Companies or a predecessor at any time, that are in the possession or control of the Acquired Companies or the Holders.

4.20    Customers

Section 4.20 of the Disclosure Schedule sets forth an accurate and complete list of the customers of the Acquired Companies that generated, represented or were responsible for revenue of the Acquired Companies in the aggregate of at least $100,000 (a) during the fiscal year ended December 31, 2020 and December 31, 2021 and (b) during the 2-month period ended on February 28, 2022. No Acquired Company has received any written notice from any customer set forth on Section 4.20 of the Disclosure Schedule to the effect that such customer intends to stop, materially decrease the rate of, or change the material terms (including price) with respect to, buying products or services from the Acquired Companies. The Company has no Knowledge that any such Person will cease to do business with Purchaser or its Affiliates after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency.

4.21    Vendors and Suppliers

Section 4.21 of the Disclosure Schedule sets forth an accurate and complete list of the vendors and/or suppliers of the Acquired Companies to which the Acquired Companies paid expenses or expenditures in excess of $100,000 (a) during the fiscal year ended December 31, 2020 and December 31, 2021 and (b) during the 2-month period ended on February 28, 2022. No Acquired Company has received any written notice from any vendor and/or supplier set forth on Section 4.21 of the Disclosure Schedule to the effect that such vendor and/or supplier intends to stop, decrease the rate of, or change the terms (including price) with respect to, supplying materials, products or services to the Acquired Companies. The Company has no Knowledge that any such Person will cease to do business with Purchaser or its Affiliates after, or as a result of, consummation of the Transaction, or that such Person is threatened with bankruptcy or insolvency.

4.22    Related Party Transactions

No related party of the Acquired Companies (a) is party to any Contract with the Acquired Companies (other than with respect to an officer or director of the Acquired Companies pursuant to the Organizational Documents of the Acquired Companies or with respect to an officer, director or employee of the Acquired Companies pursuant to Company Benefit Plans, in each case as in effect as of the date hereof), (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by the Acquired Companies (other than as a holder of Equity Securities of the Acquired Companies) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of the Acquired Companies, (c) is (other than with respect to an employee of the Acquired Companies pursuant to Company Benefit Plans as in effect as of the date hereof) owed any amounts by the Acquired Companies, or (d) owes any amount to the Acquired Companies.

4.23    Absence of Unlawful Payments

The Acquired Companies have not and, to the Knowledge of the Company, the Acquired Companies’ officers, directors or other employees or other Person acting on the Acquired Companies’ behalf have not (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), each as amended; (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (c) paid, offered, promised or authorized payment of, money or any other thing of value to any Governmental Authority or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that the Acquired Companies might secure any advantage, obtain or retain business or direct business to any Person; or (d) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of the Company, was unlawful.

4.24    PPP Loan

The PPP Loan is the only Indebtedness incurred by the Acquired Companies pursuant to the CARES Act. Since obtaining the PPP Loan, the Acquired Companies have been, and currently are, in compliance with the terms and provisions of the CARES Act applicable to the PPP Loan. The Acquired Companies have operated their businesses in a manner designed to maximize the forgiveness of the PPP Loan pursuant to the terms and provisions of the CARES Act. All applications, documents and information submitted to any Governmental Authority by the Acquired Companies with respect to the PPP Loan were accurate and complete at the time they were submitted, and all outstanding amounts of the PPP Loan have been forgiven in accordance with the terms and provisions of the CARES Act. The Acquired Companies have not received any notice from the PPP Loan lender, the SBA or any other Governmental Authority that the Acquired Companies were ineligible to receive the PPP Loan. The Company has delivered or made available to Purchaser accurate and complete copies of (a) the application for the PPP Loan, (b) the credit agreement governing the PPP Loan, (c) all written material correspondence relating to the PPP Loan and (d) all information necessary to obtain forgiveness of the PPP Loan, including the information required by the Small Business Administration Form 3508. The principal amount of the PPP Loan obtained by the Company on May 2, 2020 was $278,300.00, the entirety of which has been forgiven in accordance with the terms and provisions of the CARES Act.

4.25    Brokers

Except for Deutsche Bank Securities Inc., the Acquired Companies have not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4.26    Competition Act

The aggregate value of the assets in Canada of the Acquired Companies and the gross revenues generated from sales in or from Canada from those assets do not, in either case, exceed $93 million, as determined in accordance with the Competition Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER COMPANIES

The Purchaser Companies represent and warrant to the Company that the statements contained in this Article V are correct and complete as of the Effective Date and as of the Closing Date.

5.1    Organization and Good Standing

Each Purchaser Company is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization or formation.

5.2    Authority; Binding Nature of Agreements

Each Purchaser Company has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to carry out the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance by the Purchaser Companies of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of such Purchaser Company, as applicable. This Agreement has been duly and validly executed and delivered by the Purchaser Companies. Each of this Agreement and the other Transaction Documents to which any Purchaser Company is a party constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of such Purchaser Company, enforceable against such Purchaser Company, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Law affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (both in law and equity).

5.3    No Conflicts; Required Consents

Subject to receipt of all Gaming Approvals, the execution, delivery and performance of this Agreement or any other Transaction Document by the Purchaser Companies do not and will not (with or without notice or lapse of time):

(a)    conflict with, violate or result in any breach of (i) any of the provisions of the Organizational Documents of any Purchaser Company or (ii) any of the terms or requirements of any Governmental Approval held by any Purchaser Company;

(b)    give any Governmental Authority or other Person the right to (i) challenge the Transactions; (ii) exercise any remedy or obtain any relief under any Applicable Law or any Order to which any Purchaser Company any of their assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which any Purchaser Company is a party; or

(c)    require any Purchaser Company to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

5.4    Solvency

Assuming (solely for purposes of this Section 5.4) that (a) the conditions to the obligation of the Purchaser Companies to consummate the Transactions have been satisfied, (b) the representations and warranties set forth in Article III, Article IV or this Article V are true and correct in all material respects, and (c) any financial projections or forecasts provided by the Company to the Purchaser Companies prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then immediately after the Closing, no Purchaser Company will (i) be insolvent, or (ii) have incurred debts beyond their ability to repay such debts as they become absolute and matured.

5.5    Sufficient Funds

Each Purchaser Company has available, and on the Closing Date will have available, sufficient funds or other sources of immediately available funds to enable such Purchaser Company to make the payments required pursuant to Article II and to timely perform its obligations with respect to the Transactions. Each Purchaser Company acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to Article II or for such Purchaser Company to perform its obligations with respect to the Transactions.

5.6    Brokers

No Purchaser Company has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

5.7    Proceedings

As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the Purchaser Companies, threatened against or affecting any Purchaser Company, (a) challenging or seeking to materially restrain, delay or prohibit the Transactions or (b) preventing any Purchaser Company from performing in all material respects its obligations under this Agreement or any Transaction Documents to which it is a party.

ARTICLE VI

COVENANTS

6.1    Company’s Conduct of the Business Prior to Closing

Between the Effective Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms, except with the prior written consent of Purchaser, the Company shall, and shall cause each Acquired Company to use commercially reasonable efforts to conduct its business in the ordinary course in all material respects. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Disclosure Schedule or as otherwise permitted or required by the terms of this Agreement or as required by Applicable Law, between the Effective Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each Acquired Company not to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    amend any Organizational Document;

(b)    other than in connection with the Reorganization, make or declare any dividend (whether in cash, stock or property or any contribution thereof) or distribution to Holders or any equity holder of the Company, issue or dispose of or authorize the issuance or disposition of any equity securities of any of the Acquired Companies, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities;

(c)    except with respect to a Change of Control Payment, and other than in the ordinary course of business, consistent with industry standards and with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary commissions, fees, benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

(d)    hire any senior management or employee with total annual compensation in excess of $250,000, or terminate the employment of any employee at the level of vice president or above, other than for cause;

(e)    permit or allow any of the Interests or their respective material assets to become subjected to any Encumbrance (other than Permitted Encumbrances);

(f)    other than with respect to employment compensation paid to any Holders who are employees of the Acquired Companies, pay, loan or advance any amount to, or sell, transfer or lease any of their respective assets to, or enter into any agreement or arrangement with, any Holder;

(g)    acquire by merging or consolidating with, or by purchasing a material portion of the assets or equity interests of, or by any other manner, any other Entity or division thereof;

(h)    make or incur any capital expenditures in excess of $250,000 in the aggregate;

(i)    terminate or allow to be terminated any material insurance policy in effect as of the date of this Agreement;

(j)    form any subsidiary or acquire the Equity Securities of any other Person;

(k)    forfeit, surrender, modify or rescind any material license, registration, franchise, permit or authorization of a Governmental Authority, including any Gaming Authority;

(l)    other than the settlement of disputes relating to accounts payable incurred or accounts receivable collected in the ordinary course of business, (i) commence, compromise or settle any Proceeding that would involve the payment of $150,000 or more individually or $300,000 in the aggregate or (ii) that would impose any material non-monetary restrictions on the business of the Acquired Companies that would continue after the Closing;

(m)    sell, transfer, lease, license, assign, option, divest, abandon, dispose of or otherwise encumber any of its assets (including any Company IP Assets), except in the ordinary course of business consistent with past practice;

(n)    violate any material Applicable Law;

(o)    other than in the ordinary course of business consistent with past practices, change or announce any change to the Company Products and Services;

(p)    other than with respect to any Proprietary Information and Invention Agreement, enter into, violate, terminate or amend any Material Contract, or enter into any Contract outside the ordinary course of business;

(q)    enter into any Contract (excluding non-exclusive licenses entered into in the ordinary course of business) with respect to the Business of any Acquired Company that purports to limit, curtail or restrict the kinds of businesses that such Business may conduct, or the Persons with whom such Business may compete;

(r)    other than in connection with the Reorganization, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, split, reclassify or authorize the issuance, sale, pledge, disposition, grant, split, reclassification or encumbrance of (1) any Interests or equity or similar interest in any Acquired Company or (2) any options, warrants, convertible securities or other rights of any kind to acquire any Interests or equity or similar interest in the any Acquired Company;

(s)    incur any Indebtedness;

(t)    provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, stockholders, officers, employees or directors of any Acquired Company, other than those made in the ordinary course of business;

(u)    change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(v)    materially change the terms of its accounts payable or accounts receivable or take any action directly or indirectly to cause or encourage any material acceleration or material delay in the payment, collection or generation of its accounts payable or accounts receivable;

(w)    take, or fail to take, any action which (i) action (or failure to act) is solely in the control of the Acquired Companies and (ii) causes any Acquired Company to incur or become subject to a material liability, other than any current liability incurred in the ordinary course of business and which is not otherwise contemplated by clauses (a) – (v) and (x) – (aa);

(x)    make any severance payments to any employee, officer or director, except as required pursuant to the terms of any applicable employment agreement or as required under Applicable Laws;

(y)    make, amend, or revoke any election relating to Taxes; adopt or change any accounting method relating to Taxes; file any amendment to any Tax Return; enter into any Tax sharing, allocation, indemnity or similar agreement; enter into any closing agreement; settle or compromise any claim or assessment relating to Taxes; consent to any extension or waiver of the limitations period applicable to any Taxes, Tax Returns or any assessment;

(z)    other than as required under Applicable Laws, terminate, materially amend or materially alter the amount or frequency of contribution, payment or funding requirements in respect of any Company Benefit Plan, or otherwise establish, create or adopt any employee benefit plan that would be a Company Benefit Plan if in existence as of the Effective Date, or make an announcement or promise to do so; or

(aa)    enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Sections 6.1(a) through 6.1(z) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

6.2    Access to Information

From the date of this Agreement to the Closing, the Company shall (a) provide to Purchaser and its Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Acquired Companies, upon reasonable prior written notice to the Company, to the management level employees, properties, offices and other facilities of the Acquired Companies and to the books and records thereof, and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Acquired Companies as Purchaser or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Acquired Company to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would (i) result in the loss of attorney-client privilege, (ii) violate any obligations of any Acquired Company with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which any Acquired Company is party, (iii) result in a competitor of the Acquired Companies (excluding the Purchaser or its Affiliates) receiving information that is competitively sensitive, or (iv) breach, contravene or violate any Applicable Law (including any Antitrust Law) (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)). Purchaser shall, and shall cause each of its Subsidiaries and its and their respective Representatives, to hold all information provided or furnished pursuant to this Section 6.2 confidential in accordance with the terms of the Confidentiality Agreement.

6.3    No Solicitation

Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, the Company shall not, and they shall cause the Company’s Representatives, the Holders, the Acquired Companies and their Representatives not to, directly or indirectly, (i) initiate, solicit, encourage, engage or facilitate any inquiries (or attempt to do the same), or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Company or the acquisition of any Interests (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”), or (ii) continue, propose or enter into, participate in, or hold any discussions or authorize, consider, propose or enter into any agreement, letter of intent, term sheet or other arrangement or understanding with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. On and after the date of this Agreement, the Company shall, and shall cause the Holders, the Acquired Companies and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations conducted prior to the date of this Agreement with any Persons (other than Purchaser) with respect to any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, the Company, the Company’s Representatives, the Holders, any Acquired Company or any of its or their Representatives is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), the Company shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and the Company shall keep Purchaser informed of the status and material details of any future notices, requests, correspondence or communications related thereto.

6.4    Certain Notifications

From the Effective Date until the Closing, the Company shall promptly notify Purchaser in writing regarding any (a) any circumstance or event that would reasonably be expected to have a Material Adverse Effect, (b) breach of any representation or warranty of the Acquired Companies hereunder which will result in, or would reasonably be expected to result in, the failure of the Acquired Companies to satisfy any of the conditions to Closing set forth in Article VII or (c) breach of any covenant or obligation of the Acquired Companies hereunder and circumstance or event which will result in, or would reasonably be expected to result in, the failure of the Acquired Companies to timely perform their obligations under this Agreement or satisfy any of the conditions to Closing set forth in Article VII.

6.5    Governmental Approval; Filings

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to, and shall cause such party’s respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, subject to the express provisions of this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to the Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, filings and notifications (including filings or notifications with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an adverse action or proceeding by, any Governmental Authority (including in connection with the HSR Act and any other Antitrust Laws or as required by or advisable with respect to the Gaming Authorities), (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the party subject to the applicable requirement of a Governmental Authority or party to the applicable agreement requiring a consent or waiver shall be primarily responsible for communications with the applicable Governmental Authority or other third party while keeping the other parties reasonably and promptly informed and the other parties shall reasonably cooperate in such efforts.

(b)    In connection with and without limiting the foregoing, Purchaser shall with respect to itself, and the Company shall with respect to the Acquired Companies, make or cause to be made any appropriate filings or notifications pursuant to the HSR Act or other applicable Antitrust Laws if determined by Purchaser (after reasonable consultation with the Company) to be necessary, and any appropriate filings, applications, notifications or supporting documentation as required by or advisable with respect to any Gaming Authorities and/or necessary to obtain all Requisite Gaming Approvals, in each case, with respect to the Transactions as promptly as practicable (and in any event no later than (i) fifteen (15) Business Days after Purchaser provides written notice to the Company that it has determined (after reasonable consultation with the Company) that a filing is required under the HSR Act, with respect to any filing required under the HSR Act and (ii) thirty (30) Business Days after the date of this Agreement with respect to initial notifications or submissions to or filings by the Company with the Gaming Authorities, unless otherwise mutually agreed to by Purchaser and the Company). For purposes of the notifications, submissions and filings described in the immediately preceding sentence of this Section 6.5(b), “Business Day” with respect to each shall mean a day, other than a day on which commercial banks in the jurisdiction of the applicable Gaming Authority are authorized or required by Applicable Law to close. Each party will furnish to the other parties such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings, notifications or other submissions and will cooperate in responding to any inquiry from a Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other parties of such inquiry, consulting in advance (and considering in good faith such other party’s views and comments) before making any presentations or submissions to a Governmental Authority and promptly supplying the other parties with copies of all material correspondence, filings (other than licensing or suitability applications submitted to Gaming Authorities) or communications between any party and any Governmental Authority with respect to this Agreement and the Transactions. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing party. To the extent permitted by a Governmental Authority, each party shall permit Representatives of the other parties (or counsel of the other parties on confidential basis in case of sensitive information being deliberated) to participate in material substantive meetings (whether by telephone, videoconference or in person) with such Governmental Authority. Each party shall use its reasonable best efforts and closely collaborate on the timing, strategy and approach to (A) obtain any consents, approvals, authorizations or orders required to be obtained by such party or any of their respective Affiliates under the HSR Act, other applicable Antitrust Laws, as required by or advisable with respect to the Gaming Authorities, (B) avoid the entry of any judgment in any claim asserted in court by any Governmental Authority under any Antitrust Laws or Gaming Laws that would restrain, prevent or delay the Closing or the ability of the Acquired Companies to operate their respective businesses following the Closing as conducted immediately prior to the Closing in all material respects or (C) contest or avoid any action, proceeding or litigation by any Governmental Authority under the HSR Act or other applicable Antitrust Laws or Gaming Laws.

6.6    Efforts

From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each party shall use its commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to the Closing set forth in Article VII.

6.7    Consents

●    . The Company shall use its commercially reasonable efforts to obtain all Consents needed in connection with the consummation of the Transactions that are listed on Schedule 6.7(a), and shall use commercially reasonable efforts to provide all notifications required in connection with the Transactions under the Contracts listed on Schedule 6.7(b).

6.8    Employees.

(a)    For a period of at least twelve (12) months following the Closing Date, each full-time employee of the Acquired Companies as of the Closing Date (the “Company Employees”) shall be entitled to receive, while in the employ of the Acquired Companies or their Affiliates (i) salary or wage rate, as applicable, that is no less favorable than that was provided to such Company Employee immediately prior to the Closing Date pursuant to the terms of the Company Benefit Plans listed on Section 4.15(a) of the Disclosure Schedule, and (ii) other compensation or benefits (excluding any equity compensation, retention or Change of Control Payments) that are substantially equivalent, in the aggregate, to the benefits afforded to such employee immediately prior to the Closing Date. Notwithstanding the foregoing, none of the Acquired Companies, nor any of their Affiliates, shall be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, except to the extent of any obligations of the Acquired Companies that may exist under Applicable Law.

(b)    From and after the Closing Date, Purchaser shall, or shall cause the Acquired Companies to, recognize the prior service with the Acquired Companies of each Company Employee in connection with all employee benefit plans of Purchaser or its Affiliates in which Company Employees are eligible to participate following the Closing Date (the “New Plans”), for purposes of eligibility, vesting, and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits) provided, however, that if there is a Company Benefit Plan comparable to a New Plan, past service credit shall be recognized under the New Plan to the same extent as such credit was recognized prior to the Closing under comparable Company Benefit Plans, except where granting such credit would result in a duplication of benefits. From and after the Closing Date, Purchaser shall, or shall cause the Acquired Companies to (i) use commercially reasonable efforts to, subject in each case to receipt of any required consent of the applicable benefit plan provider, cause any pre-existing condition or other limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Acquired Companies) under the New Plans to be waived with respect to Company Employees and their eligible dependents to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under the corresponding Company Benefit Plan as of the Closing, (ii) use its commercially reasonable efforts to provide each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date (to the same extent such credit would have been given under comparable Company Benefit Plans prior to the Closing), and (iii) assume any continuation coverage obligations related to Company Employees or former employees of the Acquired Companies and their dependents occurring pursuant to Code Section 4980B and applicable state laws having similar purpose.

(c)    In the event Purchaser or its Affiliates cause the Acquired Companies to fail to retain a sufficient number of employees, or fail to provide sufficient compensation and benefits, or effectuate terminations or layoffs after the Closing, in each case, such that there is deemed to be an employment loss or layoff triggering notice requirements and/or liability under the WARN Act, Purchaser shall be responsible for all liabilities and obligations arising under or pursuant to the WARN Act, including any and all damages, fines, penalties, attorneys’ fees and costs thereunder. Purchaser’s liability under this provision includes employees terminated by the Acquired Companies prior to the Closing Date who become entitled to WARN Act notice through aggregation with employees who suffer an employment loss or layoff on the Closing Date or thereafter. Purchaser and its Affiliates shall be solely responsible for any and all liabilities, claims and obligations of any kind arising out of the employment (or termination of employment, whether actual or constructive) of employees arising on and after the Closing Date.

(d)    To the extent any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code (hereafter, “Section 280G”)) of the Acquired Companies (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of or in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) and such payment or benefit would constitute an “excess parachute payment” under Section 280G or would result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company shall, subject to Purchaser’s provision of all information necessary to finalize all calculations and documentation necessary to satisfy the 280G Stockholder approval Requirements and Purchaser’s timely provision of comments pursuant to this provision, (i) no later than three (3) Business Days prior to the Closing Date, obtain a binding written waiver (each, a “Section 280G Waiver”) from each Disqualified Individual of such Disqualified Individual’s right to receive or retain any portion of such parachute payments that exceeds three times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”) and (ii) promptly following the delivery of the Section 280G Waivers but no later than two (2) Business Days prior to the Closing Date, solicit a vote of stockholders in a manner that satisfies the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals who have executed a Section 280G Waiver. The Section 280G Waivers, calculations, disclosure, equityholder consents, and any other documents prepared, issued, distributed, adopted or executed in connection with the implementation of this Section 6.8(d) shall be subject to Purchaser’s prior reasonable review and comment and the Company shall implement any reasonable comments provided by Purchaser no later than five (5) Business Days prior to the Closing Date. To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided to the extent waived in the Section 280G Waivers. Prior to the Closing Date, the Company shall deliver to Purchaser written evidence of satisfaction of the requirements of this Section 6.8(d) or written notice of the nonsatisfaction thereof.

(e)    Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any employee, consultant, director or other service provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such employee, consultant, director or other service provider at any time following the Closing, (ii) constitute an amendment or modification of any Company Benefit Plan, New Plan or other employee benefit plan, (iii) create any third-party rights in any such current or former employee, consultant, director or other service provider (including any beneficiary or dependent thereof), (iv) obligate Purchaser or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Purchaser or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time, or (v) limit or modify the obligations of Purchaser, the Acquired Companies or any of their respective Subsidiaries or Affiliates under Applicable Law or any applicable collective bargaining agreement, works council arrangement or other labor union Contract.

6.9    Directors & Officers Indemnification.

(a)    For a period of six (6) years after the Closing Date, the Acquired Companies will, and Purchaser shall cause the Acquired Companies, as applicable, to, (a) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all past and present directors, officers, employees, and agents of the Acquired Companies (in all of their capacities), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Acquired Companies pursuant to the Organizational Documents of each of them and indemnification agreements in existence on the date of this Agreement that have been provided to Purchaser with any managers, officers, and employees of the Acquired Companies, as applicable, in each case, for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) to the extent that they are based on or arise out of the fact that such person is or was a director or officer, and (b) to the extent permitted by Applicable Law, include and cause to be maintained in effect in the Organizational Documents of the Acquired Companies, as applicable, for a period of six (6) years after the Closing Date, the current provisions as in effect immediately prior to the Closing regarding elimination of liability of directors, indemnification of officers, directors, and employees and advancement of expenses contained in the Organizational Documents of the Acquired Companies, as applicable.

(b)    The obligations of Purchaser and the Acquired Companies following the Closing under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.9 applies without the consent of such affected director or officer.

(c)    In the event Purchaser, the Acquired Companies or any of their respective successors or assigns (i) consolidates with, merges into or amalgamates with any other Person and shall not be the continuing or surviving corporation or Entity in such consolidation, merger or amalgamation or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Acquired Companies, as the case may be, shall assume the obligations of this Section 6.9.

6.10    Change of Control Payments

Purchaser shall cause the Company to complete a special payroll within five (5) Business Days after the Closing Date for the purposes of delivering the Change of Control Payments to the employees of the Acquired Companies entitled to receive a Change of Control Payment. Without limiting the generality of the foregoing, (a) Purchaser shall, and shall cause the Acquired Companies and their respective Representatives to, provide any information or assistance reasonably requested by the applicable payroll company in connection with the distribution of the Change of Control Payments, and (b) in no event shall Purchaser, its Affiliates or any of their respective Representatives interfere with, prevent or seek to prevent, the payment of the Change of Control Payments by the Company.

6.11    Taxes

(a)    Prior to the Closing, the Company shall have prepared and filed, or shall have caused to be prepared and filed, the Company’s and Pala Canada’s U.S. federal and state and non-U.S. income Tax Returns for the taxable year ended December 31, 2021. In the event the Closing occurs after December 31, 2022, the Company shall use commercially reasonable efforts to cause the income Tax Returns of the Company and Pala Canada for the taxable year ended December 31, 2022, to be prepared and filed prior to Closing. If the Closing occurs after December 31, 2022 and, despite such commercially reasonable efforts, the Tax Returns described in the preceding sentence are not filed prior to Closing, such Tax Returns shall be governed by the provisions of Section 6.11(b) as if they were Short-Year Returns. All Tax Returns prepared and filed by the Company as described in this Section 6.11(a) (“Seller Returns”) shall be prepared and filed in a manner consistent with past practice unless otherwise required by Applicable Law. The Company shall deliver to Purchaser copies of all such Seller Returns for review no later than thirty (30) days prior to the due date (including extensions validly obtained) or, if such due date is within thirty (30) days following the date of this Agreement, as promptly as practicable. Purchaser shall have the right to review and comment on such Seller Returns for a period of fifteen (15) days or, if such due date is within fifteen (15) days of delivery of such Seller Return, as promptly as practicable, and the Company shall consider in good faith all comments from Purchaser to such Seller Returns.

(b)    Purchaser shall cause to be prepared the income Tax Returns of the Company for the taxable year of the Company that terminates on the Closing Date (the “Short-Year Returns”), and shall cause to be paid all Taxes shown thereon. The Short-Year Returns shall be prepared and filed in a manner consistent with past practice unless otherwise required by Applicable Law. Purchaser shall deliver to the Holders Representative copies of all such Short-Year Returns for review no later than thirty (30) days prior to the due date (including extensions validly obtained) or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable. Holders Representative shall have the right to review and comment on such Short-Year Returns for a period of fifteen (15) days or, if such due date is within fifteen (15) days of delivery of such Short-Year Returns, as promptly as practicable, and Purchaser shall consider in good faith all comments from Holders Representative to such Short-Year Returns. The Tax Compliance Member shall sign and file, or cause to be filed, all Short-Year Returns when due, and the Holders shall be liable for and shall pay all Taxes shown as due on such Short-Year Returns, except to the extent that such amounts were taken into account in the Final Merger Consideration. Purchaser shall prepare and timely file, or cause to be prepared and timely filed all other Tax Returns of the Acquired Companies, including those that relate to (or include) any Straddle Period (“Straddle Period Returns”). Purchaser shall deliver to the Holders Representative copies of all such Straddle Period Returns that are income Tax Returns for the Holders Representative’s review no later than thirty (30) days prior to the due date (including extensions validly obtained) or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date. Holders Representative shall have the right to review and comment on such Straddle Period Returns for a period of fifteen (15) days or, if such due date is within fifteen (15) days of delivery of such Tax Return, as promptly as practicable, and Purchaser shall consider in good faith all comments from the Holders Representative to such Tax Returns. No later than five (5) Business Days prior to the due date (including extensions validly obtained) of a Straddle Period Return, the Holders shall pay to Purchaser the amount equal to the excess of (i) the portion of Taxes shown as due on such Straddle Period Return that are Pre-Closing Taxes, over (ii) the amount of liability for relevant Taxes taken into account in the Final Merger Consideration, plus the amount of any estimated or other Taxes paid prior to the Closing Date with respect to the applicable Pre-Closing Tax Period in respect of the Taxes shown as due on such Straddle Period Return, to the extent such estimated or other Taxes paid were not treated as a positive asset for purposes of determining the Final Merger Consideration.

(c)    Holders shall be severally liable for all Pre-Closing Taxes, based upon such Holder’s Pro Rata Share. The Holders’ indemnification obligation set forth herein shall remain in full force and effect and survive for a period of thirty (30) days from and after expiration of the relevant statute of limitations (taking into account any waiver or other document extending that period filed by any of the Acquired Companies before the Closing Date, filed after the Closing Date with the prior consent of the Holders Representative not to be unreasonably withheld, conditioned or delayed, or filed after the Closing Date to avoid a threatened arbitrary reassessment). Each of the Company and Purchaser will, unless prohibited by Applicable Law, close the taxable period of the Company as of the end of the day on the Closing Date. In the case of Taxes arising in any taxable period that includes, but does not end on or before, the Closing Date (a “Straddle Period”), the amount of any Taxes based upon the income, sales, margins or receipts and any other similar Taxes, attributable to the portion of the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of property, ad valorem or similar Taxes attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period. Whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Sections 951 and 951A of the Code for a Straddle Period of such controlled foreign corporation, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date.

(d)    After the Closing, the Holders Representative and Purchaser shall cooperate and shall cause their respective Affiliates to cooperate with the Acquired Companies, and with each other, in connection with the preparation of any Tax Return or the preparation for and defense of any Tax audits, Tax disputes or administrative, judicial or other proceedings related to any Taxes or Tax Returns (each, a “Tax Controversy”) of the Acquired Companies. Such cooperation shall include, but is not limited to, the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers of the Acquired Companies and their respective auditors, but excluding records and information that are protected by recognized professional privilege, related to Pre-Closing Tax Periods of the Acquired Companies, which are reasonably relevant to any Tax Returns, claims for refund, or any Tax Controversy.

(e)    If, after the Closing Date, the Acquired Companies, Purchaser or Holders receives any document with respect to the Tax matters of the Acquired Companies that would be expected to be subject to indemnification pursuant to Section 6.11(a), the Party receiving such document shall supply a copy of such document to the potentially affected Party within ten (10) calendar days of receipt; provided, however, that a failure to give such notice as provided herein shall not relieve the Party receiving such document of its obligations under Section 6.11(a) except to the extent that the affected Party is actually and materially prejudiced thereby. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by Applicable Law.

(f)    After the Closing Date, the Holders Representative shall have the right to control, at its expense (on behalf of the Holders from the Holders Representative Expense Account), any Tax Controversies that relate to any Taxes of the Acquired Companies for which Holders may be liable under this Agreement and that relates solely to a taxable year ending on or before the Closing Date, to employ counsel and other advisors of their choice at their expense and to control the conduct of such Tax Controversy; provided, however, that (i) the Holders Representative shall have first notified Purchaser in writing of the Holders Representative’s intention to do so and of the identity of counsel, if any, chosen by the Holders Representative in connection therewith, (ii) Purchaser shall have the right to participate in (but not control) any aspect of such Tax Controversy at Purchaser’s own expense, (iii) the Holders Representative shall provide Purchaser with copies of all correspondence, notices and other written materials received from any Governmental Authority and shall otherwise keep Purchaser and its counsel advised of significant developments in the Tax Controversy and of significant communications involving representatives of the Governmental Authority; and (iv) the Holder’s Representative shall not consent to the settlement or other disposition of such a Tax Controversy without the prior written consent of Purchaser, which shall not to be unreasonably withheld, conditioned or delayed. Subject to the foregoing provisos, the Holders Representative may in its sole discretion and at the expense of the Holders pursue any and all administrative appeals, proceedings, hearing and conferences with any Taxing Authority with respect to such Tax Controversies, and Purchaser agrees to cooperate with the Holders Representative (at the expense of the Holders) to cause the applicable Acquired Company to initiate any claim for refund, file any amended return, or take any other action which is deemed appropriate by the Holders Representative with respect to such Tax Controversies provided such actions do not adversely affect the Acquired Companies and Purchaser is satisfied that such action is reasonable under the circumstances. Any other Tax Controversies, including a Tax Controversy with respect to Taxes for a Straddle Period, shall be controlled by the Purchaser, provided, however, that if Purchaser determines in good faith that such Tax Controversy reasonably could be expected to involve an amount that would be subject to indemnification pursuant to Section 6.11(a), (i) the Holders Representative shall have the right to participate in (but not control) any such Tax Controversy at the Holders’ own expense, (iii) Purchaser shall provide the Holders Representative with copies of all correspondence, notices and other written materials received from any Governmental Authority and shall otherwise keep the Holders Representative and its counsel advised of significant developments in the Tax Controversy and of significant communications involving representatives of the Governmental Authority; and (iii) Purchaser shall not consent to the settlement or other disposition of such a Tax Controversy that would require a payment subject to indemnification pursuant to Section 6.11(a) without the prior written consent of the Holders Representative, which shall not be unreasonably withheld, conditioned or delayed.

(g)    All refunds of Taxes paid or payable by the Acquired Companies (including with respect to any over-payment of estimated Taxes) for any Pre-Closing Tax Period (or of Taxes relating to the portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 6.11(a)), except to the extent any such refunds constitute an Excluded Tax Refund, shall be the property of the Holders. To the extent that Purchaser or any of the Acquired Companies actually realizes a refund that is the property of the Holders, Purchaser shall pay the amount of such refund (without interest, other than interest received from the applicable Taxing Authority), net of any expenses (including Taxes) with respect thereto or incurred in connection therewith, to the Holders by wire transfer of immediately available funds in accordance with their Pro Rata Share. The amount due to the Holders shall be payable twenty (20) days after receipt of the refund from the applicable Taxing Authority. If any amount of refund paid pursuant to this Section 6.11(g) shall subsequently be challenged successfully by any Taxing Authority, the Holders shall repay Purchaser or the Acquired Company, as applicable, such amount, together with any interest, penalties or other additions to Tax imposed thereon and any reasonable out-of-pocket costs incurred by Purchaser or the Acquired Company, as applicable, with respect to such challenge.

(h)    Purchaser shall not, in each case without the prior written consent of the Holders Representative (such consent not to be unreasonably withheld, conditioned or delayed), (i) amend or permit the amendment of any Tax Return of the Acquired Companies for a Pre-Closing Tax Period, (ii) waive or permit to be waived any limitations period with respect to such Tax Returns, (iii) make or permit to be made any Tax election (other than an election under Sections 338(g) and 6226 of the Code) with respect to the Acquired Companies that has retroactive effect to any Pre-Closing Tax Period, or (iv) take any action outside the ordinary course of business on the Closing Date, in each case, to the extent such action would result in an indemnification obligation of Holders with respect to Taxes under this Agreement or materially increase the Tax liability of the Holders.

(i)    The parties agree that the Company shall be entitled to make a “push out” election pursuant to Section 6226 of the Code (and any corresponding applicable provisions of state and local laws) for all Pre-Closing Tax Periods (including the year in which the Closing occurs) and that the parties shall cooperate to effect any such election.

(j)    Any Tax sharing arrangement entered into by the Holders or any Affiliate of Holders, on the one hand, and any Acquired Company, on the other hand, shall be terminated as to each Acquired Company on or prior to the Closing, and after the Closing no Acquired Company shall have any liability thereunder.

(k)    Any sales or transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses (“Transfer Taxes”) incurred by Purchaser, the Company or any other party in connection with the Transactions shall be borne by Purchaser.

6.12    Expenses

Except as otherwise specifically provided herein, all expenses relating to the Transactions shall be borne by and paid by the party incurring such expense, whether or not the Transaction is consummated; provided, however, that (a) the fees and expenses of the Independent Accountants, if applicable, shall be paid or reimbursed in accordance with Section 2.9, (b) the fees and expenses of the Escrow Agent shall be borne equally by Purchaser and the Holders, (c) the fees and expenses of the Paying Agent shall be borne by Purchaser, (d) the filing fees required under the HSR Act or otherwise required to be paid to any Antitrust Authority in connection with the Transactions shall be borne by Purchaser, (e) all filing fees required to be paid to any Gaming Authority shall be borne by Purchaser, and (f) the R&W Insurance Costs shall be borne 100% by Purchaser.

6.13    R&W Insurance Policy

If Purchaser or any of its Affiliates procures a representation and warranty insurance policy (or other similar policy) (a “R&W Policy”), then (a) the R&W Insurance Costs of such R&W Policy shall be borne by Purchaser in accordance with Section 6.12, (b) Purchaser shall cause such R&W Policy to expressly include (i) a waiver by the R&W Policy insurer (the “R&W Insurer”) of any and all subrogation rights against the Holders, except in the event of fraud by any Holder, any of its Affiliates or any of their respective officers, directors and employees; and (ii) Purchaser will have no obligation to pursue any claim against the Holders and (c) simultaneous with the Closing, Purchaser shall deliver to Holders Representative an accurate and complete copy of the binder agreement, dated as of the Closing Date (the “Binder Agreement”), by and between Purchaser and the R&W Insurer, reflecting the binding of coverage for the R&W Policy. Purchaser shall cause each insured party under any such R&W Policy not to waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised, in each case in a manner that is materially adverse to the Holders without the prior written consent of the Holders Representative. The Company shall reasonably cooperate with Purchaser with respect to Purchaser’s procurement of any such R&W Policy. Notwithstanding anything to the contrary in this Agreement, Purchaser’s failure to procure and/or bind coverage for an R&W Policy as of the Closing Date shall have no effect on the provisions limiting the liability of the Acquired Companies and Holders under this Agreement (including, for the avoidance of doubt, under Section 10.1).

6.14    Cash on Hand

Notwithstanding anything set forth in this Agreement to the contrary, prior to the Closing, the Company shall be permitted to, and to cause the Acquired Companies to, use cash on hand to pay the Company Transaction Expenses.

6.15    Use of Name

From and after the Closing until the twenty (20) year anniversary thereof, Purchaser shall have an exclusive, worldwide, royalty free, sublicensable license to use the “NJPalaCasino.com” brand with respect to operations of the Acquired Companies in the State of New Jersey.

6.16    Restricted Accounts

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(a)    The Company shall, at the Closing (or such other day or time as may be mutually agreed by Purchaser and the Company), deliver to Purchaser an accounting (the “Accounting”) of the aggregate amount of funds contained in each Restricted Account. The Accounting shall be conducted in accordance with the policies, procedures and methodologies mutually agreed to by the Parties acting reasonably and in good faith and consistent with the past practices of the Acquired Companies.

(b)    The Company shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to cooperate with Purchaser to ensure that immediately following the Closing, Purchaser shall have access to and control over any Restricted Account.

6.17    Reorganization and Transactions Steps

Notwithstanding anything in this Agreement to the contrary, but subject to Article VI, the parties agree to effect the Reorganization, including that (a) Seller will acquire the Pala Canada Shares from the Company in exchange for the Promissory Note, (b) Canadian AcquisitionCo will acquire from Seller the Pala Canada Shares in exchange for the Share Purchase Consideration, (c) Seller will repay the Promissory Note with cash received from the sale of the Pala Canada Shares, (d) the Company shall redeem a portion of each Unitholder’s Interests in exchange for a pro-rata portion of the Pala Redemption Amount, (e) the Company will enter into the Warrant Cancellation Agreement and pay the Warrant Cancellation Payment to the Warrantholder, and (f) Merger Sub will merge with and into the Company and the remaining Interests of each Unitholder will be exchanged for a pro-rata portion of the Final Merger Consideration.

6.18    Public Announcements

No party shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the Transactions without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Purchaser and any Affiliate of Purchaser may, without the prior consent of the other parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in Purchaser’s opinion under Applicable Laws, including any stock exchange rules and regulations.

6.19    Cooperation

After the Closing, upon the request of Purchaser, the Holders shall (a) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect the Merger, in accordance with the terms of this Agreement, and (b) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transactions or to the operation of the Business before the Closing Date.

6.20    Waiver of Right of First Refusal

Each of PBMI and any other Holder that has not executed that certain ROFR Waiver as of the date hereof hereby waives such Holder’s right to assert the right of first refusal in connection with the Transactions under Section 7.5 of the Operating Agreement and any claims that such Holder may now or hereafter have against the Company or any other Holder pursuant to the Operating Agreement in connection with the Transactions.

6.21    Intercompany Contribution

Prior to the Reorganization, the Company and Pala Canada shall enter into a contribution agreement (the “Intercompany Contribution Agreement”) whereby the Company shall contribute to Pala Canada the intercompany receivable owed to the Company in exchange for, and as full satisfaction thereof, the issuance by Pala Canada to the Company of additional Equity Securities of Pala Canada (such contribution, the “Intercompany Contribution”).

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions to Obligations of Each Party to Effect the Transactions

The respective obligations of each party to effect the Transactions shall be subject to the satisfaction or waiver (to the extent legally permitted) at or prior to the Closing of the following condition:

(a)    No Injunction. No Governmental Authority of competent jurisdiction shall have issued any order, injunction or decree, in each case not related to Antitrust Laws, that is in effect, and no law unrelated to Antitrust Laws shall have been enacted or promulgated, that renders the Merger illegal, or prohibits, enjoins, restrains or otherwise prevents the Merger.

(b)    HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

(c)    Gaming Approvals. All Requisite Gaming Approvals shall have been obtained and in full force and effect.

(d)    Reorganization and Transactions Step Plan. All of the transactions contemplated by the Reorganization and Transactions Step Plan shall have been completed.

7.2    Conditions to Purchaser’s Obligation to Effect the Transactions

The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a)    Representations and Warranties. Each of the representations and warranties of the Company and Seller contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties) as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a Material Adverse Effect. Each of the Fundamental Representations of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b)    Covenants. The Company shall have performed in all material respects all of the agreements and covenants to be performed or complied with by the Company on or prior to the Closing Date.

(c)    No MAE. No event has had a Material Adverse Effect since the Effective Date.

(d)    Deliveries. The Company shall have delivered to Purchaser all of the documents, agreements and instruments set forth in Section 2.11(a).

7.3    Conditions to the Company’s Obligation to Effect the Transaction

The obligations of the Company to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company in writing:

(a)    Representations, Warranties and Covenants. The representations and warranties made by Purchaser and Merger Sub in Article V shall be true and correct in all respects, except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser to perform its obligations under this Agreement and to consummate the Transactions, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b)    Covenants. Purchaser shall have duly performed or complied in all material respects with all covenants to be performed or complied with by Purchaser on or prior to the Closing Date.

(c)    Deliveries. Purchaser shall have delivered to the Company all of the documents and agreements set forth in Section 2.11(b).

ARTICLE VIII

TERMINATION

8.1    Termination

This Agreement may be terminated and the Transaction contemplated hereby abandoned at any time prior to the Closing:

(a)    by the mutual written consent of Purchaser and the Company;

(b)    by either Purchaser, on the one hand, or the Company, on the other hand, by written notice to other, if the Closing has not occurred on or before September 28, 2022 (the “Outside Date”); provided, however, that if all of the conditions to the Closing contained in Article VII have been satisfied or waived (to the extent legally permissible) by the applicable party on the day immediately preceding the Outside Date (other than the conditions set forth in Section 7.1(b), Section 7.1(c) and those conditions that by their nature are to be satisfied by actions taken at the Closing), then Purchaser or the Company may elect by delivery of written notice thereof to the other party to extend the Outside Date by an additional six (6) month period (for an aggregate total of twelve (12) months from the Effective Date) (the “Extended Outside Date”); provided further, however, that if all of the conditions to the Closing contained in Article VII have been satisfied or waived (to the extent legally permissible) by the applicable party on the day immediately preceding the Extended Outside Date (other than the conditions set forth in Section 7.1(b), Section 7.1(c) and those conditions that by their nature are to be satisfied by actions taken at the Closing), then Purchaser or the Company may elect by delivery of written notice thereof to the other party to extend the Extended Outside Date by an additional three (3) month period (for an aggregate total of fifteen (15) months from the Effective Date) (the “Further Extended Outside Date”); provided further, however, that if the Pennsylvania Gaming Control Board has not entered an order approving the Company for an Interactive Gaming Operating License and a Sports Wagering Operator License by the seven (7) month anniversary of the Effective Date (the “PA Operator Licenses Deadline”), then the Further Extended Outside Date will be extended by one (1) additional day for each additional day that it takes to obtain the order from the Pennsylvania Gaming Control Board beyond the PA Operator Licenses Deadline; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if such party is in default or breach, in any material respect, of this Agreement or if such party’s failure to satisfy any covenant, obligation or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c)    by either Purchaser, on the one hand, or the Company, on the other hand, by written notice to the other, if any Governmental Authority of competent jurisdiction shall have issued any order, injunction or decree permanently enjoining, restraining or prohibiting the Merger, or any Applicable Law shall have been enacted or promulgated that renders the Merger illegal, or prohibits, enjoins, restrains or otherwise prevents the Merger, and such order, injunction, or decree or Applicable Law shall have become final and non-appealable, if applicable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not be in breach, in any material respects, of its obligations under Section 6.3;

(d)    by written notice by Purchaser to the Company if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.2(a) or Section 7.2(b) would not be satisfied (a “Terminating Company Breach”); provided, however, that (i) Purchaser shall have delivered to the Company a written notice of termination (“Termination Notice”) specifying in reasonable detail the specific provisions in this Agreement that were breached and the Company’s actions (or inactions) that caused the breach and (ii) if such Terminating Company Breach is curable by the Company, then, for a period of up to the earlier of the Business Day immediately preceding the Outside Date and thirty (30) Business Days after receipt by the Company of a Termination Notice, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement so as to prevent the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) from being satisfied; or

(e)    by written notice by the Company to Purchaser if Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 7.3(a) or Section 7.3(b) would not be satisfied (a “Terminating Purchaser Breach”); provided, however, that, (i) the Purchaser shall have delivered to Purchaser a written Termination Notice specifying in reasonable detail the specific provisions in this Agreement that were breached and Purchaser’s actions (or inactions) that caused the breach and (ii) if any such Terminating Purchaser Breach is curable by Purchaser, then, for a period of up to the earlier of the Business Day immediately preceding the Outside Date and thirty (30) Business Days after receipt by Purchaser of the Termination Notice, but only as long as Purchaser continues to exercise such reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the Company has breached or failed to perform any of their representations, warranties, covenants or agreements contained in this Agreement so as to prevent the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied.

8.2    Effect of Termination

(a)    If this Agreement is terminated in accordance with Section 8.1, then this Agreement shall become null and void and of no further force and effect and there shall be no liability on the part of any Party or any of its Affiliates, managers, directors, officers, shareholders, partners, members or Representatives, except that (i) the provisions of Section 4.25, Section 5.6, Section 6.12, Section 6.18, this Article VIII, Article IX and Article X and (ii) the Confidentiality Agreement, shall survive termination; provided, however, that nothing herein shall relieve any party from liability for Fraud, intentional misrepresentation or willful breach of this Agreement.

(b)    In the event of the termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(c) at a time when all of the conditions set forth in Section 7.1 and Section 7.2, other than the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(c) and those conditions that by their nature are to be satisfied by actions taken at the Closing, has been satisfied, and, with respect to Section 7.1(a), the order, injunction, decree or law, as applicable, prohibiting, enjoining, restraining or otherwise preventing the Merger is issued pursuant to or relates to any Antitrust Laws, then, in each case, Purchaser shall pay a termination fee of $8,500,000 plus, if and when Company receives the PA Operating Licenses, an amount equal to 50% of the PA Operating Licenses Fee in cash (the “Termination Fee”); provided, however, that if all of the conditions set forth in Section 7.1 and Section 7.2, other than the condition set forth in Section 7.1(c), have been satisfied, and the condition set forth in Section 7.1(c) has not been satisfied as a result of (i) the Company’s failure to obtain the PA Operator Licenses, or (ii) an Acquired Company’s action or failure to act, other than at the written direction or with the written consent of Purchaser or as a result of an obligation set forth in this Agreement, which primarily results in the failure to obtain a Requisite Gaming Approval by the Outside Date, the Extended Outside Date or the Further Extended Outside Date, as applicable, then Purchaser shall have no obligation to pay the Termination Fee. Purchaser shall pay, or cause to be paid, the Termination Fee, if applicable, at the direction of the Company, by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement under the circumstances described in clauses (i), (ii), or (iii) of the immediately preceding sentence, as applicable. In no event shall Purchaser be required to pay more than one (1) Termination Fee. The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 8.2(b), the payment of the Termination Fee shall be the sole and exclusive remedy of the Company and its subsidiaries, the Holders, affiliates, officers, directors, employees and Representatives against Purchaser and its Affiliates and its and its Affiliates’ stockholders, officers, directors, employees and Representatives, for, and in no event will the Company or its Affiliates or Representatives seek to recover any other money damages or seek any other remedy based on a claim in law or equity, including, with respect to, (I) any loss suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated, (II) the termination of this Agreement, (III) any liabilities or obligations arising under this Agreement or (IV) any claims or actions arising out of or relating to this Agreement, and upon payment to the Company of the Termination Fee, none of Purchaser, its Affiliates, or Representatives, and their respective Affiliates’, stockholders, officers, directors, employees and Representatives shall have any further liability or obligation to the Company relating to or arising out of this Agreement, the Transaction Documents, the Merger or the transactions contemplated hereby, and in no event shall Purchaser be liable for any amount in excess of the amount of the Termination Fee. Upon the payment by Purchaser to the Company of the Termination Fee, neither Purchaser nor any of its Affiliates shall have any further liability of any kind, whether at law or in equity, in tort or in contract or otherwise, in connection with the Merger, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

(c)    Purchaser and the Company acknowledge and agree that the agreements contained in Section 8.2(b) are an integral part of the Transactions contemplated hereby, and that, without those agreements, the Company would not enter into this Agreement.

ARTICLE IX

HOLDERS REPRESENTATIVE

9.1    Designation

Each of the Holders appoints, by execution of its Letter of Transmittal and adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, Shareholders Representative Services LLC to serve as the Holders Representative as of the Closing for all purposes in connection with this Agreement and any related agreements. By signing this Agreement in the capacity of the Holders Representative, Shareholders Representative Services LLC hereby accepts such appointment as the Holders Representative as of the Closing.

9.2    Authority

Each Holder, by the execution of its Letter of Transmittal (effective as of the Closing), hereby irrevocably appoints the Holders Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Holder for all purposes in connection with this Agreement and any related agreements. Each Holder grants the Holders Representative the full and exclusive power and authority to represent and bind such Holder with respect to all matters related to, arising under or pursuant to the express duties of the Holders Representative under this Agreement, the Escrow Agreement and any related agreements (including the taking by the Holders Representative of any and all actions and the making of any decisions required or permitted to be taken on such Holder’s behalf), including (a) to bring, defend and/or resolve any claim made or threatened pursuant to Section 2.9 or Section 6.11, (b) to negotiate, settle, adjust or compromise any such claims (including to consent to the payment of funds from the Escrow Accounts to Purchaser), bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims, (c) to act on behalf of such Holder in any dispute, claim, litigation or arbitration that in the judgment of the Holders Representative may result in a claim pursuant to Section 2.9 or Section 6.11, (d) to act on behalf of such Holder in connection with the matters contemplated by Section 2.9, (e) to use reasonable efforts to enforce and protect the rights and interests of Holders arising out of or under or in any manner relating to this Agreement and the Transactions, and (f) to take all actions necessary in the judgment of the Holders Representative for the accomplishment of the foregoing, including, subject to Section 9.6, to agree, on behalf of Holder, to the amendment, modification or waiver of the provisions of this Agreement. A decision, act, consent or instruction of the Holders Representative as to any of the foregoing matters shall constitute a decision of all Holders and shall be final, binding and conclusive on each Holder. Purchaser may rely, without independent investigation, upon such decision, act, consent or instruction of the Holders Representative as being the decision, act, consent or instruction of every Holder. EACH HOLDER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE HOLDERS REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY HOLDER.

9.3    Exculpation

The Holders Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its fraud, gross negligence or willful misconduct. The Holders Representative shall not be liable for any action or omission pursuant to the advice of counsel.

9.4    Sharing

The Holders shall indemnify the Holders Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Holders Representative, the Holders Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Holders Representative from (a) the funds in the Holders Representative Expense Account and (b) any other funds that become payable to the Holders under this Agreement at such time as such amounts would otherwise be distributable to the Holders; provided, that while the Holders Representative may be paid from the aforementioned sources of funds, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holders Representative be required to advance its own funds on behalf of the Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holders Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holders Representative or the termination of this Agreement. Each Holder hereby irrevocably agrees be bound by all actions taken by the Holders Representative in its capacity as such within the scope of the Holders Representative’s duties under this Article IX.

9.5    Certain Limitations

Notwithstanding anything in this Agreement to the contrary, the Holders Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by Holders, without the prior written consent of the Advisory Committee (as defined in that certain Engagement Letter entered into by and among the Holders Representative and certain of Holders); or (b) adversely and disproportionately (in relation to the other Holders) affects the rights or obligations of any Holder under this Agreement, without the prior consent of such affected Holder.

9.6    Successor Representative

Upon the disqualification (or resignation) of the Holders Representative, a successor Holders Representative shall be promptly appointed (and in no event later than fifteen (15) days after any such disqualification or resignation) by Holders who, together, were entitled to a majority of the Net Closing Payment at the Closing who shall succeed the Holders Representative as the “Holders Representative” hereunder and under the Escrow Agreement.

9.7    Holders Representative Expense Amount

Upon the Closing, Purchaser shall wire to the Holders Representative the Holders Representative Expense Amount in accordance with Section 2.11(b)(iv), which shall be held by the Holders Representative in a segregated client account (the “Holders Representative Expense Account”) and shall be used for the purposes of paying directly or reimbursing the Holders Representative for any expenses incurred by the Holders Representative. The Holders will not receive any interest or earnings on the Holders Representative Expense Amount and irrevocably transfer and assign to the Holders Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holders Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Holders acknowledge that the Holders Representative is not providing any investment supervision, recommendations or advice. The Holders Representative shall have no responsibility or liability for any loss of principal of the Holders Representative Expense Account other than as a result of its gross negligence, actual fraud or willful misconduct. As soon as practicable following the release in full of the Adjustment Escrow Amount, the Holders Representative shall disburse the balance of the Holders Representative Expense Account to the Paying Agent for further distribution to the Holders in accordance with their respective Pro Rata Share. For U.S. federal income Tax purposes, the Holders Representative Expense Amount will be treated as having been received and voluntarily set aside by Holders at the time of the Closing.

9.8    Limitation on Liability of Holders Representative

Notwithstanding anything contained herein to the contrary and without limiting anything set forth in Section 9.2, no Person serving as the Holders Representative shall have any liability in such capacity to Purchaser whatsoever (including any direct liability, vicarious liability, or liability that Purchaser could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Holders Representative, including any liability arising out of performance under this Agreement or any Transaction Document.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1    Non-survival

This Article X and those covenants and agreements set forth in this Agreement and any other Transaction Document that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing. All other representations, warranties, covenants and agreements in this Agreement and any Transaction Document (including, without limitation, the warranties in Article III and Article IV, the covenants set forth in Section 6.1 and the certificates delivered pursuant to Section 7.2(c)) shall not survive the Closing; provided, however, that the provisions of this sentence will not, however, prevent or limit a cause of action arising from any Fraud by the Company or any Holder.

10.2    Acknowledgement of No Other Representations and Warranties.

(a)    EACH PURCHASER COMPANY HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE ACQUIRED COMPANIES, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF THE ACQUIRED COMPANIES FOR SUCH PURPOSE.

(b)    In connection with each Purchaser Companies’ investigation of the Acquired Companies, the Holders and the Business, the Purchaser Companies have received from or on behalf of the Holders and the Acquired Companies certain estimates, forecasts, plans and financial projections. Each Purchaser Company acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, and that each Purchaser Company is familiar with such uncertainties. Each Purchaser Company acknowledges and agrees that the Holders and the Acquired Companies make no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions) other than the representations and warranties set forth in Article III and Article IV of this Agreement or in any Transaction Document to which the Holders and/or the Acquired Companies are a party.

(c)    Each Purchaser Company acknowledges and agrees that neither the Holders nor the Acquired Companies shall have or be subject to any Liability to any Purchaser Company or any other Person resulting from the distribution to any Purchaser Company, or such Purchaser Company’s use or reliance on, any such information or any information, documents or material made available to such Purchaser Company in any “data rooms,” “virtual data rooms,” management presentations, confidential information memorandums, or in any other form in expectation of, or in connection with, the Transactions, except to the extent expressly set forth in the representations and warranties set forth in Article III and Article IV of this Agreement or in the Transaction Documents to which the Holders or the Acquired Companies are a party.

(d)    EACH PURCHASER COMPANY ACKNOWLEDGES AND AGREES THAT NONE OF THE HOLDERS OR ACQUIRED COMPANIES NOR ANY OF THEIR REPRESENTATIVES IS MAKING ANY REPRESENTATIONS OR WARRANTIES, AND NONE OF THE PURCHASER COMPANIES IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES, IN EACH CASE, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT. EACH HOLDER AND ACQUIRED COMPANY ACKNOWLEDGES AND AGREES THAT NONE OF THE PURCHASER COMPANIES NOR ANY OF THEIR REPRESENTATIVES ARE MAKING ANY REPRESENTATIONS OR WARRANTIES, AND NEITHER THE HOLDERS NOR THE ACQUIRED COMPANIES ARE RELYING ON ANY REPRESENTATIONS OR WARRANTIES, IN EACH CASE, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER COMPANIES SET FORTH IN ARTICLE V OF THIS AGREEMENT.

10.3    Disclosure Schedule

Each section of the Disclosure Schedule (including any supplement thereto) qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure is reasonably apparent on the face of such disclosure to be applicable to such other representation or warranty. The Disclosure Schedule (including any supplement thereto) is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Acquired Companies, except as and to the extent expressly provided in this Agreement. Inclusion of information in the Disclosure Schedule (including any supplement thereto) shall not be construed as an admission of liability with respect to a third party or that such information is material to the Acquired Companies or their respective assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule (including any supplement thereto) shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement. Capitalized terms used but not defined in the Disclosure Schedule (including any supplement thereto) shall have the same meanings given them in this Agreement.

10.4    Interpretation

None of this Agreement or the Transaction Documents or any uncertainty or ambiguity herein or therein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsperson, and this Agreement and the Transaction Documents have been reviewed, negotiated and accepted by all parties and their attorneys, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the Transaction Documents. Unless the context shall otherwise require, words using the singular or plural number shall also include the plural or singular number, respectively. The words “include,” “includes” and “including” herein or in any Transaction Document shall be deemed to be followed by the phrase “without limitation,” and the word “or” shall include the meaning “either or both.” Unless the context shall otherwise require, any reference herein or in any Transaction Document to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Unless the context otherwise provides, all pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires. All references in this Agreement to “Section,” “Subsection” or “Article” (or similar references) shall be deemed to be references to a section, subsection or article of this Agreement unless the context otherwise requires. The table of contents and the captions and other headings contained in this Agreement or any Transaction Document as to the contents of particular Articles, Sections, Subsections, paragraphs or other subdivisions contained herein or therein have been included for convenience of reference only and shall not, in any way, be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement or any Transaction Document.

10.5    Further Assurances

Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

10.6    No Third-Party Beneficiaries

The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person (other than the parties and such successors and assigns) any legal or equitable or third-party beneficiary rights hereunder, other than (a) Section 6.9, which shall be for the benefit of the officers and directors referenced therein, (b) Section 10.16, which shall be for the benefit of Brownstein, (c) Section 10.17, which shall be for the benefit of the Acquired Companies Released Parties, each of which is hereby intended to be an express third party beneficiary thereof and have the right to enforce such provision directly in the event of a breach thereof. Without limiting the generality of the foregoing, no employee of the Acquired Companies shall have any rights as an employee under this Agreement or any other related agreement(s) to which he or she is not personally a party. Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment, or is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement. The parties further agree that the rights of third party beneficiaries under Section 6.9, Section 10.16 and Section 10.17 shall not arise unless and until the Closing occurs.

10.7    Notices.

(a)    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or received as follows: (i) if delivered in person, when delivered, (ii) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (iii) if sent by a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, or (iv) if sent by facsimile or e-mail on a day other than a Business day or after 5:00 p.m. on a Business Day with confirmation of receipt, on the following Business Day, (v) if sent by facsimile, e-mail or other customary means of electronic communications on a Business day, when transmitted and receipt is confirmed; provided that such notices, requests, demands and other communications are delivered to the address set forth below (or such other address as any party shall notify to the other parties in accordance with this Section 10.7):

If to the Company:

Pala Interactive, LLC

PMB 40 35008 Pala Temecula Road

Pala, California 92059

Attention: James Ryan

E-mail: jim.ryan@palainteractive.com

with a copy to (which shall not constitute notice):

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street

Suite 2200

Denver, Colorado 80202

Attention: Elizabeth D. Paulsen

E-mail: epaulsen@bhfs.com

If to the Holders Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy to (which shall not constitute notice):

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street

Suite 2200

Denver, Colorado 80202

Attention: Elizabeth D. Paulsen

E-mail: epaulsen@bhfs.com

If to Purchaser or Merger Sub:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, 9th Floor

Las Vegas, Nevada 89163

Attention: Josh Hirsberg; Uri Clinton

E-mail: JoshHirsberg@boydgaming.com;

UriClinton@boydgaming.com

with copy to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94115

Attention: Brandon Parris and Jeffrey Washenko

Fax: (415) 268-7522

E-mail: BParris@mofo.com

JWashenko@mofo.com

(b)    All notices, requests, instructions or documents given to any party in accordance with this Section 10.7 shall be deemed to have been given on the date of mailing or transmission, whether delivered by hand, by overnight courier service, or by facsimile, with confirmation of receipt on such date.

(c)    Any party may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 10.7.

10.8    Entire Agreement

This Agreement, the schedules, the exhibits and the Transaction Documents, including the Confidentiality Agreement, constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements by or among the parties, or any of them, relating to the subject matter of this Agreement.

10.9    Modifications, Amendments and Waivers

This Agreement and any Transaction Documents cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

10.10    Successors and Assigns

This Agreement cannot be assigned by any party without the prior written consent of the other parties and any assignment in violation of this Section 10.10 shall be null and void; provided that Purchaser may assign this Agreement and any Transaction Document (a) to Affiliates of Purchaser or (b) following the Closing, in connection with any merger, sale of Purchaser’s assets or similar corporate transaction, including a sale or transfer of the Company, its assets, or a significant portion thereof.

10.11    Governing Law; Venue; Dispute Resolution; Limited Waivers of Sovereign Immunity

(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.

(b)    Except to the extent contemplated in Section 2.9, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding for specific performance in accordance with Section 10.13) shall be brought or otherwise commenced in the in the federal district court located in New Castle County, Delaware. Each party:

(i)    expressly and irrevocably consents and submits to the exclusive jurisdiction of the federal district court located in New Castle County, Delaware (and each appellate court located in New Castle County, Delaware) in connection with any such Proceeding;

(ii)    agrees that the federal district court located in New Castle County, Delaware shall be deemed to be a convenient forum; and

(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the federal district court located in New Castle County, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)    EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT

(d)    The Company acknowledges, asserts and agrees that it is not an instrumentality of the Pala Tribe and does not, as a matter of law enjoy sovereign immunity from suit or legal action. Nevertheless, in the interest of ensuring that this Agreement is legally enforceable, consistent with the intent of the Company, the Company agrees to waive any claim it may have to sovereign immunity in relation to this Agreement. Accordingly in the event of any dispute arising from or related to this Agreement, whether brought in arbitration or other alternative dispute resolution forum, or in any court proceeding between any of the parties and the Company, the Company will not assert application of any Tribal Laws or Tribal Authority, or any sovereign immunity defense as provided in this Section 10.11.

(e)    In furtherance of the foregoing, the Company, a Delaware limited liability company in which the Pala Tribe holds an equity interest, hereby expressly, irrevocably and unconditionally waives, and agrees not to assert any sovereign immunity it and/or any sovereign immunity enjoyed by or that any of its Affiliates may have (and any and all defenses based thereon) from any Proceeding or any legal process related thereto with respect to any matters related in any way to any claim, controversy, dispute or disagreement between the Company on the one hand and any of the other parties on the other hand or for the purposes of (i) enforcing this Agreement, including in connection with compelling any arbitration, (ii) enforcing any arbitration or court award, (iii) seeking a temporary restraining order or other immediate injunctive relief, or (iv) seeking equitable or injunctive relief. The waivers, consents and agreement set forth in this Section 10.11 are made by the Company on behalf of itself and its Affiliates.

(f)    The Company hereby expressly, irrevocably and unconditionally waives any application of the doctrine of exhaustion of tribal remedies, abstention or any similar rule of comity with respect to the Pala Tribe or any tribal court and agree that it will not present any affirmative defense based on any such doctrine.

10.12    Severability

The provisions of this Agreement will be deemed severable and the invalidity, illegality or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, be determined to be invalid, illegal or unenforceable, (a) such invalid, illegal or unenforceable provisions shall be deemed severed herefrom and a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity, illegality or unenforceability, nor will such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.13    Specific Performance

Each party agrees that irreparable harm, for which there will be no adequate remedy at law and for which the ascertainment of monetary damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party accordingly agrees that the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the provisions of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

10.14    Counterparts; Exchanges by Electronic Delivery

This Agreement may be executed in any number of counterparts, and by the different parties in separate counterparts, each of which when delivered shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

10.15    Attorneys’ Fees, Costs and Expenses

In any Proceeding to enforce the terms of this Agreement or the other documents executed in connection herewith, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses incurred in connection with such enforcement Proceeding.

10.16    Conflicts; Waiver; Provision Respecting Legal Representation.

(a)    Each party acknowledges that Holders and the Acquired Companies are the clients of Brownstein Hyatt Farber Schreck, LLP (“Brownstein”) in connection with this Agreement and the Transactions, as well as other past and on-going matters. After the Closing, it is possible that Brownstein will represent the Holders Representative, Holders (either individually or through the Holders Representative) and their respective Affiliates (individually and collectively, the “Represented Group”) in connection with any claims made pursuant to, or a dispute arising under, this Agreement (a “Dispute”). Purchaser hereby agrees (on its own behalf and on behalf of its Affiliates (including those acquired or formed after the date of this Agreement) (individually and collectively, the “Purchaser Group”)), that Brownstein (or any successor) may represent the Represented Group in the future in connection with any Dispute. Brownstein (or any successor) may serve as counsel to the Represented Group or Representative or Affiliate of the Represented Group, in connection with any Dispute and Purchaser hereby consents thereto and waives (on its own behalf and on behalf of any other member of the Purchaser Group) any conflict of interest arising therefrom (including any direct conflict) and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Purchaser acknowledges (on its own behalf and on behalf of the other members of the Purchaser Group) that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel.

(b)    Purchaser acknowledges and agrees that Brownstein has obtained confidential information of the Acquired Companies (the “Company Confidential Information”) in connection with its representation of the Acquired Companies in the Transactions. The Company Confidential Information includes all communications, whether written or electronic, including any communications between Brownstein and the Acquired Companies and their respective Representatives and Affiliates, all files, attorney notes, drafts or other documents primarily relating to this Agreement and the Transactions which predate the Closing (collectively, the “Brownstein Attorney Client Communications”). In the event of a Dispute, to the extent that any Company Confidential Information is in Brownstein’s possession as of the Closing Date, such Company Confidential Information may be used on behalf of the Holders Representative in connection with such Dispute at the sole discretion of the Holders Representative. In any Dispute, Purchaser waives (on its own behalf and on behalf of the other members of the Purchaser Group) the right to present any Brownstein Attorney Client Communications as evidence in any action arising out of or related to any Dispute. Purchaser acknowledges that the Represented Group and Brownstein are the sole holders of the attorney-client privilege with respect to the Brownstein Attorney Client Communications and Purchaser waives (on its own behalf and on behalf of the other members of the Purchaser Group) the right to access any Brownstein Attorney Client Communications. To the extent that the Brownstein Attorney Client Communications constitute property of the client, following the Closing, only the Represented Group shall hold such right and Brownstein shall have no duty whatsoever to reveal or disclose any such Brownstein Attorney Client Communications to the Acquired Companies or any member of the Purchaser Group by reason of the attorney-client relationship between Brownstein and the Acquired Companies, or otherwise. Purchaser hereby consents (on its own behalf and on behalf of the other members of the Purchaser Group) to the disclosure and use by Brownstein for the benefit of Holders and the Holders Representative of any Company Confidential Information disclosed to it by the Acquired Companies (including by their respective Representatives and Affiliates) prior to the Closing Date. Purchaser further agrees (on its own behalf and on behalf of the other members of the Purchaser Group) that, as to all Brownstein Attorney Client Communications and communications between Brownstein, on the one hand, and the Represented Group or the Acquired Companies (or their respective Representatives and Affiliates) that relate to this Agreement and the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Holders Representative and may be controlled by the Holders Representative and shall not pass to or be claimed by Purchaser or the Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Acquired Companies and a third Person other than a party to this Agreement after the Closing, none of the Acquired Companies may assert the attorney-client privilege to prevent disclosure of Brownstein Attorney Client Communications or confidential communications by Brownstein to such third Person; provided, however, that none of the Acquired Companies may waive such privilege without the prior written consent of Brownstein, which consent shall not be unreasonably withheld, conditioned or delayed.

10.17    Release

Effective as of the Closing, each Holder, on behalf of itself, its Affiliates (other than the Acquired Companies), Representatives, members, stockholders, equity holders, partners, or any heir, executor, administrator, successor or assign of any of the foregoing successors and assigns and any other Person claiming by, through or under any of the foregoing (collectively, the “Holder Releasing Parties”), hereby fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, the Acquired Companies, Purchaser and its Affiliates and each of their respective officers, directors, partners, managers, employees and Representatives (collectively, the “Acquired Companies Released Parties”) from any and all claims, judgments, demands, damages, Proceedings, causes of action, Liabilities, rights, costs, losses, expenses or compensation, of whatsoever kind or nature, whether at law or in equity (whether based in Contract, tort, contribution or otherwise), that such Holder Releasing Parties has, will or might have in each case arising out of anything done, omitted, suffered or to be done by, or relating to, the Acquired Companies Released Parties on or prior to the Closing, in each case, whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown (collectively, the “Holder Released Claims”); provided, that, notwithstanding the foregoing, the Holder Released Claims shall not include (a) any rights or claims under this Agreement, the Transactions or the Transaction Documents or claims to enforce this Agreement, the Transactions or the Transaction Documents, (b) accrued and unpaid salary, benefits, expense reimbursements or similar matters relating to the compensation of such Person pursuant to the employment of such Holder by an Acquired Company prior to the Closing, (c) if (and only if) Holder is an officer or director of any Acquired Company, any rights, if any, with respect to any directors’ and officers’ liability insurance policy maintained by the Acquired Companies, or to any indemnification, exculpation or advancement of expenses from the Company (including, without limitation, any rights under Section 6.9). This is a full and final release, and such Holder expressly waives any and all provisions, rights and benefits conferred by any legal requirement of any state or territory (including, without limitation, the Commonwealth of Puerto Rico) of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil Code section 1542 itself, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

PURCHASER BOYD INTERACTIVE GAMING, INC. By: /s/ Keith Smith Name: Keith Smith Title: President
MERGER SUB BOYD PHOENIX ACQUISITION, LLC By: /s/ Keith Smith Name: Keith Smith Title: President
CANADIAN ACQUISITIONCO BOYD PHOENIX CANADA INC. By: /s/ Keith Smith Name: Keith Smith Title: President

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by it or on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

COMPANY PALA INTERACTIVE, LLC By: /s/ Robert Smith Name: Robert Smith Title: Chairman
SELLER PALA CANADA HOLDINGS, LLC By: /s/ James Ryan Name: James Ryan Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by it or on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

HOLDERS REPRESENTATIVE SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holders Representative By: /s/ Sam Riffe Name: Sam Riffe Title: Managing Directors